UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Take-Two Interactive Software, Inc.

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July 28, 2014

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Take-Two Interactive Software, Inc., that will be held on September 16, 2014, at 8:30 a.m. local time at the Trump SoHo hotel, 246 Spring Street, Hudson Square Room, 3rd Floor, New York, New York 10013.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about August 4, 2014, we expect to begin mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online; however, shareholders of record will receive a copy of the Proxy Statement and Annual Report by mail instead of receiving the Notice of Internet Availability of Proxy Materials. The Proxy Statement and Notice of Internet Availability of Proxy Materials contain instructions on how you can receive a paper copy of the Proxy Statement and Annual Report if you only received a Notice of Internet Availability of Proxy Materials by mail.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting of Shareholders and Proxy Statement, we urge you to cast your vote via the Internet or, if you received a proxy card, complete, sign, date and return the proxy card in the envelope provided or follow the instructions for voting by telephone that may be included therein. If the address on the Notice of Internet Availability of Proxy Materials or the accompanying material is incorrect, please advise our Transfer Agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219.

We hope to see you at the meeting and appreciate your continued support.

Sincerely,

Strauss Zelnick

Chairman and Chief

Executive Officer

Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, USA

tel 646.536.2842     fax 646.536.2926     www.take2games.com

TAKE-TWO INTERACTIVE SOFTWARE, INC.

622 Broadway

New York, New York 10012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 16, 2014

To the Shareholders of TAKE-TWO INTERACTIVE SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting (the “Annual Meeting”) of Shareholders of Take-Two Interactive Software, Inc. (the “Company”) will be held on September 16, 2014, at 8:30 a.m. local time at the Trump SoHo hotel, 246 Spring Street, Hudson Square Room, 3rd Floor, New York, New York 10013, to consider and vote upon the following:

1.	Election of six directors;

2.	Approval of certain amendments to the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan, including an increase in the available shares reserved thereunder, and the re-approval of the performance goals specified therein;

3.	Approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement;

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015; and

5.	Other business that may properly come before the Annual Meeting or any adjournment thereof.

Your Board of Directors believes that the election of the nominated directors, the approval of certain amendments to the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan and the re-approval of the performance goals specified therein, the approval of the compensation of the named executive officers and the ratification of the appointment of Ernst & Young LLP are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of these proposals.

Only shareholders of record at the close of business on July 25, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Linda Zabriskie

Corporate Secretary

July 28, 2014

Your vote is very important, regardless of the number of shares you own. Please read the attached proxy statement carefully and complete and submit your proxy card via the Internet or telephone (as instructed on your proxy card) or sign and date your paper proxy card as promptly as possible and return it in the enclosed envelope.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

622 Broadway

New York, New York 10012

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 16, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Take-Two Interactive Software, Inc. (the “Company” or “Take-Two”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on September 16, 2014 at 8:30 a.m. local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The Company expects to either mail or provide notice and electronic delivery of this Proxy Statement and the enclosed form of proxy to shareholders on or about August 4, 2014.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. A proxy may be revoked by the shareholder of record at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

The address of the principal executive offices of the Company is 622 Broadway, New York, New York 10012, and its telephone number is (646) 536-2842.

The rules of the Securities and Exchange Commission (“SEC”) require us to notify all shareholders, including those shareholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on September 16, 2014

Our Proxy Statement and 2014 Annual Report to Shareholders are available at

http://www.proxyvote.com

ELECTION OF DIRECTORS

(Proposal 1)

All members of our Board of Directors stand for election on an annual basis, and at the Annual Meeting six directors will be elected to hold office for a term expiring at the 2015 Annual Meeting of Shareholders. The Board of Directors, upon the recommendation of the Corporate Governance Committee, has nominated the individuals named below. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

Our six nominees include five independent, outside directors who as a group have extensive and diverse management and subject matter experience and knowledge that is critical to the Company. The nominees include Susan Tolson, a former executive and portfolio manager at Capital Group, who joined the Board in March 2014 after being identified and recommended for appointment by the Corporate Governance Committee. The average director tenure is six years, and the average age of our Board members is 56.

At the Annual Meeting, the proxies given by shareholders will be voted individually for the election, as directors of the Company, of the persons named herein, unless a proxy card specifies that it is not to be voted in favor of a nominee for director. If any of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as may be designated by the Board of Directors. Each of the persons named herein has indicated to the Board of Directors that he or she will be available to serve as a director of the Company.

Policy on Majority Voting for Directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from the individual’s election than votes “for” such election promptly shall tender the individual’s resignation to the Corporate Governance Committee following certification of the shareholder vote. The Corporate Governance Committee promptly will consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offered resignation. The Board of Directors will act on the Corporate Governance Committee’s recommendation within 90 days following the date of the Annual Meeting. Thereafter, the Board of Directors promptly will disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the SEC. Any director tendering a resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or action of the Board of Directors regarding whether or not to accept the resignation offer. Abstentions and broker non-votes with respect to a director’s election will not be counted as votes “withheld” for purposes of this policy.

The Board of Directors recommends that shareholders vote FOR the election of the nominees named below.

Robert A. Bowman Independent Director Chair: Audit Committee Age: 59 Director since: April 2007 Beneficial owner of 109,161 shares

Mr. Bowman is President and Chief Executive Officer of Major League Baseball Advanced Media, L.P. (“MLB Advanced Media”), which manages the interactive and Internet rights for Major League Baseball, a position he has held since 2000.

Prior executive roles: Before joining MLB Advanced Media, Mr. Bowman was President and Chief Operations Officer of ITT Corporation from 1995 through 2000, where he previously served as Chief Financial Officer from 1991 through 1995. Mr. Bowman served as the Treasurer of the State of Michigan from 1983 through 1990, overseeing its fiscal policy, tax collections and the state’s pension fund.

Other boards: Mr. Bowman serves as President of the Michigan Education Trust (the state’s pre-paid tuition grant program). Mr. Bowman serves as a director of ViaSat Inc., an internet and communications service provider, and Vince Holding Corp., a diversified apparel company. Mr. Bowman served as a Director of Blockbuster, Inc. from 2003 to 2010, The Warnaco Group, Inc. from 2004 to 2013, and World Wrestling Entertainment, Inc. from 2003 to 2008.

Key experience and qualifications: Mr. Bowman brings relevant subject matter expertise from his role at MLB Advanced Media as well as from current and past board service at other companies. He brings strong business operations experience, and financial expertise as a former large company CFO, as well as financial and investment perspective from his tenure as Treasurer of the State of Michigan.

Michael Dornemann

Lead Independent Director

Chair: Executive Committee

Member: Audit, Compensation and Corporate Governance Committees

Age: 68

Director since: March 2007

Beneficial owner of 33,382 shares

Mr. Dornemann is an entertainment and marketing executive with more than 30 years of management consulting, corporate development, strategic advisory and media experience. Prior to 2001, Mr. Dornemann was an executive board member of Bertelsmann AG for 16 years and Chairman and Chief Executive Officer of Bertelsmann Entertainment (music and television division, BMG and RTL Group). Before that, he held positions with IBM and Boston Consulting Group.

Other boards: Since 2001, Mr. Dornemann has served on several boards and currently serves as Chairman of Jet Set AG, a worldwide fashion company based in Switzerland; Vice-Chairman of Access Worldwide Communications; and as a director of Columbia Music Entertainment (CME) of Japan.

Key experience and qualifications: Mr. Dornemann’s highly relevant leadership, management, marketing and consulting experience, including his role as Chief Executive Officer of Bertelsmann Entertainment, strongly qualifies him to provide effective leadership to the independent directors, and to contribute to all aspects of Board discussion and operations, including strong oversight of our management agreement with ZelnickMedia Corporation (“ZelnickMedia”). His accomplished history of service with fashion and entertainment companies, including as an outside director, provides an unusual level of insight into both our business and our governance.

J Moses Independent Director Chair: Corporate Governance Committee Member: Compensation Committee Age: 55 Director since: March 2007 Beneficial owner of 98,522 shares

Mr. Moses is a media executive with more than 30 years of experience in the television, radio, publishing, video game and digital media industries. Mr. Moses is currently a consultant in the media industry in Southeast Asia and the United States and is the Founder and current President of Bagooba, a social media start up.

Prior executive roles: From October 1998 through July 2009, Mr. Moses was the Chief Executive Officer of UGO Networks, Inc., an online publisher delivering information and entertainment for gamers. Mr. Moses, who co-founded UGO Networks, managed the sale of that company to the Hearst Corporation in August 2007. Prior thereto, Mr. Moses served as President of MTV Russia and oversaw the launch of MTV Networks in Russia in 1998. Mr. Moses also served as the President of BMG Interactive from 1992 to 1995, the former multimedia and new technologies division of BMG Entertainment.

Other boards: Mr. Moses serves on advisory boards to Simulmedia, Inc. and Flow Corp.

Key experience and qualifications: Mr. Moses provides insight based on vast media experience and leadership history, including his roles as CEO of UGO Networks, President of MTV Russia and President of BMG Interactive, and his deep understanding of the interactive entertainment industry and its opportunities.

Michael Sheresky Independent Director Chair: Compensation Committee Member: Corporate Governance Committee and Executive Committee Age: 46 Director since: March 2007 Beneficial owner of 66,036 shares

Mr. Sheresky is a motion picture talent agent at United Talent Agency. In this role since June 2009, he is responsible for structuring projects and deals in the areas of motion picture and television development, production, and distribution.

Prior professional roles: From 1992 through 1995, and then from 1997 through May 2009, Mr. Sheresky held a number of positions at the William Morris Agency, a talent agency, most recently Senior Vice President in its Motion Picture Department. During that time, he represented authors, journalists, screenwriters, directors, producers and actors in the motion picture and television businesses.

Key experience and qualifications: Mr. Sheresky’s entertainment experience as a talent agent is an important asset to the Board of Directors, including his particularly strong insight into the development and compensation of creative talent and of management.

Susan Tolson Independent Director Member: Audit Committee Age: 52 Director since: March 2014 Beneficial owner of 2,500 shares

Ms. Tolson is a financial executive with more than 20 years’ experience in the financial services industry. Ms. Tolson worked at Capital Research and Management Company and Capital Research Company, subsidiaries of The Capital Group Companies, Inc., from 1990 to 2010. She served in various capacities, including Senior Vice President and Portfolio Manager. Before joining Capital Research, Ms. Tolson was an Investment Officer at Aetna Investment Management Company, making private investments in media and entertainment companies.

Other boards: Ms. Tolson is a director of Groupe Lagardère (a global company operating in media, entertainment, sports and retail) and Worldline E-Payments Services (which focuses in e-payment transactional services). She also serves as a board member and audit committee member of the American Cinémathèque, a nonprofit cultural organization. She was a trustee and member of the business affairs committee of The American University of Paris until March 2013, where she served on the investment committee.

Key experience and qualifications: Ms. Tolson brings to the Board of Directors significant experience in entertainment and financial/investment matters from her previous positions, together with her existing current service as a director of both for profit and nonprofit organizations.

Strauss Zelnick Chairman and CEO Member: Executive Committee Age: 57 Director since: March 2007 Beneficial owner of 2,102,934 shares

Mr. Zelnick has been Chairman of the Company since March 2007, Executive Chairman of the Company since February 2008 and Chief Executive Officer of the Company since January 2011. Mr. Zelnick also is a partner in ZelnickMedia. Mr. Zelnick serves as Executive Chairman and Chief Executive Officer of the Company pursuant to the terms of the 2014 Management Agreement between the Company and ZelnickMedia. See “Certain Relationships and Related Transactions—Management Agreement.”

Prior executive roles: Mr. Zelnick served as Executive Chairman of Direct Holdings Worldwide, Inc., the parent company of Time Life and Lillian Vernon, until the company was sold to Reader’s Digest on March 2, 2007. Prior to forming ZelnickMedia, Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a $4.7 billion music and entertainment company with more than 200 record labels and operations in 54 countries. Mr. Zelnick’s appointment as President and Chief Executive Officer of BMG Entertainment followed his tenure as President and Chief Executive Officer of BMG’s North American business unit from 1994 through 1998. Before joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a leading producer and distributor of interactive game software. Prior to that, he spent four years as President and Chief Operating Officer of 20th Century Fox, where he managed all aspects of its worldwide motion picture and distribution business. Previously, he spent three years at Vestron Inc. as a senior executive, and rose to become President and Chief Operating Officer. Mr. Zelnick also served as Vice President, International Sales, Television for Columbia Pictures.

Other boards: Mr. Zelnick currently serves as a board member of Starwood Property Trust, Inc., a public company. He also serves as non-executive Chairman of ITN Networks, and as a member of the boards of directors of Alloy, Inc. and Naylor LLC, all privately-held companies. Mr. Zelnick serves as Chairman of the Entertainment Software Association. Mr. Zelnick is also an associate member of the National Academy of Recording Arts and Sciences and served on the board of directors of the Recording Industry Association of America and the Motion Picture Association of America.

Key experience and qualifications: Mr. Zelnick provides the Company’s Board of Directors with valuable insight in organization and management obtained from his experiences, including acting as Chairman and Chief Executive Officer of the Company.

Other Executive Officers

Each of the following executive officers, who are not also directors, will serve in such capacity until the next Annual Meeting of Shareholders or until earlier termination or removal from office.

Lainie Goldstein, age 46, has been Chief Financial Officer of the Company since June 2007. Ms. Goldstein also oversees Investor Relations. Prior to June 2007, Ms. Goldstein served as the Company’s Senior Vice President of Finance beginning in November 2003.

Ms. Goldstein has over 20 years of financial and business experience in the software, entertainment, retail and apparel industries, including more than 13 years overseeing the finance functions of publicly traded companies. Before joining the Company in November 2003, Ms. Goldstein spent seven years in various finance positions with Nautica Enterprises, Inc., an apparel company, most recently as Vice President, Finance and Business Development. Ms. Goldstein is a certified public accountant, and, from 1990 until joining Nautica Enterprises, Inc., held positions in the audit and reorganization departments at Grant Thornton LLP.

Karl Slatoff, age 44, became President of the Company in May 2013 and served as Chief Operating Officer of the Company from October 2010 through April 2013. From February 2008 to October 2010, Mr. Slatoff served as an Executive Vice President of the Company. Mr. Slatoff also is a partner in ZelnickMedia and serves as a director of Cannella Response Television, LLC.

Prior to joining ZelnickMedia in 2001, Mr. Slatoff served as Vice President, New Media for BMG Entertainment, where he was responsible for guiding BMG’s online digital strategies, including the development of commercial digital distribution initiatives and new business models for the sale and syndication of online content. From 1994 to 1996, Mr. Slatoff worked in strategic planning at the Walt Disney Company, where he focused on the consumer products, studio and broadcast divisions, as well as several initiatives in the educational, publishing and new media sectors. From 1992 to 1994, Mr. Slatoff worked in the corporate finance and mergers and acquisitions units at Lehman Brothers where he focused on the consumer products and retail/merchandising industries.

Meetings of Directors. The Board of Directors holds regularly scheduled meetings during the year and holds additional meetings as necessary or desirable. During the fiscal year ended March 31, 2014 (“fiscal 2014”), the Board of Directors held fifteen (15) meetings. Each of the incumbent directors attended at least 75% in the aggregate of all meetings of the Board of Directors and committees on which the individual served for the period of his or her service in the fiscal year.

Independent Directors. The Board of Directors has determined that Messrs. Bowman, Dornemann, Moses and Sheresky and Ms. Tolson are “independent” directors as defined under the rules of The NASDAQ Stock Market. During fiscal 2014 the independent directors met in executive session (outside the presence of management) on six occasions.

Board Structure. The Board of Directors is led by Mr. Zelnick in his role as Executive Chairman. Mr. Zelnick is also the Chief Executive Officer. The Board also has designated a Lead Independent Director position to complement the Executive Chairman’s role, and to serve as the principal liaison between the independent directors and the Executive Chairman. Mr. Dornemann serves as Lead Independent Director, which is described further below.

The Board of Directors regularly reviews its leadership structure. The Board has concluded that its leadership structure is the appropriate structure for the Company at this time. Specifically, the Board of Directors has determined that in light of the Company’s clear strategy and the strength of its overall governance practices, a combined Chairman/CEO role will more effectively unify the Board and management around the specific initiatives to support the Company’s strategy. The Board of Directors continues to evaluate Mr. Zelnick annually in each of his roles, and has retained the discretion to separate the Chairman/CEO roles at any time if the Board believes it would better serve the interests of the Company. The Board of Directors has also concluded that its Lead Independent Director position effectively balances any potential risk of concentration of authority that may exist with a combined Chairman/CEO position.

Lead Independent Director. The Lead Independent Director is responsible for presiding at all Board of Directors meetings at which the Chairman of the Board of Directors is not present, convening regular and special meetings of the independent directors, developing the agenda for executive sessions of the independent directors and working with the Chairman to develop the agenda for meetings of the full Board, coordinating feedback to the Chairman on behalf of the independent directors, and coordinating with the General Counsel of the Company to respond to shareholders who have addressed a communication to the independent directors. The Lead Independent Director meets separately with one or more of the Chief Executive Officer, the President, the Chief Financial Officer and the General Counsel approximately bi-weekly to discuss the business strategy of the Company in greater detail and provide additional guidance to such members of management. These meetings enable the Lead Independent Director to gain a deeper understanding of any matters being handled by management which should be brought to the attention of the entire Board of Directors or a committee thereof, as well as an opportunity to obtain additional information on any matters which the Lead Independent Director believes may otherwise be of interest to the other directors and to provide advice to the other directors regarding such matters. The Lead Independent Director generally attends the meetings of the Audit Committee, Compensation Committee and Corporate Governance Committee. Finally, the Lead Independent Director is responsible for handling any matters concerning an actual or potential conflict of interest involving any other director. Mr. Dornemann serves as the Lead Independent Director and was designated by the Board of Directors as the Chairman of the Executive Committee.

Board Committees. The Board of Directors has three standing committees entirely comprised of independent directors, a Compensation Committee, a Corporate Governance Committee and an Audit Committee, each of which is governed by a written charter. The Board of Directors also has a standing Executive Committee, currently comprised of Messrs. Dornemann (Chair), Sheresky and Zelnick, which is also governed by a written charter. These written charters and the Company’s Code of Business Conduct and Ethics are posted on the Company’s website at www.take2games.com and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

From time to time, the Board may form a special committee for a particular purpose. In fiscal 2014, the Board appointed a temporary special committee, composed only of independent directors, to lead the negotiation of a new management agreement with ZelnickMedia. The committee was comprised of Messrs. Sheresky, Dornemann, Icahn (through November 26, 2013 when he left the board), and Moses, who replaced Mr. Icahn.

Compensation Committee. The Company has established a Compensation Committee of the Board of Directors, currently consisting of Messrs. Sheresky (Chair), Dornemann and Moses, each of whom is an independent director under NASDAQ’s Rule 5605, a “non-employee director” as defined under the SEC rules and an “outside director” as defined under Section 162(m) of the Internal Revenue Code (the “Code”). The function of the Compensation Committee, among other roles, is to review the compensation policies and procedures of the Company, evaluate and approve the executive officers’ compensation and make recommendations to the Board of Directors regarding executive compensation. The Compensation Committee held six meetings during fiscal 2014.

Corporate Governance Committee. The Company has established a Corporate Governance Committee, currently comprised of Messrs. Moses (Chair), Dornemann and Sheresky. This committee is responsible, among other things, for creating and maintaining overall corporate governance policies for the Company and identifying, screening and recruiting director candidates for the Board of Directors. The Corporate Governance Committee held eight meetings during fiscal 2014.

The Corporate Governance Committee will consider nominees recommended by shareholders, provided that the recommendation contains sufficient information for the committee to assess the suitability of the candidate. Candidates recommended by shareholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive.

When selecting directors, the Board of Directors reviews and considers many factors, including experience, business understanding, achievement, available time, diversity, skills and independence. It also will consider ethical standards, integrity and any conflict of interest. It considers recommendations primarily from shareholders of the Company and from members of the Board of Directors and management. The Corporate Governance Committee conducts interviews with candidates who meet the criteria of the Board of Directors, and has full discretion in considering its nominations to the Board of Directors. The Board of Directors adopted Corporate Governance Guidelines, which include criteria to assess the suitability of candidates for the Board of Directors. These Corporate Governance Guidelines are posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

A shareholder wishing to nominate a candidate for election to the Board of Directors at the Company’s Annual Meeting of Shareholders to be held in 2015 is required to give written notice of an intention to make such a nomination between May 19, 2015 and June 18, 2015. Such notice should be addressed to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: Investor Relations.

The notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information specific to the recommended candidate that is relevant to a determination of whether the recommended candidate would be considered independent under the applicable rules of The NASDAQ Stock Market. A nomination that does not comply with these requirements will not be considered.

Audit Committee. The Company has established an Audit Committee of the Board of Directors, currently comprised of Messrs. Bowman (Chair) and Dornemann and Ms. Tolson. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. In addition, the Audit Committee assists the Board of Directors in its review and oversight of the Company’s key investment objectives, strategies and policies. The Board of Directors has determined that Mr. Bowman and Ms. Tolson each qualify as an “audit committee financial expert” under federal securities laws. The Audit Committee held six meetings during fiscal 2014.

Risk Oversight. The Board of Directors exercises direct oversight of strategic risks to the Company. The Audit Committee reviews the Company’s policies for risk assessment and risk management relating to financial reporting and internal controls and assesses steps management has taken to control such risks and exposures. The Compensation Committee oversees risks relating to compensation programs and policies. See “Risk Assessment of Overall Compensation Program.” The Governance Committee oversees operational risk relating to insurance, legal, digital and physical security. In each case management periodically reports to our Board or to the relevant committee, which provides guidance on risk appetite, assessment, and mitigation. Each committee charged with risk oversight reports to our Board on those matters.

Code of Business Conduct and Ethics. The Company has adopted a written Code of Business Conduct and Ethics that applies to directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller and any person performing similar functions. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct. The Company has adopted a written Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct that applies to directors of the Company. A copy of the Conflict of Interest Guidelines for Directors / Directors’ Code of Conduct is posted on the Company’s website at “www.take2games.com” and can be accessed by clicking on “Corporate,” then “Corporate Governance,” then “Highlights.”

Attendance at Shareholder Meetings. The Board of Directors has adopted a policy whereby director nominees are strongly encouraged to attend the Company’s annual meeting of shareholders. All five of our incumbent director nominees who were directors on the date of the last annual meeting of the Company’s shareholders in September 2013 attended that annual meeting.

AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

AND THE RE-APPROVAL OF THE PERFORMANCE GOALS SPECIFIED THEREIN

(Proposal 2)

EXECUTIVE SUMMARY OF PROPOSAL

Summary of Proposal:	To increase the share reserve under our 2009 Stock Incentive Plan by 5,000,000 shares of common stock and to expand the class of eligible participants to include all consultants. In addition, we seek re-approval of performance goals specified in the Plan (as defined below) for purposes of Section 162(m) of the Code.

Number of Shares Available for Grant:	836,382 as of June 30, 2014

Number of Shares Subject to Outstanding Unvested RSUs:	5,035,765 as of June 30, 2014

Number of Total Shares of Common Stock Outstanding:	83,194,099 as of June 30, 2014

Uses of Equity Compensation:

•    Equity is an essential tool to attract and retain highly-skilled creative talent, and it aligns the interests of creative employees with shareholders.

•    Our creative employees at our wholly-owned labels drive our business, are critical to our continued success, and help us build shareholder value.

•    Almost two-thirds of our employees work in our development studios and have technical capabilities to develop software titles for multiple platforms.

•    In fiscal 2014, 90% of equity awards were used to retain key creative talent.

•    On March 10, 2014, the Board reached a new management agreement with ZelnickMedia (the “2014 Management Agreement”), pursuant to which ZelnickMedia received a restricted share unit grant on April 1, 2014.

•    If this grant to ZelnickMedia in fiscal 2015 were added to the fiscal 2014 awards chart above, the percentage of awards to employees of our Rockstar Games and 2K labels would be 84%, ZelnickMedia grants would represent 7%, and grants to others including non-ZelnickMedia NEOs and directors would be 9%.

•    Two-thirds of equity grants to our internal non-ZelnickMedia NEOs, and more than half of the equity grants to ZelnickMedia, are performance-based.

Burn Rate:

•    In 2011, the Board made a commitment to limit the burn rate associated with our equity granting to an average of 7.26% over a three-year period (counting each restricted share unit as 2.5 times an option share).

•    In fiscal 2014, the Board made certain one-time special restricted unit grants to creative talent within the Company as part of long-term agreements that enabled the Company to secure key creative talent for an extended period. These grants were distributed broadly throughout the creative team. The opportunity to reach this agreement with critical talent within the Company was not foreseen at the time the Board made the burn rate commitment in 2011.

•    The Board determined that the fiscal 2014 grants to creative employees were critical to maintaining the creative industry leadership the Company has established, and which is a driver of sustained company performance and is a major factor in future shareholder value creation. These special grants caused us to exceed the 2011 burn rate commitment.

•    Inclusive of these special grants, our three-year average annual equity burn rate for the period ending March 31, 2014 was 12.35% (counting each restricted share unit as 2.5 times an option share); on a straight one-on-one basis, our average three-year burn rate was 4.94%. If these special grants were excluded from our burn rate calculation, we would have complied with the three-year average burn rate commitment as our three-year average burn rate, excluding special grants to creative talent in fiscal 2014, would have been 6.58%.

•    These creative talent grants may be settled in cash or equity. To date, the Board has determined shareholder value is best served by settling the grants in shares.

•    We also have moved to a more conservative share counting methodology that has depleted our reserve of shares available for grant.

•    We seek to manage our burn rate, and expect the present request for additional Plan shares to cover approximately two years of equity usage, for grants for fiscal 2014 performance and projected to be made for fiscal 2015 performance.

•    Given the broad use of equity incentives, the Board is sensitive to overall share dilution. This is among the reasons we actively re-purchase shares, and during fiscal 2014 our total shares outstanding decreased due to share repurchases.

• We actively manage our equity-based compensation to balance retaining talented employees and limiting annual shareholder dilution by, among other things, staggering the vesting of equity awards:

Fiscal Year	Shares Granted	Shares Vested
Fiscal 2012	2,970,000	2,439,000
Fiscal 2013	4,581,000	1,867,000
Fiscal 2014	8,035,000	3,863,000

Certain Plan Highlights:	• Limits on awards to individual participants • No evergreen provision for share reserve • Conservative share counting provisions

•    No repricing of stock options without shareholder approval

•    No discounted stock options or SARs

•    Clawback provisions included

•    Non-liberal change in control provisions

•    No automatic grants

•    New double trigger acceleration of equity vesting on a change of control for future grants

•    Dividends on future performance-based awards do not vest and are not paid until the performance award is earned and vested.

At the Annual Meeting, the Company’s shareholders will be asked to approve certain amendments to the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan (as amended, the “Plan”). The amendments were approved unanimously by the Board of Directors at its meeting on July 23, 2014. We propose to:

1.	Increase the available shares reserved under the Plan by 5,000,000 shares;
2.	To expand the class of eligible participants to include all consultants; and
3.	To re-approve the performance goals under the Plan for purposes of Section 162(m) of the Code so that certain awards granted under the Plan may continue to qualify as performance-based compensation under Section 162(m) of the Code.

No other changes to the Plan that are subject to shareholder approval are contemplated by the proposed amendments to the Plan. In July 2014, the Board amended certain other elements of the Plan that did not require shareholder approval, including to: provide that dividends on performance-based awards will not vest and will not be paid until the performance award is earned and vests; change the “single trigger” change in control provision to a “double trigger” provision, requiring both a change of control and separation of employment for acceleration of equity awards granted in the future; and to specifically provide that awards under the Plan are subject to the Company’s clawback policy.

Approved by shareholders in 2009, the Plan is designed to enable the Company to offer eligible employees, consultants and non-employee directors stock-based incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders.

Amendment to Add 5 Million Shares to the Plan

The amendments to the Plan include increasing the number of shares issuable under the Plan by 5,000,000 shares. This increase is warranted due to a number of factors: significant equity awards that were granted in fiscal 2014 in connection with the Company’s agreements to retain and incentivize key creative talent on a long-term basis; a change in the manner in which the Company counts shares available for grant under the Plan; and additional incentive awards the Company has made or anticipates making, which management believes would be best settled in common stock to most closely align the interests of shareholders, management, and Company employees.

More specifically:

•

In fiscal 2014, the Company negotiated long-term agreements with key creative talent that significantly enhanced the retention of these employees. In connection with these agreements to secure its key creative talent for the long-term, the Company issued special one-time grants in an aggregate amount of 5,854,650 restricted units that vest over an extended period. During fiscal 2014, 90% of all equity awards were made in connection with long-term retention of key creative talent.

•

After fiscal 2014, the Compensation Committee reviewed the manner in which it counts shares available for grant under the Plan. Previously, grants of certain restricted units have been deemed to reduce the number of available shares when they vest and are settled in shares of common stock. However, the Committee has now determined that from fiscal year 2015 forward, such restricted units will be deemed to reduce the number of shares available under the Plan immediately upon grant. As a result, 4,351,379 restricted units that were granted in fiscal year 2014 but have not yet vested have now been deducted from the Company’s count of available shares under the Plan. The number of shares described in our Form 10-K for fiscal 2014 as available for grant under the Plan as of March 31, 2014 was 4,693,544; as a result of this change we now consider the number of shares available for grant as of March 31, 2014 to be 373,715. As of June 30, 2014, due primarily to forfeitures of awards, we now consider the number of shares available for grant to be 836,382.

•

During fiscal year 2015, the Company anticipates issuing additional equity to our employees as retention and performance incentive awards. See “—Future Plan Awards.” On the April 1, 2014 effective date of the 2014 Management Agreement, the Company granted to ZelnickMedia certain restricted units that may be settled in cash or, upon approval of the Company’s shareholders (described below), in common stock (See “Certain Relationships and Related Transactions—Management Agreement—Restricted Unit Awards, —Time-Based Award, and —Performance-Based Award”).

•

The ability of the Company to issue new equity awards under the Plan to employees during fiscal 2015 and to settle the restricted unit awards that were issued to ZelnickMedia during fiscal 2015 (“ZelnickMedia Grants”) in shares is conditioned upon shareholder approval of the amendments to the Plan. In particular, we must obtain shareholder approval to increase the number of shares available to grant under the Plan; otherwise the Plan will not have sufficient capacity and the Company will be required to settle such grants in cash. We must also obtain shareholder approval to include all consultants, including those that are entities, as eligible participants under the Plan, as discussed below, to enable the ZelnickMedia Grants to be settled in common stock. (See “—Amendment to Expand Class of Eligible Participants.”)

As of June 30, 2014, there were 836,382 shares available for grant under the Plan. If shareholders do not approve the amendments to the Plan, the amendments will not take effect, but the Company may continue to grant awards under the Plan in accordance with the current terms and conditions to the extent that shares become available for grant in the future (generally as a result of cancellation, expiration or termination of awards, as discussed below). However, as noted above, the Company does not anticipate that sufficient shares will be available for significant long-term stock-based incentive grants to employees if the amendments are not approved by the Company’s shareholders.

Amendment to Expand Class of Eligible Participants

The amendments to the Plan include an expansion of the class of eligible participants in the Plan to include all consultants, including those that are entities. Consultants who are natural persons are currently permitted to participate in the Plan. The Board of Directors believes that there are significant benefits to the Company and our shareholders by aligning the performance incentives of certain of the Company’s consultants, whether individuals or entities, with those of our employees, non-employee directors and shareholders. Including consultants that are entities as eligible participants in the Plan accomplishes this alignment. In addition, under the 2014 Management Agreement, the Company is required to obtain shareholder approval of this amendment in order to have the right to elect to settle the restricted units granted on April 1, 2014 to ZelnickMedia in shares of the common stock issued pursuant to the Plan. If the Proposal is not approved, the restricted units granted to ZelnickMedia will be settled solely in cash.

Burn Rate Disclosure

As disclosed in our Proxy Statement for the 2013 Annual Meeting, in order to address potential shareholder concerns regarding the number of options, stock appreciation rights (“SARs”) or other stock awards granted in a given year, the Board committed to our shareholders that during the three-year period ending on March 31, 2014, it would not grant shares subject to options, SARs or other stock awards to Plan participants at an average rate greater than 7.26% of the weighted-average number of shares of our common stock that we believed would be outstanding over such three-year period. For purposes of calculating the Company’s compliance with this commitment, the Company’s burn rate is generally calculated by dividing the total number of shares granted in a given fiscal year, divided by the weighted-average number of shares of common stock outstanding for such year. In addition, for purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, stock awards are counted as equivalent to 2.5 option shares, and awards that may be settled in cash or shares of common stock are counted as stock awards, notwithstanding that they may eventually be settled in cash.

While we have worked to actively manage our share usage of common stock available for equity-based compensation each year to maintain an acceptable burn rate, and have historically been in compliance with our burn rate commitments, the Company in fiscal 2014 made certain one-time special incentive grants to retain and incentivize key creative talent for an extended period. These grants resulted in the Company exceeding the burn rate commitment, with a three-year average annual equity burn rate of 12.35% (counting each restricted unit as 2.5 times an option share). These special grants to retain and incentivize key creative talent, which may be settled in cash or in shares of common stock at the Company’s election, are counted as stock awards for purposes of calculating burn rate. The Company’s excess burn rate is wholly attributable to these grants, and if such were to be excluded from our burn rate calculation, we would have a compliant three-year average annual equity burn rate of 6.58%.

The fiscal 2014 burn rate exceeds levels the Board of Directors anticipated. However, the Board believed that the opportunity to lock up key creative talent for an extended period was of paramount importance to long-term shareholder value. The Board is committed to managing potential dilution and to optimizing the use of equity in employee compensation to maximize long-term shareholder value. Burn rate and equity dilution calculations for fiscal 2014 were also impacted by the significant share repurchases we completed this year. Through share repurchases, we reduced our overall number of shares outstanding, which resulted in a higher burn rate and dilution calculation than if we had not repurchased shares and our number of shares outstanding remained constant.

In early fiscal 2015, the Compensation Committee moved to a more conservative share counting methodology that has effectively depleted our reserve of shares available for grant, based on this new methodology. We expect the shares requested in this proposal to cover approximately two years of grants, including settlement in shares of units granted for fiscal 2014 performance and anticipated to be granted for fiscal 2015 performance.

Alignment of the Plan with the Interests of the Company and Shareholders

More generally, use of equity to retain and motivate the Company’s key creative talent is critical to the Company’s long-term goals. Affording the Company’s employees, consultants and non-employee directors the benefits of the Plan serves the following critical interests of the Company and its shareholders:

•

Allows us to recruit and retain top talent. The Board of Directors believes that the proposed increase in the shares available under the Plan will serve a critical role in attracting and retaining high caliber individuals essential to the Company’s success.

•

Allows us to align participant and shareholder interests. The Board of Directors believes that stock ownership by employees, consultants and non-employee directors provides performance incentives and fosters long-term commitment to our benefit and to the benefit of our shareholders.

•

Allows us to pay for performance. The Board of Directors believes that equity compensation, by its very nature, is performance-based compensation, and that the Plan reflects our pay-for-performance philosophy and motivates our employees, consultants and non-employee directors to enhance our growth and profitability.

•

Allows us to secure tax deductions for awards to certain executives. As discussed below, the Plan allows us to grant qualified performance-based equity-based awards to certain executives that are fully deductible under Section 162(m) of the Code.

In addition, the Board of Directors believes that the Plan contains several key features that enhance our commitment to our shareholders’ long-term interests and sound corporate governance. For example, the Plan:

•	Limits awards to individual participants. The Plan contains limits on the number of awards that may be granted to individual participants in a given fiscal year, as discussed below.

•

Provides for a fixed reserve of shares of Common Stock. The Plan does not contain an evergreen provision so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation program.

•	Includes conservative share counting provisions. We may not add back shares tendered to pay the exercise price of an award or shares withheld for payment of taxes with respect to awards.

•	Provides for limited terms. The Plan sets a 10-year maximum term for stock options and SARs and will terminate on April 23, 2019.

•	Prohibits stock option repricing. The Plan prohibits the repricing of stock options and SARs without prior shareholder approval.

•	Prohibits discounted stock options or SARs. The Plan requires the exercise price of stock options and SARs to be not less than the fair market value of our common stock on the date of grant.

•	Double trigger for acceleration of vesting on a change in control. Accelerated vesting requires both a qualified termination of the employee as well as a change of control.

•

Dividend or dividend equivalents are subject to same vesting restrictions as underlying awards. Dividends on future performance-based awards do not vest and are not paid until the performance award is earned and vested.

•

Prohibits certain detrimental activities by participants. The Plan provides that certain awards will be subject to forfeiture or recovery in the event that a participant engages in detrimental activities, as discussed below.

•

Non-Liberal Change of Control provisions. The definition of change of control in the Plan requires the consummation of an actual transaction so that no change of control vesting acceleration may occur without an actual change of control transaction occurring.

•	No automatic grants. The Plan does not provide for automatic grants to any participant.

•	Independent Compensation Committee. Our Compensation Committee consists of entirely independent directors.

Re-Approval of Performance Goals

In addition to the amendments, the Company is requesting that shareholders re-approve the performance goals under the Plan, so that certain awards granted under the Plan may continue to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally does not allow public companies to take a federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the three other highest-paid executive officers (other than the chief financial officer) employed at the end of that company’s fiscal year unless such compensation qualifies as “performance-based compensation.” In general, to qualify as “performance-based compensation,” the material terms of the performance goals under the Plan must be disclosed to, and approved by, the Company’s shareholders no later than the first meeting of the Company’s shareholders that occurs in the fifth year following the year the performance goals were last approved by the shareholders. Shareholders last approved the Plan’s performance goals in 2009.

In order to preserve the Company’s ability to receive a federal income tax deduction for performance-based compensation awarded under the Plan, the Company is seeking shareholder re-approval of the performance goals under the Plan. If shareholders do not re-approve the performance goals under the Plan as described above, the Company will not be able to grant awards under the Plan that qualify as performance-based for purposes of Section 162(m) of the Code, although awards of any stock options and stock appreciation rights will continue to qualify as exempt performance-based compensation under Section 162(m) of the Code. As a result, we expect that the Company will lose a tax deduction for certain years if, and to the extent that, a covered employee receives non-performance based compensation for that year in excess of the $1 million deduction limit. The loss of such tax deductions would likely result in the Company paying more taxes in those years. Accordingly, the Board of Directors believes it is important to have the ability to grant incentive compensation that qualifies as “performance-based compensation” in order to retain the corporate tax deductibility of the payments and urges shareholders to re-approve the performance goals under the Plan.

The following description of the Plan, as amended by the amendments to the Plan, is a summary and is qualified in its entirety by reference to the amended and restated Plan, a copy of which is attached as Annex A to this Proxy Statement.

Administration. The Plan is administered by a committee (the “Committee”) which, with respect to eligible employees and consultants, will be the Compensation Committee, or such other committee or subcommittee of the Board of Directors appointed from time to time by the Board of Directors, consisting of two or more non-employee directors, each of whom is intended to be, to the extent required, a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director as defined under Section 162(m) of the Code and an independent director for the purposes of the applicable stock exchange rules. The Board of Directors will be the Committee with respect to the application of the Plan to non-employee directors.

Generally, the Committee has full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to delegate authority to others or other committees, and to determine:

•	the persons to whom awards will be granted;

•	the types of awards to be granted;

•	the terms and conditions of each award;

•	the number of shares of common stock to be covered by each award;

•

when an award may be granted (however, awards may be granted only during the 45-day period following the filing of a quarterly report by the Company or the 30-day period following the filing of the Company’s annual report, or immediately prior to a change in control that occurs outside of such periods); and

•

all other matters arising in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

The terms and conditions of individual awards will be set forth in written agreements that are consistent with the terms of the Plan. Awards under the Plan may not be made on or after the tenth anniversary of the Plan’s adoption by the Board of Directors, except that awards (other than any stock options or SARs) that are intended to be “performance-based” under Section 162(m) of the Code will not be made after the fifth anniversary of the date of the last approval by the Company’s shareholders of the performance goals set forth in the Plan.

Eligibility and Types of Awards. All employees and consultants of the Company and its affiliates as well as non-employee directors of the Company are eligible to be granted nonqualified stock options, SARs, restricted stock and other stock-based awards. If the amendments to the Plan are approved by shareholders, consultants that are entities will also be eligible to participate in the Plan. In addition, the Company’s employees and employees of the Company’s affiliates that qualify as subsidiaries or parent corporations (as defined under Section 424 of the Code) are eligible to be granted incentive stock options under the Plan. As of the date of this proposal, approximately 747 employees are eligible to participate in the Plan.

Available Shares. As of June 30, 2014, 836,382 shares of common stock were available for issuance or for reference purposes under the Plan, subject to adjustment as provided in the Plan. As explained in more detail in the introduction to this Proposal 2, the number of available shares decreased to 836,382 from the number reported in our Form 10-K for fiscal 2014 (4,693,544) because starting in fiscal year 2015, the Committee chose to count certain restricted units against the shares available under the Plan in full on the grant date, rather than incrementally as each tranche vests and is settled in shares of common stock.

If the proposed amendments to the Plan are approved by shareholders, an additional 5,000,000 shares of our common stock will be available for future issuance under the Plan. If the proposed amendments to the Plan are not approved by shareholders, the Company will not be able to settle all of the 619,490 restricted units granted to ZelnickMedia (at maximum level of achievement), the grant of 87,595 time-based and performance-based restricted units (at maximum level of achievement) to Ms. Goldstein, as described in the “New Plan Benefits” table below, or the 1,687,842 new equity awards (at maximum level of achievement) under the Plan pending or expected to be granted to employees (other than Ms. Goldstein) during fiscal 2015, as described in the “New Plan Benefits” table below, in shares of common stock, because the Plan will lack sufficient available shares. Instead, the Company will be required to settle these awards in cash, and will issue any future awards as cash units, to be settled only in cash.

Awards of common stock under the Plan may be either authorized and unissued shares of common stock or shares of common stock held in treasury by the Company. In general, if awards under the Plan are cancelled, expire or terminate unexercised for any reason, the shares covered by such awards will be available again for the grant of awards under the Plan. The number of shares of common stock available for awards under the Plan will be reduced by the total number of stock options or SARs exercised (regardless of whether the shares of common stock underlying such awards are actually issued as the result of net settlement), any shares of common stock used to pay any exercise price or tax withholding obligation with respect to any award, and any shares of common stock repurchased in the open market with the proceeds of a stock option exercise. The closing price of the common stock on the NASDAQ on July 15, 2014, was $22.32 per share.

The following share limits apply under the Plan with respect to awards granted during any given fiscal year:

Type of Award	Share Limit Per Year
Awards subject to the attainment of performance goals and intended to satisfy Section 162(m) of the Code	1,000,000 shares per type of award per participant 4,000,000 shares per participant for all types of awards in the aggregate

Awards of restricted stock not subject to the attainment of specified performance goals	No limit

Nonqualified stock options, SARs, shares of restricted stock and other stock-based awards to non-employee directors	50,000 shares per type of award per director 100,000 shares per director for all types of awards in the aggregate

The Committee will adjust the above individual maximum share limitations, the aggregate number of shares of common stock available for the grant of awards and the exercise price of an award to reflect certain changes in the Company’s capital structure or business by reason of certain corporate transactions or events as provided in the Plan.

Awards Under the Plan. The following types of awards are available under the Plan:

Stock Options. The Committee may grant incentive stock options (only to eligible employees) and nonqualified stock options to purchase shares of common stock. The Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed 10 years (or five years in the case of an incentive stock option granted to a 10% shareholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No stock option may have an exercise price less than the fair market value of the common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% shareholder, 110% of fair market value). Unless otherwise determined by the Committee at the time of grant, (i) stock options are subject to termination if prior to exercise the recipient engages in certain defined types of detrimental activity, and (ii) if the recipient engages in detrimental activity during the one-year period following the later of the date the stock option is exercised and the date the stock option becomes vested, the Company may recover at any time within the one-year period following such date, and upon request the recipient will pay to the Company, an amount equal to any gain realized as a result of the exercise (collectively, the “Detrimental Activity Provisions”).

Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant, and the exercisability of such options may be accelerated by the Committee in its sole discretion. Upon the exercise of an option, the participant must make payment of the full exercise price, either (i) in cash, check, bank draft or money order; (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee.

Stock Appreciation Rights. The Committee may grant SARs either with a stock option, which SARs may be exercised only at such times and to the extent the related option is exercisable (“Tandem SARs”), or independent of a stock option (“Non-Tandem SARs”). A SAR is a right to receive a payment in common stock or cash (as determined by the Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be no less than the fair market value of the common stock on the date of grant in the case of a Non-Tandem SAR. The Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which become exercisable only upon the occurrence of a change in control of the Company or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Unless otherwise determined by the Committee at the time of grant, SARs are subject to the Detrimental Activity Provisions.

Restricted Stock. The Committee may award shares of restricted stock. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally has the rights of a shareholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares in the event of a merger, recapitalization, reorganization or similar event involving the Company, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Committee may determine at the time of grant that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period, and, except as otherwise provided by the Committee in an award agreement, the payment of dividends with respect to shares of restricted stock that are earned or vest based on the attainment of performance goals will be withheld, without interest, for the recipient’s account, and will be subject to forfeiture to the same degree as the underlying shares of restricted stock.

Recipients of restricted stock are required to enter into a restricted stock agreement with the Company that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulas or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulas or standards while the outcome of the performance goals is substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-vesting restricted stock will be based on one or more of the objective performance goals discussed below.

Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units) under the Plan that are payable in cash or denominated or payable in or valued by shares of common stock or factors that influence the value of such shares. The Committee will determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for other stock-based awards will be based on one or more of the objective performance goals discussed below. Except as otherwise provided by the Committee in an award agreement, the payment of dividends or dividend equivalents with respect to an award that is earned or vests based on the attainment of performance goals will be withheld, without interest, for the recipient’s account, and will be subject to forfeiture to the same degree as the underlying award.

Performance Goals. The following is a list of the performance goals from which the Committee may select in establishing the grant, vesting and/or payment provisions of awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, to be applied, where applicable and in the discretion of the Committee, on a Company-wide, divisional, or individual basis:

•	earnings per share, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization;

•	gross profit or gross profit return on investment;

•	gross margin or gross margin return on investment;

•	operating income, operating profit margin, net income, cash flow or economic value added;

•	revenue growth;

•	working capital;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

•	return on equity, assets or capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	total shareholder return;

•	fair market value of the shares of the common stock;

•	the growth in the value of an investment in the common stock assuming the reinvestment of dividends; and

•	reduction in expenses.

To the extent permitted by law, the Committee may also exclude, or make adjustments to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or a cause for adjustment, including:

•	restructurings, discontinued operations, extraordinary items or events and other unusual or non-recurring charges;

•	events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and

•	changes in tax law or a change in accounting standards required by generally accepted accounting principles.

Change in Control. With respect to any award granted on or after July 2014, no employment agreement or award agreement may provide that the vesting, payment, purchase or distribution of an award will be accelerated by reason of a change in control of the Company for any Plan participant unless the participant’s employment is involuntarily terminated within the one-year period following such change in control. With respect to any award granted prior to July 2014, unless otherwise determined by the Committee at the time of grant, in a written employment agreement, or by an affirmative vote of a majority of the members of the Board of Directors prior to the occurrence of a change in control of the Company, awards subject to vesting and/or restrictions will accelerate and vest, or restrictions will lapse, upon a change in control of the Company. In addition, in the discretion of the Committee, awards may be (i) assumed and continued or substituted in accordance with applicable law, (ii) purchased by the Company for an amount equal to the price of the common stock paid in a change in control (less the aggregate exercise price of the awards) (or cancelled and extinguished pursuant to the terms of a merger or other purchase agreement), or (iii) cancelled if the price of the common stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

Amendment and Termination. Notwithstanding any other provision of the Plan, the Board of Directors or the Committee may at any time amend any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that unless otherwise required by law or specifically provided in the Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be materially impaired without the consent of such participant and, provided, further, that the effectiveness of any amendment is subject to the approval of our shareholders to the extent required by Delaware law, Section 162(m) or 422 of the Code, or the rules of the applicable stock exchange, as specified in the Plan.

Clawback/Recoupment Policy. All awards granted under the Plan are subject to any incentive compensation clawback or recoupment policies of the Company in effect or as may be amended or adopted from time to time.

Miscellaneous. Awards granted under the Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Certain U.S. Federal Income Tax Consequences. The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable, and such discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either such time. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed on the date of grant until the date three months prior to the date of exercise and such recipient does not sell the common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option or (ii) one year after the date of exercise, a subsequent sale of the common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

If the recipient is not continuously employed on the date of grant until the date three months prior to the date of exercise or such recipient disposes of the common stock acquired upon exercise of the incentive stock option within either of the above-mentioned time periods, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of the common stock on the date of exercise over the exercise price and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), we will generally be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option, and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient will generally realize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon the individual’s holding period for the common stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

All Options. With regard to both incentive stock options and nonqualified stock options, the following also apply: (i) any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options, (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation), and (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by the Company.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and the three highest compensated executive officers whose compensation is disclosed in its proxy statement other than the chief financial officer (or, if fewer, the number of executive officers whose compensation is disclosed in its proxy statement other than the chief executive officer and chief financial officer), subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that has been approved by shareholders, is administered by a committee of outside directors, and states the maximum number of shares with respect to which options may be granted to any recipient during a specified period. The Plan is intended to satisfy these requirements with respect to options.

The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Future Plan Awards. In addition to the awards already granted and outstanding pursuant to the Plan, the restricted units detailed in the New Plan Benefits table below include the grants that will be granted to our executives, non-employee directors and employees pursuant to the Plan, conditioned upon the approval by our shareholders of the proposed amendments to the Plan. In the event that the proposed amendments to the Plan are approved, the Company will have the right to elect to settle such restricted units in shares of common stock that will be issued pursuant to the Plan. If the proposed amendments are not approved, such restricted units will be settled solely in cash to the extent shares are not available for grant.

In addition, pursuant to the 2014 Management Agreement, the Company has granted the following ZelnickMedia Grants: 178,654 time-based restricted units (determined by dividing $3,850,000 by the average of the closing prices of the common stock for each trading day during the 10 trading day period immediately prior to April 1, 2014), and a maximum number of 440,836 performance-based restricted units (determined by dividing $4,750,000 by the average of the closing prices of the common stock for each trading day during the 10 trading day period immediately prior to April 1, 2014) to ZelnickMedia. (See “Certain Relationships and Related Transactions—Management Agreement—Restricted Unit Awards, —Time-Based Award, and —Performance-Based Award.”) The target number of performance-based restricted units that may be earned pursuant to the grant is 220,418. In the event that the proposed amendments to the Plan are approved, the Company will have the right to elect to settle the restricted units granted to ZelnickMedia pursuant to the 2014 Management Agreement in shares of common stock that will be issued pursuant to the Plan. If the proposed amendments are not approved, the restricted units will be settled solely in cash.

New Plan Benefits

2009 Stock Incentive Plan

Name and Position	Dollar Value of Time- Based Restricted Units to be Granted(3)	Number of Time-Based Restricted Units to be Granted	Dollar Value of Performance-Based Restricted Units to be Granted (Maximum)(4)	Number of Performance-Based Restricted Units to be Granted (Maximum)
Strauss Zelnick(1) Executive Chairman and Chief Executive Officer	—	—	—	—

Karl Slatoff(1) President	—	—	—	—

Lainie Goldstein Chief Financial Officer	$389,623	17,519	$1,558,490	70,076

Seth Krauss(2) Former Executive Vice President and General Counsel	—	—	—	—

Executive Group	$389,623	17,519	$1,558,490	70,076

Non-Employee Director Group	—	—	—	—

Non-Executive Officer Employee Group	$22,810,678	1,025,660	$14,726,927	662,182

(1)	In connection with their provision of services to the Company pursuant to the 2014 Management Agreement, the actual amount of restricted units received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia and without the Company’s knowledge; provided, that under the 2014 Management Agreement, no more than 60% of the aggregate compensation paid to ZelnickMedia pursuant to the 2014 Management Agreement may be received by or conveyed to Mr. Zelnick and no more than 40% of the aggregate compensation paid to ZelnickMedia pursuant to the 2014 Management Agreement may be received by or conveyed to Mr. Slatoff.
(2)	Mr. Krauss departed from the Company to pursue a new career opportunity, effective June 27, 2014.
(3)	Determined by multiplying the closing price of our common stock on June 30, 2014 by the number of time-based restricted units granted.
(4)	Represents potential payments at maximum level of achievement, determined by multiplying the closing price of our common stock on June 30, 2014 by the maximum number of performance-based restricted units granted. Depending on actual performance, payments could range from zero to 100% of the amounts shown, with 50% of the amounts shown paid at target level of achievement.

We anticipate that other equity-based awards may be granted at the Committee’s discretion under the Plan from the additional shares of common stock to be reserved for issuance in connection with the approval of the proposed amendments to the Plan; however, the number of shares of common stock that may be so granted will be based upon various prospective factors, including the nature of services to be rendered by our employees, officers, non-employee directors and consultants, and their potential contributions to our success. Accordingly, the number, type and grantee(s) of actual future awards cannot be determined at this time.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of March 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Weighted-Average Remaining Contractual Life of Outstanding Options, Warrants and Rights (years)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	6,275,667	(3)	—	—	373,715	(4)
Equity compensation plans not approved by shareholders	—		—	—	—

Total	6,275,667		—	—	373,715

(1)	As of March 31, 2014, the Company also had 4,879,333 shares of outstanding restricted stock, which are not reflected in the table because they are treated as issued and outstanding and will not have additional dilutive impact on the Company when the awards vest.
(2)	No weighted-average exercise price is reported for the awards reported because shares of common stock are issued under all of the outstanding awards without any cash payment.
(3)	Consists of 1,955,838 restricted stock unit awards granted under the Plan and 4,319,829 restricted units that may be settled in cash or, in the discretion of the Company, in shares of common stock issued under the Plan.
(4)	This number differs from the number of available shares disclosed in our Annual Report on Form 10-K, which in fiscal 2015 was reduced by the number of restricted units outstanding as of the end of fiscal 2014 that may be settled in cash or, in the discretion of the Company, shares of common stock issued under the Plan (4,319,829 shares). In addition, the amount shown does not include shares of our common stock to be available for issuance under the amendments to the Plan proposed for approval by our shareholders at the Annual Meeting under Proposal 2 of this Proxy Statement. If approved, the aggregate number of shares of our common stock available for issuance under the Plan will be increased by 5,000,000.

The following table presents information concerning our equity compensation plans as of June 30, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Weighted-Average Remaining Contractual Life of Outstanding Options, Warrants and Rights (years)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	5,035,765	(3)	—	—	836,382	(4)
Equity compensation plans not approved by shareholders	—		—	—	—

Total	5,035,765		—	—	836,382

(1)	As of June 30, 2014, the Company also had 3,186,154 shares of outstanding restricted stock, which are not reflected in the table because they are treated as issued and outstanding and will not have additional dilutive impact on the Company when the awards vest.
(2)	No weighted-average exercise price is reported for the awards reported because shares of common stock are issued under all of the outstanding awards without any cash payment.
(3)	Consists of 999,944 restricted stock unit awards granted under the Plan and 4,035,821 restricted units that may be settled in cash or, in the discretion of the Company, in shares of common stock issued under the Plan.
(4)	The amount shown does not include shares of our common stock to be available for issuance under the amendments to the Plan proposed for approval by our shareholders at the Annual Meeting under Proposal 2 of this Proxy Statement. If approved, the aggregate number of shares of our common stock available for issuance under the Plan will be increased by 5,000,000.

THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN AND THE RE-APPROVAL OF THE PERFORMANCE GOALS SPECIFIED THEREIN ARE IN THE BEST INTERESTS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN AND THE RE-APPROVAL OF THE PERFORMANCE GOALS SPECIFIED THEREIN.

NON-BINDING ADVISORY VOTE TO APPROVE THE

COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

(Proposal 3)

In accordance with the SEC’s proxy rules, we are seeking approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” listed in the Summary Compensation Table (the “NEOs”) for fiscal year 2014, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is commonly known as a “say on pay” advisory vote. The Board of Directors has adopted a policy providing for annual “say on pay” advisory votes.

The compensation of our NEOs is described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 29, which we encourage you to read for additional details on our executive compensation programs and compensation of our NEOs for fiscal 2014.

Our executive compensation programs are based on three core principles that are designed to motivate our NEOs to achieve annual financial and strategic objectives to enhance the profitability of the Company and create long-term shareholder value. The fiscal year 2014 compensation of our NEOs reflected these core principles:

•	A significant portion of our NEO’s compensation was based on the financial performance of the Company and therefore “at risk”;

•

The majority of each NEO’s total compensation was provided in the form of long-term equity, a significant portion of which was subject to stock price performance, to further align the interest of NEOs and shareholders; and

•	The target total direct compensation package for each NEO was consistent with market practices for executive talent and each NEO’s individual experience, responsibilities and performance.

In response to feedback received from shareholders in 2013, the Compensation Committee and the Board of Directors made several changes to the ZelnickMedia management agreement and our compensation program in the last year. These changes are detailed in the “Compensation Discussion and Analysis” below. We believe that our compensation programs and policies for fiscal 2014 were consistent with our core compensation principles, provided an effective incentive for the achievement of positive results, aligned with shareholders’ interests, supported by strong compensation governance practices and worthy of continued shareholder support. Accordingly, we ask for our shareholders to indicate their support for the compensation paid to our NEOs by voting “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve the compensation of the named executive officers for fiscal year 2014, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures as included in this Proxy Statement.”

Because your vote is advisory, the result will not be binding upon the Company. Although not binding, the Board of Directors values the opinions of our shareholders and will carefully review and consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our NEOs.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE FOREGOING RESOLUTION ON THE COMPENSATION OF THE NEOS IS IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS, AS STATED IN THE ABOVE NON-BINDING RESOLUTION.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit its consolidated financial statements for its fiscal year ending March 31, 2015. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of E&Y, the selection of independent registered public accounting firms may be reconsidered by the Audit Committee; provided, however, that the Audit Committee retains the right to continue to engage E&Y. In addition, notwithstanding the ratification of E&Y as the Company’s independent registered public accounting firm for the year ending March 31, 2015, the Audit Committee retains the right to replace E&Y at any time without shareholder approval.

THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP IS IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

E&Y has been the Company’s independent registered public accounting firm and has audited the Company’s financial statements since April 2006. The Company has been advised that representatives of E&Y will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services. The Audit Committee may delegate pre-approval authority to the chair or another member of the Audit Committee, in which case such approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related, tax and other services provided by E&Y for the recently completed fiscal year.

Independent Auditor Fee Information

The aggregate fees billed by E&Y for the fiscal year ended March 31, 2013 and fiscal 2014 are set forth below. The Audit Committee believes that the services performed by E&Y were compatible with maintaining E&Y’s independence.

	3/31/2014	3/31/2013
Audit(1)	$3,316,981	$2,657,281
Audit-Related	2,500	2,500
Tax	629,340	575,148

Total	$3,948,821	$3,234,929

(1)	Includes quarterly reviews and audit of financial statements and internal control over financial reporting, statutory audits, services associated with registration statements and other SEC filings.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended March 31, 2014

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Auditing Standards No. 16, Communication With Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended March 31, 2014 filed by the Company with the SEC. The Audit Committee also has appointed E&Y as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015.

Submitted by the Audit Committee

of the Board of Directors:

Robert Bowman (Chair)

Michael Dornemann

Susan Tolson

Dated: July 28, 2014

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) section describes the material elements of our executive compensation program for fiscal 2014, including the Named Executive Officers (“NEOs”) as identified in the Summary Compensation Table and listed below:

Executive	Title
Strauss Zelnick	Executive Chairman and Chief Executive Officer
Karl Slatoff	President
Lainie Goldstein	Chief Financial Officer
Seth Krauss	Former Executive Vice President and General Counsel

Karl Slatoff was appointed President effective May 1, 2013. He served as Chief Operating Officer prior to his appointment as President. Seth Krauss, our former General Counsel, departed from the Company in June 2014 to pursue another career opportunity. Messrs. Zelnick and Slatoff serve in their executive positions pursuant to a management agreement with ZelnickMedia, discussed below.

EXECUTIVE SUMMARY

Take-Two is a leading developer, marketer, and publisher of interactive entertainment. Take-Two develops games and operates through two wholly-owned labels—Rockstar Games and 2K.

•	Rockstar Games produces hit series such as Grand Theft Auto, Max Payne, Midnight Club, Red Dead and others.

•	2K produces hit series such as BioShock, Borderlands, Mafia, NBA 2K, Sid Meier’s Civilization, WWE 2K and others.

We generate financial returns for our shareholders by pursuing a strategy of capitalizing on the widespread popularity of interactive entertainment and by focusing on publishing a select number of high quality titles for which we can create sequels and build successful franchises. Our management team and creative talent in our wholly-owned labels, Rockstar Games and 2K, are essential to building and maintaining the strongest portfolio of intellectual property in the industry.

We also seek to complement our core release schedule with digitally delivered offerings designed to drive recurrent consumer spending, including virtual currency, add-on content and online games.

Select Fiscal 2014 Performance Highlights

Take-Two delivered strong financial results in fiscal 2014 and continued to execute on our strategy of developing a select number of high-quality titles that make us a leader in our industry. In fiscal 2014, Take-Two:

•	Achieved record Non-GAAP net revenue of $2.4 billion, up 97% versus the prior year.

•	Achieved record Non-GAAP net income per share of $4.26.

•	Delivered record cash provided by operating activities of $700 million.

•	Continued to strengthen our balance sheet.

•	$935 million in cash on the balance sheet, as of March 31, 2014.

•	$100 million in undrawn credit line.

•	Returned $277 million to our shareholders through share repurchases.

•	Earned the position of top console and handheld video game publisher of 2013 in North America and Latin America according to The NPD Group and International Development Group.

•

Launched Grand Theft Auto V, which received more than 300 perfect scores and shattered numerous industry records, including reaching $1 billion in retail sales faster than any entertainment release in history.

•

Delivered the highest-rated and top-selling basketball video game for the 13th consecutive year with NBA 2K14. The title was our first for next-generation gaming consoles and has surpassed NBA 2K13 as our highest-selling sports release, with “sell-in” (sales to distributors and retail outlets) of more than 6.5 million units to date.

•	Generated record Non-GAAP net revenue from digitally delivered content of $435 million, up 65% versus the prior year.

•	Drove a 38% increase in total shareholder return for fiscal 2014.

With our strong financial performance in fiscal 2014, and with the strategic steps management has taken over the past several years to strengthen our balance sheet, grow and diversify the Company’s franchise portfolio, and reduce costs, our expectation is that we will achieve non-GAAP profitability each year for the foreseeable future.

To clarify FY 2010 Revenue Growth: FY2010 represents an unaudited pro forma 12-month period ended March 31, 2010.

(1)	Five years ending March 31, 2014

Refer to Annex B herein for a discussion of Non-GAAP financial measures and reconciliations of the Non-GAAP financial measures above to their most directly comparable GAAP measures.

Shareholder Outreach and Compensation Program Changes

As part of our regular governance practices, the Compensation Committee evaluates our compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate for our business. We value the feedback of our shareholders, as expressed through votes and direct communications, and annually submit our executive compensation programs to a non-binding shareholder advisory “say-on-pay” vote. At our Annual Meeting held in September 2013, our executive compensation program was approved by shareholders representing 78% of the votes cast on the proposal.

The Compensation Committee and the Board of Directors made significant changes to the ZelnickMedia management agreement and our compensation program in the last year to address feedback received from shareholders in 2013. In evaluating potential changes, the Compensation Committee also took into consideration market practices and our overarching compensation philosophy of incentivizing management to drive our strategy. The Compensation Committee made a number of changes at the end of fiscal 2014 and in early fiscal 2015 that affected the compensation structure of both ZelnickMedia and our other NEOs. These changes included:

•	Negotiating the 2014 Management Agreement with ZelnickMedia to include a number of positive changes relative to the 2011 Management Agreement including:

•

Increased disclosure. Provided enhanced disclosure of the 2014 Management Agreement for greater transparency including establishment of individual caps on fees paid by ZelnickMedia to Messrs. Zelnick and Slatoff in respect of their services to Take-Two.

•

Transitioned from a front-loaded equity grant to an annual grant structure. Previous ZelnickMedia management agreements included an up-front equity grant at the commencement of the management agreement with vesting over the term of the agreement. The new 2014 Management Agreement includes one smaller equity grant at the time of signing. The Compensation Committee has the ability to grant additional annual awards at its discretion, although it is under no obligation to do so.

•	Eliminated “catch-up” provision. Performance-based equity grant will be based solely on relative TSR performance and will not include any TSR “catch-up” opportunity.

•	Lengthened the performance measurement period of performance-based equity. The performance period over which relative TSR is measured was increased from a one-year period to a two-year period.

•

Elimination of automatic annual fee increases. Under the 2014 Management Agreement, annual management fees are not subject to automatic annual increases, which was the case under the 2011 Management Agreement. The annual fee provided in the 2014 Management Agreement will remain constant for the duration of the agreement.

•

New IP metric focuses attention on key strategic goals. Performance shares vest based on TSR and performance of new interactive entertainment products and of our major and generally most profitable products.

•	For other NEOs, adopting enhanced performance metrics for performance-based shares in the long-term incentive plan:

•

Eliminated the Non-GAAP EBITDA “catch-up” metric in the performance-based restricted share awards. Previously, performance-based equity vested on either achievement of share-price appreciation goals or EBITDA goals. This change eliminates the secondary performance opportunity.

•

Adopted a relative TSR metric in the long-term incentive plan. The relative TSR metric will replace the previous absolute (i.e., Company specific) share price appreciation metric in our performance-based restricted shares. Take-Two’s TSR performance will now be measured against the TSR performance of the companies comprising the NASDAQ Composite Index.

To enhance our understanding of our shareholder’s perspectives, we embarked on a broad shareholder engagement outreach program in the months prior to filing this Proxy Statement. We reached out to our major shareholders, seeking discussions with holders of more than 60% of shares and speaking with holders of more than 40% of shares (percentages based on most recent filings). Several of these discussions were led by our Compensation Committee Chairman, Michael Sheresky, and also included members of Take-Two’s senior management team. Throughout these discussions, we sought shareholder feedback on key elements of the 2014 Management Agreement, our compensation disclosure, our equity granting practices, and our executive compensation program.

ZelnickMedia Management Agreement

Executive Chairman and CEO Strauss Zelnick and President Karl Slatoff serve as executives of the Company under a management services agreement with ZelnickMedia, a partnership of private equity investors that focuses on the media and communications industry, of which they are partners. The Company first entered a management services agreement with ZelnickMedia in 2007, and a new and amended agreement was put in place in 2011, which was anticipated to govern through May 31, 2015. In March 2014, the Company and ZelnickMedia entered into the new 2014 Management Agreement that superseded the 2011 Management Agreement, under which ZelnickMedia will continue to provide management, consulting and executive level services to the Company through March 31, 2019.

The Compensation Committee believes the Company’s management structure and relationship with ZelnickMedia has been critical in building the Company’s franchises, improving profitability and strengthening the balance sheet, and providing disciplined management. In 2007, the Company faced multiple investigations and significant litigation including shareholder lawsuits, as well as financial challenges, including limited cash (the Company ended fiscal 2007 with only $78 million in cash) and significant operating losses. In March 2007, shareholders then holding approximately 46% of our outstanding shares of common stock negotiated the management agreement with ZelnickMedia on our behalf and, after their election at the 2007 annual meeting of shareholders, the Board of Directors of the Company approved the execution of the management agreement by the Company.

Since that time, the Company has been transformed from single franchise dependency into a diverse, financially strong global interactive entertainment enterprise. The Company has launched seven new hit franchises since 2007, has 10 franchises with individual titles that have sold-in to retail more than 5 million units, and has expanded geographically and in digital delivery and with new business models.

As part of the Board’s regular governance practices, the Board continuously reviews the relationship with ZelnickMedia to ensure that it remains the right management structure for the Company and our shareholders. At least annually, the Compensation Committee conducts interviews on a confidential basis with all direct reports to Messrs. Zelnick and Slatoff, and other members of management, to seek feedback on the performance of the ZelnickMedia executives and to evaluate the effectiveness of the ZelnickMedia relationship broadly. The Compensation Committee’s feedback from these 360-degree interviews is then discussed at executive sessions of independent Board members. This feedback was taken into consideration during the most recent ZelnickMedia management agreement negotiation process. The Lead Independent Director also engages routinely with all members of the executive team and targets engaging with internal (non-ZelnickMedia) teams on an approximately bi-weekly basis.

For purposes of negotiating the 2014 Management Agreement, the Board created a special committee comprised exclusively of independent Board members. Compensation Committee Chairman, Michael Sheresky, a member of the independent special committee, led the negotiations. To support the due diligence and negotiations, the special committee hired an outside, independent compensation consultant to provide compensation data to the special committee.

NEO Compensation Structure and Pay-for-Performance Principles

The Compensation Committee of Take-Two has developed compensation programs and arrangements designed to place a significant portion of our executives’ compensation at risk based on Company performance. Equity awards are a key element in the compensation of our executives, as well as creative talent throughout the organization. The Compensation Committee believes equity awards create strong linkage between our executives and the long-term performance of our Company as well as the interest of our shareholders.

Compensation of Mr. Zelnick and Mr. Slatoff

The 2011 Management Agreement between Take-Two and ZelnickMedia was operative throughout fiscal 2014. The agreement established a fee structure comprised of an annual base fee, an annual cash bonus opportunity based on Company performance, and long-term incentives in the form of equity grants. The agreement emphasized performance-based, at-risk compensation and equity with multi-year vesting. Mr. Zelnick and Mr. Slatoff were compensated directly by ZelnickMedia and not Take-Two.

At the end of fiscal 2014, Take-Two entered into the 2014 Management Agreement with ZelnickMedia. The 2014 Management Agreement continues the emphasis on performance-based, at-risk compensation and equity with multi-year vesting, to ensure it is closely aligned with the compensation of other Take-Two executives, the performance of the Company and the interests of our shareholders.

In an effort to provide greater disclosure and a fuller understanding of the compensation received by Messrs. Zelnick and Slatoff individually, the new 2014 Management Agreement also includes a requirement that no more than 60 percent of the compensation the Company pays to ZelnickMedia shall be received by or conveyed to Mr. Zelnick, and no more than 40 percent of the compensation the Company pays to ZelnickMedia shall be received by or conveyed to Mr. Slatoff (or other such employee of ZelnickMedia that serves as President of the Company). See “Certain Relationships and Related Transactions—Management Agreement” for additional detail.

The 2014 Management Agreement includes performance measures designed to be challenging but achievable. Our Compensation Committee establishes the annual incentive fee based solely on performance against a budgeted Non-GAAP EBITDA goal set at the beginning of each fiscal year; there is no discretionary element. The Compensation Committee uses the same specific Non-GAAP EBITDA goal in our internal executive pay program. We believe Non-GAAP EBITDA focuses our executives on operating growth and profitability. The 2014 Management Agreement provides for an absolute cap on the annual incentive opportunity. Non-GAAP EBITDA goals were met in the last two fiscal years, but were not met in fiscal 2012, and as a result there was no annual incentive fee for that year.

The long-term incentive includes performance-based shares that vest based on TSR performance, “New IP” performance and “Major IP” performance as indicated in the table below. Relative TSR performance aligns the interests of ZelnickMedia and our executives with our shareholders generally. We seek to incentivize strong sales performance of “New IP” (that is, new interactive entertainment products) to foster creation of additional strong franchises. The “Major IP” category is broader, including existing interactive entertainment products and products derived from existing products, as well as new products, as we seek to build on our major, most profitable franchises.

While we believe the short-term and long-term incentives are balanced to help incentivize optimal performance, we also note that there is no duplication in use of performance metrics between short-term and long-term programs.

The following table summarizes the compensation components of the 2014 Management Agreement.

Compensation Component	% Linked to Performance	Delivery Form	Performance Link
Annual Base Fee	N/A	Cash	N/A

Annual Incentive	100%	Cash	Non-GAAP EBITDA (1)

Long-Term Incentive (Equity Grants)	55% at target 71% at maximum	Time-Based Shares(2)	N/A
		Performance-Based Shares	75%: Relative TSR Performance(3) 12.5%: New IP Performance(4) 12.5% Major IP Performance(5)

(1)	The annual incentive is awarded based solely on the financial performance metric; there is no individual performance element. The below table describes the payout schedule for the annual incentive opportunity based on achievement of Non-GAAP EBITDA:

Percentage of Non-GAAP EBITDA Target Obtained	Amount of Annual Bonus
80% or less	Zero
90%	$ 1,188,000
100%	$ 2,376,000
110%	$ 2,885,143
120%	$ 3,394,286
130%	$ 3,846,857
140%	$ 4,299,429
150%	$ 4,752,000
Above 150%	$4,752,000

(2)	Time-based shares will vest on April 1, 2016, provided that the 2014 Management Agreement has not been terminated prior to such date.
(3)	Relative TSR performance-based vesting is a function of the Company’s total shareholder return during the performance period, as compared to the total shareholder return generated by the Company’s peer group, which consists of the companies that comprise the NASDAQ Composite Index on the date of grant. We use the NASDAQ Composite Index for this purpose, rather than a narrow peer group, given the small size of our public company peer group and the stock price volatility of those peers. The below table describes the vesting schedule for the performance-based equity based on achievement of relative TSR over a two-year performance period:

TSR Percentile Rank	TSR Vesting Percentage
Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile	200%

(4)

New IP performance-based vesting is a function of the revenue generated by sales performance or the number of units “sold-in” (sell-in performance) with respect to certain releases of New IP during the performance period. New IP consists of new interactive entertainment products that are commercially released on or after April 1, 2014. Whether vesting is based on sales performance or sell-in performance depends on whether the New IP that is released constitutes a regular price, reduced price, or other type of interactive entertainment product. In any case, the vesting percentage applicable to the New IP performance-based shares will be determined by comparing the Company’s performance against the pre-determined performance criteria set out in the RU Agreement (as defined below under “Certain Relationships and Related Transactions—Management Agreement”).
(5)	Major IP performance-based vesting is a function of the sales performance or the sell-in performance with respect to certain releases of Major IP during the performance period. Major IP consists of New IP, existing interactive entertainment products that were commercially released prior to April 1, 2014, and products that are derived from such existing products, in any case that are released on or after April 1, 2014. This metric underscores and promotes our long-term strategy of building game franchises through game sequels. Whether vesting is based on sales performance or sell-in performance depends on whether the Major IP that is released constitutes a regular price, reduced price, or other type of interactive entertainment product. In any case, the vesting percentage applicable to the Major IP performance-based shares will be determined by comparing the Company’s performance against the pre-determined performance criteria set out in the RU Agreement.

Compensation of Other Named Executive Officers

Our other NEOs, who were Ms. Goldstein and Mr. Krauss in fiscal 2014, were compensated through three primary components: base salary, annual incentives and long-term incentives. The majority of Ms. Goldstein’s and Mr. Krauss’s compensation was performance-based and weighted toward long-term incentives. In early fiscal 2015, the Compensation Committee made several enhancements to the compensation structure of NEOs based on shareholder feedback. These changes are detailed in the section above, “Shareholder Outreach and Compensation Program Changes.”

The compensation structure for NEOs in fiscal 2015 is as follows:

Compensation Component	% Linked to Performance	Delivery Form	Performance Link
Annual Base Salary	N/A	Cash	N/A

Annual Incentive	100%	Cash	Non-GAAP EBITDA

Long-Term Incentive (RSUs)	66.7% at target 80% at maximum	Time-Based Shares(1)	N/A
		Performance-Based Shares(2)	Relative TSR
(1)	Time-based shares will vest with respect to one-third of the shares on each of the first, second and third anniversaries of the date of grant.
(2)	Performance-based shares will vest with respect to one-half of the shares earned (based on relative TSR performance over a two-year performance period, determined in the same manner as under the 2014 Management Agreement, as described above) on each of the second and third anniversaries of the date of grant.

Structural Pay and Performance Alignment for All NEOs

Our NEOs receive a mix of compensation that is weighted towards at-risk pay in the form of annual incentives and long-term incentives. The Compensation Committee believes this creates strong alignment with the Company’s stated compensation philosophy of providing compensation commensurate with individual and corporate performance. The majority of incentive compensation is also delivered in the form of equity, which provides strong alignment between executives’ incentives and the interests of our shareholders. ZelnickMedia’s compensation under the 2014 Management Agreement is also weighted towards at-risk compensation, as ZelnickMedia’s compensation consists of: (1) restricted units, of which 55% vest subject to the satisfaction of performance criteria, and (2) cash compensation, with 60% of the maximum aggregate cash compensation in the form of an annual incentive based upon the Company’s performance.

Fiscal 2014 Variable Compensation Targets and Performance Achievement

Annual and long-term incentives for ZelnickMedia and our NEOs (other than Messrs. Zelnick and Slatoff) are based on measurable financial and share price performance metrics. The following tables summarize the company-wide targets and actual results for both NEO and ZelnickMedia performance-based compensation paid in fiscal 2014.

ZelnickMedia’s 2014 Variable Compensation Targets and resulting Fiscal 2014 Performance Achievements:

Incentive Component	Financial Performance Metrics	2014 Performance Target	2014 Actual Performance
Annual Incentive	Non-GAAP Budgeted EBITDA	$229.7 million	$547.8 million

Performance-Based Restricted Shares	Relative TSR	75th Percentile	Less than 50th Percentile

Other NEOs’ 2014 Variable Compensation Targets and resulting Fiscal 2014 Performance Achievements:

Incentive Component	Financial Performance Metrics	2014 Performance Target	2014 Actual Performance
Annual Incentive	Non-GAAP Budgeted EBITDA	$229.7 million	$547.8 million

Performance-Based Restricted Shares	Share Price Appreciation	6% year-over-year increase	Greater than 6% increase
	Non-GAAP EBITDA Targets(1)	Not applicable(1)	Not applicable(2)

(1)	Non-GAAP EBITDA targets for performance-based shares are only applicable if share price appreciation targets are not achieved.
(2)	Non-GAAP EBITDA performance achievements were not applicable in fiscal 2014 because share price appreciation targets were achieved. As discussed above, the Non-GAAP EBITDA “catch-up” metric has been eliminated from performance-based restricted share award grants after July 2014.

Highlights of Compensation Governance Practices

Take-Two maintains strong compensation governance practices that support our pay-for-performance principles and align management incentives with the interests of our shareholders. We have adopted a number of “best practices” with respect to executive compensation, including:

✓	A clawback policy applicable to all NEOs, including those under the 2014 Management Agreement with ZelnickMedia.

✓	Incentive caps on annual bonuses to NEOs.

✓	A stronger anti-hedging policy and a newly-implemented anti-pledging policy.

✓	Double trigger acceleration of vesting on a change in control for future grants made under an equity plan.

✓	Strong stock ownership requirements (5x for CEO/Chairman and President; 3x for other NEOs; and 3x annual cash retainer for directors).

✓	Equity incentive plan provisions that prohibit re-pricing of stock options without stockholder approval.

✓	Limited perquisites.

✓	No tax gross ups in respect of any excise taxes on parachute payments.

✓	Annual compensation risk assessment for employee plans.

✓	Retention of independent compensation consultants by the Committee.

✓	Balanced compensation approach between short- and long-term incentive opportunities.

DETAILED DISCUSSION AND ANALYSIS

The main body of this Compensation Discussion and Analysis provides details on the principles and objectives of our executive compensation program and the Compensation Committee’s key fiscal 2014 compensation-related decisions. This section is organized into the following categories:

I.	Objectives and Philosophy of Executive Compensation

II.	Compensation to Executive Chairman and CEO and President

III.	Other NEO Compensation

IV.	Competitive Market Positioning

V.	Principal Elements of Executive Compensation

VI.	Operation of the Compensation Committee

VII.	Compensation Governance Practices

Objectives and Philosophy of Executive Compensation

Our executive compensation program is designed to drive Take-Two’s mission of producing strong financial results for its shareholders by pursuing a strategy of capitalizing on the widespread popularity of interactive entertainment. We focus on publishing a select number of high quality titles for which we can create sequels and build successful franchises. To achieve this, it is critical that we have the resources available to attract and retain executives who are committed to creativity, efficiency and innovation.

Accordingly, the Compensation Committee has established a compensation plan for our NEOs that is designed to:

•	Enhance the profitability of the Company and drive shareholder value creation;

•	Link a significant portion of compensation to the Company’s long-term financial and stock price performance, thereby creating long-term shareholder value;

•	Attract, motivate, and retain highly qualified individuals;

•	Reward each NEO’s contribution to the Company’s profitability and growth, individual initiative, leadership and achievements and promoting the management of risks; and

•	Motivate NEOs to build a career at the Company and to contribute to our future success.

The Company seeks to provide competitive compensation that is commensurate with performance and integrates individual efforts, Company and business unit results, and financial rewards. Accordingly, a significant portion of the total compensation paid to NEOs is placed at risk through annual and long-term incentives, which combination of incentives is designed to align the performance of NEOs and the Company’s annual operating objectives and earnings performance with long-term shareholder value creation.

Compensation to Executive Chairman and CEO and President

Take-Two has had a long-standing management relationship with ZelnickMedia, under which ZelnickMedia provides executive management and other services to Take-Two. This relationship was first established in 2007 and has been maintained, with a number of amendments and restatements, since that time. Our Executive Chairman and CEO, Strauss Zelnick, and our President, Karl Slatoff, serve in their current roles pursuant to this 2014 Management Agreement with ZelnickMedia. Mr. Zelnick has been our Executive Chairman since 2008 and our CEO since 2011. Mr. Slatoff has been our President since May 2013 and previously served in other executive roles at the Company.

The 2011 Management Agreement between Take-Two and ZelnickMedia was operative throughout fiscal 2014. The agreement established a fee structure comprised of an annual base fee, an annual bonus opportunity based solely on company performance, and equity grants. The agreement included considerable performance-based, at-risk compensation and equity with multi-year vesting. Mr. Zelnick and Mr. Slatoff were compensated directly by ZelnickMedia and not Take-Two. Fees and incentives paid to ZelnickMedia during fiscal 2014 are detailed below under “Fiscal 2014 Fees and Incentives to ZelnickMedia.”

On March 10, 2014, the Company and ZelnickMedia entered into the 2014 Management Agreement, effective April 1, 2014 which superseded the prior 2011 Management Agreement.

Services Provided by ZelnickMedia

The provisions of both the 2011 Management Agreement and the 2014 Management Agreement establish the payments and benefits to which ZelnickMedia is entitled as consideration for providing certain services. These services include:

•	Executive management and leadership delivered through the services of Executive Chairman and CEO Strauss Zelnick and President Karl Slatoff.

•	Resources of other ZelnickMedia partners that may provide services and advice to the Company on an as-needed basis.

•	First access to certain deal opportunities as they are identified by ZelnickMedia.

•	Elevated market positioning due to the industry relationships of ZelnickMedia.

The Board of Directors and Compensation Committee believe that the services provided by ZelnickMedia, inclusive of the services of Mr. Zelnick and Mr. Slatoff, are a competitive advantage to Take-Two. The Board of Directors and the Compensation Committee regularly evaluate the relationship with ZelnickMedia to ensure it is still the appropriate management structure for the Company. To facilitate this review:

•

At least annually, the Compensation Committee interviews a broad spectrum of Company management to seek feedback on the performance of Mr. Zelnick and Mr. Slatoff and the relationship with ZelnickMedia, generally.

•	Feedback from Company management is discussed in executive sessions of the Board of Directors.

•

The Lead Independent Director meets with the senior management team on an approximately bi-weekly basis to discuss the business strategy of the Company in greater detail and provide additional guidance to such members of management.

Fiscal 2014 Fees and Incentives to ZelnickMedia

During fiscal 2014, in accordance with the 2011 Management Agreement, ZelnickMedia received an annual management fee and had the opportunity to receive an annual performance-based incentive based solely on an objective company performance measure. No new grants of equity were made to ZelnickMedia during fiscal 2014. Sixty percent of the equity grant made to ZelnickMedia in 2011, in connection with the 2011 Management Agreement, was subject to TSR performance.

Compensation to ZelnickMedia in fiscal 2014 under the 2011 Management Agreement is summarized below:

Annual Management Fee	Annual Incentive Compensation	Stock Award	Total Compensation
$2,652,250	$3,713,150(1)	$0	$6,365,400

(1)	EBITDA achieved was greater than 150% of budgeted target. As a result, ZelnickMedia earned the maximum annual incentive.

We note that based on Take-Two’s relative TSR performance in fiscal 2014, under the 2011 Management Agreement a total of 486,750 shares granted in 2011 vested in fiscal 2015. This equates to the 59th percentile of Peer Company TSR for the period between April 1, 2013 and March 31, 2014, and the 50th percentile for catch-up vesting of previously unvested shares. The catch-up provision has been removed in the 2014 Management Agreement.

New 2014 ZelnickMedia Management Agreement

As previously noted, on March 10, 2014, the Company and ZelnickMedia entered into the 2014 Management Agreement, effective April 1, 2014, which superseded the prior 2011 Management Agreement. Key changes to the disclosure and incentive provisions in the 2014 Management Agreement, as compared to the 2011 Management Agreement, are outlined in the table below. For a full description of the 2014 Management Agreement, refer to “Certain Relationships and Related Transactions—Management Agreement” and the Company’s Current Report on Form 8-K, filed on March 10, 2014.

Compensation Component	2014 Management Agreement	2011 Management Agreement
Compensation to Mr. Zelnick & Mr. Slatoff	Individual Compensation Caps. No more than 60% of total compensation to ZelnickMedia may be paid to Strauss Zelnick, and no more than 40% of total compensation may be paid to Karl Slatoff.	No Individual Caps. Compensation delivered to Mr. Zelnick and Mr. Slatoff was determined at the full discretion of ZelnickMedia.
Annual Management Fee	Flat Annual Fee for Term of Agreement. For the term of the agreement, the annual management fee paid to ZelnickMedia will be $2,970,000.	Yearly Fee Increases. The 2011 Management Agreement provided for a management fee in the initial amount of $2.5 million annually, with automatic 3% increases in the base management fee each year for the term of the agreement.
Annual Incentive Metric

Non-GAAP EBITDA.

Annual incentive is fully performance-based. There is no consideration of individual performance.

Incentive opportunity requires threshold performance of at least 80% of target and maximum bonus is capped at 150% of target performance.

Non-GAAP EBITDA.

Annual incentive was fully performance-based. There was no consideration of individual performance.

Incentive opportunity requires threshold performance of at least 80% of target and maximum bonus is capped at 150% of target performance.

Equity Grants

Annual Equity Grant on Commencement of Agreement. The 2014 Management Agreement provided an annual equity grant at the commencement of the agreement.

The Committee will use its discretion in making future annual equity grants during the term of the 2014 Management Agreement. No additional grants will be made in fiscal 2015.

Front-loaded Equity Grant on Commencement of Agreement. The 2011 Management Agreement provided one equity grant at the commencement of the agreement term that vested ratably over the term of the agreement.

No additional equity was awarded to ZelnickMedia over the term of the 2011 Management Agreement.

Performance Metric for Long-Term Incentive Awards	Relative TSR and IP. 75% of performance-based awards vest based on relative TSR achievement with no catch-up provision. The remaining 25% vest based on achievement of pre-set “New IP” and “Major IP” performance goals.(1)	Relative TSR. Vesting of performance-based awards was based on relative TSR achievement and included a catch up provision.

Compensation Component	2014 Management Agreement	2011 Management Agreement
Performance Period for Long -Term Incentive Awards	Two-year Performance Measurement Period. Performance is measured over a two-year period and vested awards are subject to an additional one-year deferral period. A two-year performance period better aligns ZelnickMedia’s incentives with our typical business cycle (because our volatile and rapidly-changing industry is not conducive to a longer performance period).	One-year Performance Measurement Period. Performance was measured over one-year periods.
Vesting of Performance-Based Shares	Relative TSR Vests Based on Percentile Rank. No shares vest if TSR is ranked less than 40th percentile. Maximum shares vest for 75th percentile rank.	Relative TSR Vests Based on Percentile Rank. No shares vest if TSR is ranked less than 50th percentile. Maximum shares vest for 75th percentile rank.
Share Ownership Requirements	5x Annual Management Fee.(2)	4x Annual Management Fee.(3)
Change in Control Provision	Double-trigger Change in Control. In the event of a change in control, equity granted to ZelnickMedia is subject to double-trigger vesting provisions.	Double-trigger Change in Control. In the event of a change in control, equity granted to ZelnickMedia was subject to double-trigger vesting provisions.
Recoupment	Subject to clawback policy	Subject to clawback policy

(1)	The vesting percentage applicable to the New IP and Major IP performance-based shares will be determined by comparing the Company’s performance against the pre-determined performance criteria set out in the RU Agreement (as defined below under “Certain Relationships and Related Transactions—Management Agreement”).
(2)	Share ownership calculation includes unvested performance-based shares.
(3)	Share ownership calculation does not include unvested performance-based shares.

The target compensation opportunity for ZelnickMedia under the 2014 Management Agreement considered the Company’s need for a senior leadership team that can provide financial and technology acumen as well as management of creative talent. This is a unique combination of skills that creates a limited pool of candidates, and has resulted in the Board’s decision to provide above-median compensation opportunity for ZelnickMedia. However, this compensation opportunity is contingent on achieving superior performance.

Compensation of Mr. Zelnick and Mr. Slatoff

Under the 2014 Management Agreement, Mr. Zelnick may not receive more than 60% of the aggregate compensation paid to ZelnickMedia and Mr. Slatoff may not receive more than 40% of the aggregate compensation paid to ZelnickMedia. ZelnickMedia and the Compensation Committee incorporated these ceilings into the 2014 Management Agreement to provide greater transparency with respect to the maximum compensation payable to Messrs. Zelnick and Slatoff. Beyond this provision, the allocation of any revenues of ZelnickMedia among its principals is not set forth in the 2014 Management Agreement or determined by means of any process in which the Company participates. In connection with their provision of services to the Company pursuant to the 2014 Management Agreement, the actual amount of compensation received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia.

In February 2008, the Company also entered into an employment agreement with Mr. Slatoff, pursuant to which he receives $1 annually in compensation, to provide Mr. Slatoff the opportunity to receive certain health and other plan benefits, the value of which is described in the Summary Compensation Table below. The terms of this agreement are described under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Karl Slatoff” below.

Fees and Incentives to ZelnickMedia under 2014 Management Agreement

Under the new 2014 Management Agreement, fees and incentives paid to ZelnickMedia will be comprised of the following:

•	Monthly fee of $247,500 ($2,970,000 annually); this fee is now frozen for the full five-year term of the new agreement

•

Annual bonus opportunity ranging from $0 to $4,752,000, based solely on the Company’s Non-GAAP EBITDA performance versus pre-established goals; this maximum is frozen at that level for the full five-year term of the new agreement

•	Equity grant, which was made on April 1, 2014. This grant consisted of:

•	178,654 time-based restricted units, with the number of units based on $3,850,000 divided by a 10-day average closing share price prior to the grant date, which vest on April 1, 2016.

•

440,836 performance-based restricted units (representing the maximum number of performance-based units that are eligible to vest), with the number of units based on $4,750,000 divided by a 10-day average closing share price prior to the grant date. Performance will be measured over the two-year period ending on April 1, 2016, with units vesting subject to the following pre-defined performance criteria:

•	75% of performance-based units are based on TSR performance

•	25% of performance-based units are based on sales performance in connection with releases of New IP and Major IP

•

The Compensation Committee has the ability to make future annual equity grants under the provisions of the 2014 Management Agreement, but the Committee is under no obligation to make additional equity grants. Future equity grants will be based on performance. (As noted above, the 2011 Management Agreement provided for a larger, up-front equity grant at the beginning of the contract term.)

For illustrative purposes only, assuming that ZelnickMedia allocated the maximum 60% of the payments under the 2014 Management Agreement to Mr. Zelnick and the maximum 40% of the payments under the 2014 Management Agreement to Mr. Slatoff, the compensation set forth above to Messrs. Zelnick and Slatoff under the 2014 Management Agreement would be as follows:

	Minimum	Target	Maximum
	• >80% EBITDA Goal • >40th Percentile Relative TSR • Min IP Goal	• 100% EBITDA Goal • 50th Percentile Relative TSR • Target IP Goal	• 150% EBITDA Goal • 75th Percentile Relative TSR • Max IP Goal
Annual Management Fee	$2,970,000	$2,970,000	$2,970,000
Annual Incentive Metric: EBITDA	$0	$2,376,000	$4,752,000
Restricted Shares	$3,850,000	$3,850,000	$3,850,000
Performance-Based Shares Metrics: TSR and IP Performance	$0	$4,750,000	$9,500,000
Total Compensation Opportunity	$6,820,000	$13,946,000	$21,072,000

Maximum Opportunity at Each Performance Level
Strauss Zelnick	$4,092,000	$8,367,600	$12,643,200
Karl Slatoff	$2,728,000	$5,578,400	$8,428,800

Historically the targets set by the Board in ZelnickMedia management agreements have been sufficiently challenging that payouts to ZelnickMedia have varied substantially. Non-GAAP EBITDA goals were not met in fiscal 2012, and as a result there was no annual incentive fee for that year. In addition, as of the filing date of this Proxy Statement, only 64% of the performance-based equity awards that were eligible to vest under the 2011 Management Agreement have in fact vested.

Other NEO Compensation

Other NEOs in fiscal 2014 were Ms. Goldstein, our chief financial officer, and Mr. Krauss, our now former Executive Vice President and General Counsel. Pay opportunities for specific individuals vary based on a number of factors, such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation and the mix of such compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operational goals and the creation of shareholder value. The Compensation Committee believes that each of the compensation packages to Ms. Goldstein and Mr. Krauss are within the competitive range of practices when compared to the objective comparative data.

Ms. Goldstein

In September 2012, the Company entered into an amended employment agreement with Ms. Goldstein, which provides for an annual base salary, annual cash bonus, and long-term incentive compensation opportunities. The details of Ms. Goldstein’s employment agreement are discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Lainie Goldstein.”

Ms. Goldstein’s fiscal 2014 target compensation was comprised of:

•	Base salary of $637,500.

•	Annual cash bonus opportunity of $446,250, subject to Non-GAAP EBITDA performance.

•	Target equity incentive opportunity of $1,050,000, two-thirds of which was subject to performance vesting.

As a result of the Company’s outstanding Non-GAAP EBITDA performance for fiscal 2014, Ms. Goldstein received a maximum cash bonus for such period of $892,500. As discussed below under “Principal Elements of Executive Compensation—Long-Term Equity Incentives,” in June 2013, Ms. Goldstein received an award of restricted stock units based on a value of $1,050,000, which was granted in recognition of her performance during the fiscal year ended March 31, 2013 (“fiscal 2013”), and is subject to vesting over a three-year period. In addition, as discussed in more detail below under “Principal Elements of Executive Compensation—Long-Term Equity Incentives,” in recognition of her performance during fiscal 2014, the Compensation Committee approved an award based on a value of $1,050,000, which will be granted in the form of restricted stock units subject to shareholder approval of the amendments to the Plan described in Proposal 2 of this Proxy Statement. If the amendments to the Plan are not approved, the award will be granted in the form of a cash award.

Mr. Krauss

In September 2012, the Company entered into an amended employment agreement with Mr. Krauss, which provides for an annual base salary, annual cash bonus, and long-term incentive compensation opportunities. The details of Mr. Krauss’s employment agreement are discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements—Employment Agreements—Seth Krauss.”

Mr. Krauss’s fiscal 2014 target compensation was comprised of:

•	Base salary of $575,000.

•	Annual cash bonus opportunity of $402,500, subject to Non-GAAP EBITDA performance.

•	Target equity incentive opportunity of $1,050,000, two-thirds of which was subject to performance vesting.

As a result of the Company’s outstanding Non-GAAP EBITDA performance for fiscal 2014, Mr. Krauss received a maximum cash bonus for such period of $805,000. As discussed below under “Principal Elements of Executive Compensation—Long-Term Equity Incentives,” in June 2013, Mr. Krauss received an award of restricted stock units based on a value of $1,050,000, which was granted in recognition of his performance during fiscal 2013 and was subject to vesting over a three-year period. However, as a result of his voluntary departure from the Company in June 2014 to pursue a new career opportunity, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of our common stock on June 27, 2014), and did not receive an award with respect to his performance during fiscal 2014.

Competitive Market Positioning

The Compensation Committee determines pay levels for our NEOs based on a number of factors, including the individual’s role and responsibilities within the Company, the individual’s experience and expertise, historical compensation actually realized by the individual, pay levels in the marketplace for similar positions, and performance of the individual and the Company as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits, including the mix thereof.

After consideration of data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding each individual NEO’s target total compensation opportunity based on the need to attract, motivate and retain an experienced and effective management team.

Each year, the Compensation Committee reviews and approves the peer group companies that are used to evaluate competitive market compensation. In doing so, the Compensation Committee seeks to approve a peer group that is representative of the sector in which we operate, and includes companies with similar revenue and stock price movement as Take-Two. The tables below describe our peer group companies for fiscal 2014 and fiscal 2015.

Fiscal 2014 Peer Group

The peer group used to evaluate competitive market compensation of NEOs for fiscal 2014 was composed of the following 16 companies:

Videogame	Internet & Technology		Entertainment & Leisure
• Activision Blizzard, Inc.	• Adobe Systems Incorporated	• Nuance Communications, Inc.	• DreamWorks Animation SKG, Inc.

• Electronic Arts Inc.	• Autodesk, Inc.	• Red Hat, Inc.	• Hasbro, Inc.

	• Fair Isaac Corporation	• Rovi Corporation	• JAKKS Pacific, Inc.

	• Intuit, Inc.	• WebMD Health Corp.	• Lions Gate Entertainment Corp.

	• Mentor Graphics Corporation		• Scholastic Corporation

This peer group is the same as the peer group analyzed for our fiscal 2013 incentive program, except that four companies from the fiscal 2013 peer group were removed from the fiscal 2014 peer group either because they were acquired or became privately-held in 2013: (i) Lawson Software, Inc. and RC2 Corporation became privately-owned, (ii) Novell, Inc. was acquired by Attachmate Corporation, and (iii) Warner Music Group Corp. was acquired by Access Industries, Inc. In addition, the Compensation Committee determined that THQ, Inc. should be removed from the fiscal 2014 peer group due to its bankruptcy filing and because it no longer trades on a major stock exchange.

Fiscal 2015 Peer Group

Peer groups require periodic review for fit to ensure that the peer framework continues to provide an appropriate benchmark for executive pay levels and other policies/practices. As such, to support development of our incentive program for the fiscal year ended March 31, 2015, Frederic W. Cook & Co., Inc. performed a peer group analysis and recommended certain adjustments to the peer group.

The peer group used for competitive compensation analysis for fiscal 2015 is composed of the following 16 companies:

Videogame	Internet & Technology		Entertainment & Leisure
• Activision Blizzard, Inc.	• Autodesk, Inc.	• Nuance Communications, Inc.	• AMC Networks Inc.

• Electronic Arts Inc.	• Fair Isaac Corporation	• Red Hat, Inc.	• DreamWorks Animation SKG, Inc.

• Zynga Inc.	• IAC/InterActiveCorp	• Rovi Corporation	• Hasbro, Inc.

	• Mentor Graphics Corporation	• WebMD Health Corp.	• Lions Gate Entertainment Corp.

• Scholastic Corporation

The Compensation Committee determined that the following changes should be made to the peer group for purposes of compensation planning for fiscal 2015: three companies were removed from the peer group (Adobe Systems, Intuit and JAKKS Pacific) because the size of each company (revenue and market capitalization) is not comparable to the Company, and three companies were added to the group (AMC Networks, IAC/InterActiveCorp and Zynga) because each of the companies is more comparably-sized to the Company and is engaged in entertainment or other consumer content businesses similar to the Company’s business. While the Committee believes that the changed peer group consists of those companies for which executive compensation information is publicly available that are most comparable to the Company, Take-Two has a limited number of direct competitors in the videogame industry. In addition, many of the Company’s competitors are either privately held and/or incorporated in foreign jurisdictions which do not require public disclosure of executive compensation. This creates added challenges when constructing a statistically reliable set of peers and requires that the Company expand its pool of potential peer companies to those that are tangentially related to the Company (i.e., internet and technology, and entertainment and leisure companies) and with which the Company may not compete directly to attract and retain talent. While imperfect, the Committee believes the peer group selected is representative of the sector in which the Company operates, and includes companies with similar revenue and stock price movement as Take-Two.

Target Determinations

The Compensation Committee annually reviews total NEO compensation as compared to competitive market data. For purposes of calculating annual target compensation for any fiscal year, the Compensation Committee includes annual base salary, annual target cash bonus, annual target long-term incentive compensation and any special awards.

In September 2012, given the growth of the Company, the small size of our executive team, the substantial scope of our executive roles and the significant experience and accomplishments of our NEOs, the Compensation Committee determined that it was appropriate to increase the targeted total compensation for Ms. Goldstein and Mr. Krauss. This increase was approved as part of amended employment agreements with both Ms. Goldstein and Mr. Krauss in September 2012, and in November 2012 they received one-time special retention grants pursuant to the agreements, consisting of performance shares (subject to stock price thresholds as well as continued service) vesting over approximately 65 months. Including this grant, annualized through the vesting term, the total compensation to Ms. Goldstein and Mr. Krauss since September 2012 was targeted to just under the 75th percentile of the 2012 peer group during the vesting term. As noted elsewhere, Mr. Krauss left the company in June 2014, forfeiting the bulk of the retention grant. Ms. Goldstein’s annual pay target in fiscal 2015, excluding the retention bonus, is below the median of the peer group used by the Company in considering executive compensation.

Principal Elements of Executive Compensation

The following describes compensation processes and programs with respect to the NEOs other than the Executive Chairman and CEO and the President.

Pay Elements—Overview

Executive compensation for our NEOs consists of the following elements:

Direct Compensation Elements	Indirect Compensation Elements
Base Salary	Other Compensation / Employee Benefits

Annual Cash Incentive	Severance and Change in Control Protection

Long-Term Equity Incentives

Base Salary

The base salary component is intended to provide fixed pay that takes into account an NEO’s role and responsibilities, experience, expertise, marketplace comparables and individual performance, and although established by the NEOs’ employment agreements, is subject to annual review by the Compensation Committee, including for discretionary year-to-year increases. Ms. Goldstein’s base salary increased from $625,000 to $637,500 in fiscal 2014 because, as discussed below under “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements,” the amended employment agreement with Ms. Goldstein provides for an automatic, annual cost of living increase in base salary of 2% each year commencing on and after April 1, 2013, which was consistent with the average Company-wide annual cost of living increase in base salary.

Annual Cash Incentive

The Compensation Committee has the authority to award annual performance-based cash bonuses to the NEOs pursuant to their employment agreements with the Company. The Compensation Committee believes that an annual performance-based bonus opportunity provides the incentives necessary to retain our NEOs and reward them for their attainment of the Company’s business goals. In fiscal 2014, Ms. Goldstein and Mr. Krauss were eligible to receive an annual cash bonus pursuant to the terms of their employment agreements.

Pursuant to their amended employment agreements, Ms. Goldstein’s and Mr. Krauss’s target contractual bonuses range from 0% to 140% of base salary. Annual bonus targets are set at 70% of base salary, so achievement of 100% of the Company’s target Non-GAAP EBITDA would result in a bonus of 70% of base salary. Maximum bonus amounts are capped at 140% of base salary.

Annual bonus awards for Ms. Goldstein and Mr. Krauss are performance-based and primarily dependent on achievement of budgeted Non-GAAP EBITDA over the applicable fiscal year. Budgeted Non-GAAP EBITDA targets are pre-determined at the beginning of the applicable fiscal year and EBITDA is calculated using Non-GAAP net income recorded for the Company, adding back interest, depreciation, amortization and tax expenses. The Compensation Committee believes that using budgeted Non-GAAP EBITDA as the core performance metric in the annual bonus design represents an appropriate measure of the Company’s performance and an appropriate way to align NEOs’ short-term incentives with our shareholders’ interests.

Bonus amounts are a function of Non-GAAP EBITDA relative to target, as set forth in the following table:

Non-GAAP EBITDA Achievement	Annual Bonus
Less than 80% of the budget	No bonus earned
80% - 100% of the budget	0% - 70% of base salary
100% - 120% of the budget	70% - 100% of base salary
120% - 150% of the budget	100% - 140% of base salary
Greater than 150% of the budget	Capped at 140% of base salary

Budgeted Non-GAAP EBITDA for fiscal 2014 was $229.7 million and the Company achieved actual Non-GAAP EBITDA of $547.8 million. This Non-GAAP EBITDA achievement was greater than 150% of the budgeted Non-GAAP EBITDA of $229.7 million, and therefore, Ms. Goldstein and Mr. Krauss each received annual cash bonuses for such period at 140% of base salary.

Long-Term Equity Incentives

We believe that equity-based awards are an important factor in aligning the long-term financial interests of the NEOs and certain other employees of the Company with its shareholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. Equity-based awards are generally granted to new key employees on a quarterly basis following the commencement of employment and to existing key employees on an annual basis and following a significant change in job responsibilities or to meet other special retention objectives.

All grants made to employees, including the NEOs, are approved by the Compensation Committee and issued during the 45-day period following the Company’s filing with the SEC of our next quarterly report on Form 10-Q or the 30-day period following the Company’s filing of our next annual report on Form 10-K, as applicable. The current outstanding awards granted to our NEOs were made under the Plan, which is discussed further in “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements.”

The Company generally uses a mix of time-based and performance-based vesting for NEO long-term incentive grants because each serves a different purpose. Time-based vesting awards emphasize the retention of skilled executives, while performance-based vesting awards support the goal of retention as well as alignment of the executives’ incentives with the interests of the Company’s shareholders.

NEO Long-Term Incentives Awarded in Fiscal 2014

In June 2013, the Compensation Committee awarded 64,734 restricted stock units based on a value of $1,050,000 to each of Ms. Goldstein and Mr. Krauss. The number of time-based awards granted was determined based on a value of $350,000, and the number of performance-based awards granted was determined based on a value of $700,000. When determining the number of performance-based awards granted, the Compensation Committee considered a value range of between $350,000 and $700,000 to determine the size of the award, and granted awards based on a value of $700,000 in recognition of the full achievement of their individual performance goals and targets during fiscal 2013. Individual performance goals for Ms. Goldstein included the successful oversight and management of the Company’s global finance and treasury functions. Individual performance goals for Mr. Krauss included his role in strategic planning, the resolution of litigation matters, management of corporate governance and operational and legal risk, management of the Company’s legal expenses, oversight of insurance, digital and physical security and data privacy, and oversight of internal audit on behalf of the Audit Committee. The Compensation Committee determined to make the fiscal 2014 grant in the form of restricted units, rather than in the form of restricted stock, in order to preserve flexibility to settle the awards in stock, cash or a combination of stock and cash.

The fiscal 2014 restricted stock units vest in three equal annual installments from the date of grant based on the executive’s continued service with the Company, and the vesting of two-thirds of these restricted stock units is also subject to the satisfaction of certain performance criteria during the vesting period. The performance-based awards vest based on a combination of common stock price and Non-GAAP EBITDA performance metrics, which the Compensation Committee determined was appropriate and consistent with market practice. In order to satisfy the price targets for vesting during each year of the three-year vesting period, the value of our common stock must appreciate at a compounded rate of 6% each such year (corresponding to price targets of $17.19, $18.22 and $19.31, respectively, for each of 2014, 2015 and 2016), which was determined to be a market threshold for stock price appreciation criteria. In addition, the performance-based awards are subject to catch-up vesting based on satisfaction of certain Non-GAAP EBITDA metrics if the common stock price targets are not otherwise satisfied during the vesting period. The catch-up vesting metric has been eliminated for future grants, and is no longer relevant for the fiscal 2014 grants because the price targets have been satisfied.

As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, including the fiscal 2013 restricted stock units, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014, his date of departure).

NEO Long-Term Incentives Awarded in Fiscal 2015

In July 2014, the Compensation Committee determined that, subject to approval of the amendments to the Plan described in Proposal 2 of this Proxy Statement, the Company will issue an award of 52,557 restricted units based on a value of $1,050,000 to Ms. Goldstein in recognition of the achievement of her individual performance goals and targets during fiscal 2014. The Compensation Committee determined the size of Ms. Goldstein’s award after consideration of her individual performance, as it did in respect of the long-term incentives awarded to Ms. Goldstein in fiscal 2014. The Compensation Committee deferred the issuance of Ms. Goldstein’s grant until after the 2014 Annual Meeting of Shareholders, subject to shareholder approval of certain amendments to the Plan described in Proposal 2 of this Proxy Statement. If the amendments to the Plan are not approved by shareholders, the Compensation Committee has determined that the Company will not issue restricted units to Ms. Goldstein, but instead will enter into a cash-based incentive award with Ms. Goldstein. Similar to the fiscal 2014 grant, the Compensation Committee determined that, subject to approval of the amendments to the Plan, it will make the fiscal 2015 grant in the form of restricted units, rather than in the form of restricted stock, in order to preserve flexibility to settle the awards in stock, cash or a combination of stock and cash. The vesting of 67% of the fiscal 2015 grant will also be subject to the satisfaction of certain performance criteria based on TSR during the vesting period as described in paragraph 2 below, assuming target performance. The remaining 33% of the grant will vest in three equal annual installments from the date of grant based on Ms. Goldstein’s continued service with the Company. The Compensation Committee determined it was appropriate to align the vesting of Ms. Goldstein’s award with the award granted to ZelnickMedia pursuant to the 2014 Management Agreement, 55% of which also vests subject to the satisfaction of certain performance criteria during the vesting period. As a result of his voluntary departure from the Company in June 2014, Mr. Krauss did not receive a long-term incentive award in June 2014 for his performance during fiscal 2014.

In early fiscal 2015, the Compensation Committee approved a number of changes to the long-term incentive program that became effective with fiscal 2015 equity grants. These changes included:

1.	Eliminating the EBITDA “catch-up” metric from the performance-based restricted share awards. Previously, performance-based equity vested on achievement of share price appreciation or Non-GAAP EBITDA goals. This change eliminates the secondary performance test. The Compensation Committee believes this change strengthens the rigor of the plan and improves alignment with shareholders.

2.	Adopting a relative TSR metric for performance-based shares. The relative TSR metric will replace the previous share appreciation metric. Take-Two’s TSR performance will be measured against the NASDAQ Composite Index over a period of two years to measure achievement of TSR goals. The TSR vesting schedule is as follows:

TSR Percentile Rank	TSR Vesting Percentage
Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile	200%

SEC regulations generally require that the grant date fair value of equity awards be disclosed in the Summary Compensation Table for the year in which the equity awards were granted, not the year to which the services relate. As a result, the grant date value for equity grants made in June 2013 are shown in the Summary Compensation Table below, and the grant date value for the equity grants made in June 2014 will be reflected in the Summary Compensation Table in our proxy statement for the 2015 Annual Meeting of Shareholders.

Severance and Change in Control Benefits

Severance and Change in Control Benefits for ZelnickMedia

Pursuant to the Management Agreements, ZelnickMedia would receive certain cash payments and benefits upon a termination by the Company without “cause” or by ZelnickMedia for “good reason” (whether before or after a change in control):

•

Under the 2011 Management Agreement, such cash payments consisted of an amount equal to the lesser of (i) all management fees that would have been paid through May 31, 2015, plus the amount of all annual bonuses not yet accrued or paid that would have been payable in respect of any fiscal year through May 31, 2015, assuming target was met in each such fiscal year, and (ii) three times the sum of the then-current per annum management fee plus the then-current target bonus amount. In addition, the 2011 Management Agreement provides for accelerated vesting of outstanding and unvested equity awards upon such a termination (with vesting of performance-based awards determined based on actual performance through the date of termination).

•

Under the 2014 Management Agreement, such cash payments will consist of an amount equal to (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (iii) three times the sum of the per annum management fee plus the target bonus amount. See “Certain Relationships and Related Transactions—Management Agreement” for more details. In addition, the 2014 Management Agreement provides for accelerated vesting of outstanding and unvested equity awards (including any outstanding and unvested equity awards granted under the 2011 Management Agreement) upon such a termination (with vesting of performance-based awards based on TSR performance determined based on actual performance through the date of termination, and vesting of performance-based awards based on New IP and Major IP performance determined at target levels).

The cash payments described above remain consistent whether the termination occurs before or after a change in control, so ZelnickMedia is not entitled to receive any enhanced cash payments in connection with a change in control. With respect to vesting of equity awards in connection with a change in control, both the 2011 Management Agreement and the 2014 Management Agreement provide for “double trigger” vesting. Accordingly:

•

If a change in control occurred during the term of the 2011 Management Agreement, outstanding and unvested equity awards would have continued to vest (and performance-based restricted units would have continued to vest based on actual performance through the change in control date) in accordance with the original vesting schedule, subject to earlier vesting upon a termination of the 2011 Management Agreement without cause or for good reason.

•

If a change in control occurs during the term of the 2014 Management Agreement, outstanding and unvested equity awards will continue to vest (and performance-based restricted units will continue to vest at target levels) in accordance with the original vesting schedule, subject to earlier vesting upon a termination of the 2014 Management Agreement without cause or for good reason.

Severance and Change in Control Benefits for Other NEOs

In March 2008, the Compensation Committee approved the Take-Two Interactive Software, Inc. Change in Control Employee Severance Plan (the “CIC Severance Plan”), a change in control plan pursuant to which certain eligible employees, including the NEOs other than Messrs. Zelnick and Slatoff, may receive certain “double-trigger” cash severance benefits upon a termination of employment either by the Company without “cause” or voluntarily for “good reason,” in either case during the 12-month period following a change in control of the Company, as well as vesting of outstanding and unvested equity awards in connection with a change in control of the Company, as described under “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. The employment agreements with Ms. Goldstein and Mr. Krauss provide for severance payments in the event of a separation from service from the Company under certain conditions, as well as payments in the event of a change in control of the Company. See “Executive Compensation—Narrative Disclosure Regarding Equity Plans and Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for more information. We believe that these severance benefits assist us in recruiting talented individuals to join and remain a part of our management team. From time to time, we may recruit executives from other companies where they have job security, tenure and career opportunities. Accepting a position with us may entail foregoing an otherwise secure position at another employer, and the benefits provided by the CIC Severance Plan help to mitigate the risk of harm that the executive may suffer in connection with adverse actions taken by a successor to the Company. Severance benefits also allow our NEOs to focus on the Company’s business without being unduly distracted by concerns about their job security in the event of a separation from service or a change in control. Our NEOs are not entitled to any gross-up payments to cover excise taxes imposed by the “golden parachute” regulations under Sections 280G and 4999 of the Code.

Other Compensation

401(k) Plan

We maintain a 401(k) savings plan and trust for our eligible employees, including our NEOs (other than Messrs. Zelnick and Slatoff). The plan permits each participant to make voluntary pre-tax contributions, and in addition, we make matching contributions equal to 50% of the participant’s eligible elective deferral (excluding catch-up contributions) contributed to the 401(k) savings plan, but not more than an amount equal to 50% of the first 6% of the participant’s pre-tax salary which is contributed to the 401(k) savings plan. See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits.

Medical Expenses Reimbursement Plan

We maintain a medical expenses reimbursement plan (the “MERP”) for all of the NEOs, including for this purpose Messrs. Zelnick and Slatoff. Pursuant to the MERP, the participating NEOs are reimbursed for medical, dental and vision expenses that are not otherwise reimbursed by our group health insurance program.

Other Benefits and Perquisites

We provide health insurance, dental insurance, life and accidental death and dismemberment insurance and short-term and long-term disability benefits for our NEOs, including for this purpose Messrs. Zelnick and Slatoff, on the same basis as such benefits are generally provided to our employees. We also provided holiday gifts to Mr. Slatoff and Ms. Goldstein. Other than the MERP and the holiday gifts, no material perquisites are provided to our NEOs. We do not have a formal perquisite policy and do not emphasize special perquisites for our executive officers, although the Compensation Committee periodically reviews perquisites for our executive officers in its review of compensation.

Operation of the Compensation Committee

General

The Compensation Committee annually reviews compensation policies and procedures of the Company and evaluates and approves the NEOs’ compensation. The Compensation Committee also annually reviews the ZelnickMedia relationship. This review includes annual individual interviews with a broad group of executives, excluding our Executive Chairman and CEO and our President, to seek feedback on the ZelnickMedia relationship.

The Compensation Committee held six meetings during fiscal 2014. The Compensation Committee regularly meets at least four times during the fiscal year.

Role of Management

When determining the compensation of the NEOs, the Compensation Committee solicits from the Executive Chairman and CEO an evaluation of the performance of, and recommendations with respect to compensation decisions for, each of the NEOs other than himself. In addition, with respect to setting compensation for fiscal 2014, the Compensation Committee interviewed all of the NEOs, representatives of ZelnickMedia and members of our management team who report to the NEOs in order to better assess each NEO’s performance during such period. The Compensation Committee also interviewed certain of the foregoing individuals in connection with its annual review, in conjunction with the Board of Directors, of ZelnickMedia’s performance during such period.

Use of Outside Advisors

The Compensation Committee has historically engaged the services of independent compensation consulting firms in connection with making executive compensation determinations. Consistent with our practice, the Compensation Committee retained Aon-Hewitt, Pay Governance LLC (specifically in connection with the preparation of the 2014 Management Agreement) and Frederic W. Cook & Co., Inc., with Frederic W. Cook & Co., Inc. assuming the advisory role previously held by Aon-Hewitt in mid-fiscal 2014, to review the compensation programs for our NEOs and our Board of Directors for fiscal 2014, and to develop recommendations regarding our compensation programs for our fiscal year ending March 31, 2015. In addition, the Company utilized data from Radford Surveys + Consulting, an affiliate of Aon-Hewitt, from time to time during fiscal 2014.

The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors that assist the Compensation Committee in carrying out its responsibilities.

The Compensation Committee assessed the independence of Aon-Hewitt, Pay Governance LLC and Frederic W. Cook & Co., Inc. pursuant to SEC and NYSE rules and was satisfied that all are independent and that no conflict of interest exists that would prevent either from serving as an independent advisor to the Compensation Committee. The Compensation Committee, among other things, reviewed and was satisfied with the consultants’ policies and procedures to prevent or mitigate conflicts of interest. The Compensation Committee also reviewed and was satisfied that there were no business or personal relationships between members of the Compensation Committee and the individuals at the consulting firms supporting the Compensation Committee.

Compensation Governance Practices

Clawback Policy

Our Corporate Governance Guidelines includes a section entitled “Recovery of Improperly-Awarded Incentive Compensation” which is our “Clawback Policy.” Our NEOs (including ZelnickMedia and its shareholders, partners, employees, members and other affiliates who are deemed “Executives” under the Clawback Policy) are subject to the Clawback Policy. Our Corporate Governance Guidelines, including our Clawback Policy, are available on the Company’s website at www.take2games.com by clicking on the “Corporate” tab, and then clicking on the “Corporate Governance” link. Our Clawback Policy includes any amendments that may be required to comply with any rules adopted by the SEC in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This policy requires the reimbursement of any bonus or incentive compensation, including cash bonuses, awarded to a covered person and/or the cancellation of unvested restricted stock or outstanding stock option awards previously granted to a covered person, in each case, where: (1) the payment was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported; (2) the Board of Directors determines that the person engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred; and (3) a lower payment would have been made to the person based upon the corrected financial results.

Executive Officer Stock Ownership Requirements

The Company has adopted stock ownership requirements for executive officers of the Company. Under these requirements, NEOs (other than the Executive Chairman and CEO and President) shall own shares of common stock having a value equal to three times the annual base salary paid by the Company to its NEOs. Such NEOs shall achieve such stock position within five years after the date of the adoption of the requirements and future NEOs shall achieve such ownership position within five years after the date of their appointment as NEOs. For purposes of determining compliance with the stock ownership requirements, all shares that are directly owned by the NEO, shares that are beneficially owned by the NEO, such as shares held in “street name” through a broker or shares held in trust, and vested and unvested shares of restricted stock and units are counted toward satisfying the requirements.

All NEOs are in compliance with the stock ownership requirements as of the date of this proxy filing.

As discussed elsewhere in this Proxy Statement, our Executive Chairman and CEO and our President are compensated through the operation of the 2014 Management Agreement, which contain certain provisions relating to stock ownership applicable to ZelnickMedia and its affiliates and generally prohibits, prior to March 31, 2019, ZelnickMedia and any Subject Person (as defined in the 2014 Management Agreement) from selling or otherwise disposing of any shares of common stock of the Company, if the Market Value (as defined in the 2014 Management Agreement) of all shares of common stock of the Company (including any options, restricted stock and restricted units), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than five times the per annum management fee (excluding any bonuses).

Anti-Hedging Policy

The Company has adopted a Securities Trading Policy which prohibits, among other things, officers, directors, employees and consultants of the Company, as well as the shareholders, partners, employees, members, and other affiliates of ZelnickMedia who are service providers to the Company subject to such policy, from engaging in the following transactions:

•	In and Out Trading. (All purchases of the Company’s securities in the open market must be held for a minimum of six months, with exceptions relating to the exercise of stock options.)

•	Purchases of Company securities on margin or holding any Company securities in margin accounts.

•	Pledging Company securities as collateral for a loan.

•	Short sales of the Company’s securities.

•	Transactions in puts, calls or other derivatives on the Company’s securities, as well as any other derivative or hedging transactions on Company securities.

The anti-hedging restrictions contained in the Securities Trading Policy were adopted by our Board of Directors in 2014.

Anti-Pledging Policy

In 2014, as a matter of good corporate governance, our Board of Directors also adopted a formal policy against pledging common stock pursuant to which members of the Board of Directors and executive officers may not hold common stock in margin accounts and may not pledge common stock as collateral for a loan. None of our directors or executive officers has pledged any shares of our common stock.

Impact of Tax and Accounting Rules

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under the Accounting Standards Codification (“ASC”) Stock Compensation guidance, which generally requires the Company to recognize compensation expense relating to equity awards based upon the grant date fair value of those awards. The Company also considered the accounting impact of preserving flexibility to settle restricted units awards in cash, shares, or a combination of cash and shares.

With respect to taxes, the Compensation Committee may consider the anticipated tax treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the NEOs (other than our chief financial officer), subject to certain exceptions. However, the Company generally believes that it is in our best interest and that of our shareholders to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code to provide a compensation package consistent with our program and objectives.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors:
Michael Sheresky (Chair)
Michael Dornemann
July 28, 2014	J Moses

RISK ASSESSMENT OF OVERALL COMPENSATION PROGRAM

The Compensation Committee regularly reviews senior executive compensation and Company-wide compensation programs and policies in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee seeks to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks, while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. For example, the design of our compensation plans is intended to encourage employees to remain focused on both the short-term and long-term goals of the Company by using a mix of short-term and long-term incentives to motivate employees to produce superior short-term and long-term results, and we believe that the use of long-term incentives for executives provides a safeguard against excessive risk-taking. Our long-term incentives are designed to deter risk-taking by aligning our employees’ interests with those of shareholders by incorporating equity-based compensation that vest over time and, in some cases, include a market-based performance metric, which we believe is not susceptible to manipulation by employees and encourages employees to remain focused on sustained stock price appreciation.

We have also sought to deter unnecessary risk-taking by applying a clawback policy to certain senior executives of the Company, which requires the reimbursement of any bonus or incentive compensation awarded to a covered person and/or the cancellation of unvested restricted stock or outstanding stock option awards previously granted to a covered person under certain conditions, in each case, where (1) the payment was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported, (2) the Board of Directors determines that the person engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred, and (3) a lower payment would have been made to the person based upon the corrected financial results.

In addition, our stock ownership guidelines require that our executive officers hold a significant amount of common stock to further align their interests with shareholders over the long term by having a portion of their personal investment portfolio consist of common stock. We expect this component to mitigate risk on a prospective basis. We also prohibit transactions designed to limit or eliminate economic risks to our employees of owning the common stock, such as options, puts, and calls, so our executives cannot insulate themselves from the effects of poor stock price performance.

Senior executives from our risk, compliance, administrative, and finance functions, as well the outside compensation consultant to our Compensation Committee, are involved in this review process. With respect to fiscal 2014 and the compensation programs in place for fiscal 2014, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

The following table sets forth summary information for the fiscal years ended March 31, 2014, March 31, 2013, and March 31, 2012, with respect to cash and all other compensation paid by the Company to, or earned by, the Company’s NEOs.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Strauss Zelnick(4)	2014	—	—	—	19,902	19,902
Executive Chairman and Chief Executive Officer	2013	—	—	—	11,424	11,424
	2012	—	—	—	8,523	8,523

Lainie Goldstein	2014	637,500	991,582	892,500	22,115	2,543,697
Chief Financial Officer	2013	625,000	5,588,687	875,000	11,340	7,100,027
	2012	610,417	—	—	10,478	620,895

Seth Krauss(5)	2014	575,000	991,582	805,000	23,073	2,394,655
Former Executive Vice President and General Counsel	2013	552,292	5,112,234	773,164	18,538	6,456,228
	2012	525,000	—	—	11,455	536,455

Karl Slatoff(4)	2014	1	—	—	33,559	33,560
President	2013	1	—	—	11,424	11,425
	2012	1	—	—	8,253	8,254

(1)	Represents the aggregate grant date fair value of stock awards granted to our NEOs in each of the reporting periods, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For additional information with respect to stock awards or option awards granted during fiscal 2014, see Note 13 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2014. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future service-based forfeitures, and do not necessarily correspond to the actual value that might be realized by the NEOs which depends on the market value of the Company’s common stock on a date in the future when the stock award vests. For time-vested restricted stock, that value is based on the fair market value of the Company’s common stock on the grant date and is determined by multiplying the number of shares subject to the grant by the closing price per share of the Company’s common stock. The value of the performance-vested restricted stock reflects the value of the awards at the grant date based upon the probable outcome of the performance conditions using the Monte Carlo simulation model and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, which is less than the maximum possible value. The following table shows the value of the NEOs’ respective performance-vested awards on the date of grant at both the probable outcome of the performance conditions, which is reflected in the table above, as well as the maximum achievement of the applicable performance conditions.

Name	Year	Probable Outcome ($)	Maximum Performance ($)
Lainie Goldstein	2014	634,682	713,800
	2013	5,166,870	5,670,640
	2012	—	—
Seth Krauss	2014	634,682	713,800
	2013	4,690,418	5,282,157
	2012	—	—

(2)	These amounts represent annual cash incentive payments. For more information, refer to “Compensation Discussion and Analysis—Annual Cash Incentive” above and the “Grants of Plan-Based Awards” table below.
(3)	The amounts set forth in this column for fiscal 2014 represent (i) the Company’s matching contributions to the Company’s 401(k) plan for Ms. Goldstein and Mr. Krauss, (ii) medical, dental and vision expense reimbursements made pursuant to the Company’s MERP and (iii) holiday gifts for Mr. Slatoff and Ms. Goldstein.
(4)	As discussed in more detail below, Messrs. Zelnick and Slatoff were compensated for their respective services to the Company during fiscal years 2014, 2013 and 2012 primarily pursuant to the 2011 Management Agreement. The provisions of the 2011 Management Agreement establish the payments and benefits to which ZelnickMedia is entitled as consideration for providing the services set forth therein; however, the actual allocation of any revenues of ZelnickMedia among its principals is not set forth in the 2011 Management Agreement or determined by means of any process in which the Company participates. In general, in connection with their provision of services to the Company, the actual amount of compensation received by Messrs. Zelnick and Slatoff is determined in the sole discretion of ZelnickMedia and without the Company’s knowledge (except that, under the terms of the 2014 Management Agreement, which did not apply in fiscal 2014, Mr. Zelnick may not receive more than 60% of the payments and benefits made to ZelnickMedia and Mr. Slatoff may not receive more than 40% of the payments and benefits made to ZelnickMedia).
(5)	On June 27, 2014, Mr. Krauss departed from the Company to pursue a new career opportunity. As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014).

Grants of Plan-Based Awards

The following table sets forth information concerning awards under the Company’s equity and non-equity incentive plans granted to each of the NEOs during fiscal 2014, including performance-based awards and those using time-based vesting. Assumptions used in the calculation of certain dollar amounts are included in Note 13 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2014.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(2)	(#)	($)(3)
Strauss Zelnick	—	—	—	—	—	—	—	—	—	—
Lainie Goldstein	6/10/2013	6/7/2013	—			—	—	43,156	—	634,682
	6/10/2013	6/7/2013	—	—	—	—	—	—	21,578	356,900
	—	—	—	446,250	892,500	—	—	—	—	—
Seth Krauss(4)	6/10/2013	6/7/2013	—			—	—	43,156	—	634,682
	6/10/2013	6/7/2013	—	—	—	—	—	—	21,578	356,900
	—	—	—	402,500	805,000	—	—	—	—	—
Karl Slatoff	—	—	—	—	—	—	—	—	—	—

(1)	Represents cash performance bonus opportunities ranging from 0% to 140% of base salary, as provided by Ms. Goldstein’s and Mr. Krauss’s employment agreements. There is no set minimum payout amount. See “Compensation Discussion and Analysis—Annual Cash Incentive.”
(2)	Represents the maximum shares of performance-vested restricted stock that have the potential to vest over a period of three years from the date of grant in equal tranches; provided, that for each tranche the applicable performance target is satisfied. The performance targets are based upon the appreciation of the Company’s stock price of 6%, with the initial target calculated based upon the Company’s stock price on the date of grant and each subsequent target being based upon a stock price appreciation of 6% over the immediately succeeding target.
(3)

These amounts are valued based on the aggregate grant date fair market value of the award. For additional information, see Note 13 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial

Statements included in the Company’s Annual Report on Form 10-K for fiscal 2014. The grant date fair value of equity incentive plan awards that are subject to performance-based vesting conditions is based upon the probable outcome of such conditions. All amounts reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future service-based forfeitures, and do not necessarily correspond to the actual value that might be realized by the NEOs.
(4)	On June 27, 2014, Mr. Krauss departed from the Company to pursue a new career opportunity. As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014).

Narrative Disclosure Regarding Equity Plans and Employment Agreements

2009 Stock Incentive Plan

The Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan was approved by shareholders on April 23, 2009. Under the Plan, the Company may grant stock-based incentive compensation awards to eligible employees (including officers), non-employee directors and consultants in the form of stock options, stock appreciation rights, restricted stock and other stock-based awards.

On April 23, 2009, the Board of Directors approved and adopted amendments to the 2002 Stock Option Plan and the Company’s Incentive Stock Plan to provide that all shares of common stock remaining available for grant under such plans as of the close of business on that date would be transferred to the 2009 Stock Incentive Plan; no shares of common stock would be available for the grant of awards under such plans following the close of business on that date; and shares of common stock that were subject to any award under either such plan that were forfeited after the close of business on that date would not be available for grant under such plan. Pursuant to those amendments, 1,508,954 “carryover shares” became available for issuance under the Plan.

On April 15, 2010, the shareholders of the Company approved an amendment to the Plan, which increased the number of shares that may be issued to participants under the Plan in connection with awards granted from 4,900,000 to 7,650,000 (excluding the carryover shares). On September 26, 2011, the shareholders of the Company approved an amendment to the 2009 Stock Incentive Plan, which increased the number of shares that may be issued to participants under the Plan in connection with awards granted to 12,650,000 (excluding the carryover shares). On September 20, 2012, the shareholders of the Company approved and adopted an amendment to the Plan, which increased the number of shares that may be issued to participants in connection with awards granted to 15,450,000 (excluding the carryover shares). On September 18, 2013, the shareholders of the Company approved and adopted an amendment to the Plan, which increased the number of shares that may be issued to participants in connection with awards granted to 20,700,000 (excluding the carryover shares). On July 23, 2014, the Board of Directors approved and adopted the proposed amendments to the Plan. If the amendments to the Plan are approved by the shareholders, the number of shares that may be issued to participants will be increased to 25,700,000 (excluding the carryover shares).

For a more detailed description of the Plan, see Proposal 2 (“Amendments to the 2009 Stock Incentive Plan and the Re-approval of the Performance Goals Specified Therein”) of this Proxy Statement.

Employment Agreements

Lainie Goldstein

Ms. Goldstein serves as Chief Financial Officer of the Company pursuant to an employment agreement between the Company and Ms. Goldstein, dated May 12, 2010, as amended on October 25, 2010 and August 27, 2012. Pursuant to the employment agreement, Ms. Goldstein will continue to serve as Chief Financial Officer of the Company until March 31, 2013, and thereafter for successive one-year periods until either party elects not to renew the term of the agreement (each, a “renewal term”).

Pursuant to the terms of the employment agreement, Ms. Goldstein received an annual base salary of $625,000 through March 31, 2013. Ms. Goldstein’s base salary automatically increased to $637,500 on April 1, 2013 pursuant to her employment agreement, which was amended in 2012 to provide that her salary will be increased by 2% at the start of each renewal term commencing on and after April 1, 2013. Ms. Goldstein will also be eligible to receive an annual bonus during each fiscal year of her employment at target in the amount of 70% of her base salary, based on the achievement of certain financial targets by the Company, as set forth in the employment agreement. Additionally, Ms. Goldstein is eligible to participate in the Company’s annual Long Term Incentive Compensation Program at a level commensurate with the Company’s other senior executives.

The employment agreement also provides for severance benefits upon termination by the Company without cause or a change in control. For more information regarding these severance and change in control benefits, please refer to “Potential Payments Upon Termination or Change in Control” below.

Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the employment agreement.

Seth Krauss

Until June 27, 2014, Mr. Krauss served as Executive Vice President and General Counsel of the Company pursuant to an employment agreement between the Company and Mr. Krauss, dated June 4, 2010, as amended on October 25, 2010 and September 14, 2012. Pursuant to the terms of the employment agreement, Mr. Krauss received an annual base salary of $575,000 per year. Mr. Krauss was also eligible to receive an annual bonus during each fiscal year of his employment at target in the amount of 70% of his base salary, based on the achievement of certain financial targets by the Company, as set forth in the employment agreement. Additionally, Mr. Krauss was eligible to participate in the Company’s annual Long Term Incentive Compensation Program at a level commensurate with the Company’s other senior executives.

The employment agreement also provided for severance benefits upon a termination by the Company without cause. For more information regarding these severance benefits, please refer to “Potential Payments Upon Termination or Change in Control” below.

Mr. Krauss’s employment agreement terminated when he departed from the Company on June 27, 2014 to pursue a new career opportunity, except for certain non-compete and non-solicitation provisions pursuant to which, subject to the New York Rules of Professional Conduct, Mr. Krauss will not compete with the Company or solicit any of the Company’s customers or personnel for one year following his termination of his employment, all on the terms set forth in the employment agreement.

Karl Slatoff

On February 14, 2008, the Company entered into an employment agreement with Mr. Slatoff, pursuant to which Mr. Slatoff initially served as Executive Vice President of the Company. Effective October 25, 2010, Mr. Slatoff was named to the role of Chief Operating Officer of the Company. Effective May 1, 2013, Mr. Slatoff was appointed to the newly created role of President. Pursuant to the agreement, Mr. Slatoff will continue to serve as President of the Company until termination of the 2014 Management Agreement, unless earlier terminated upon his death or resignation, or by the Board of Directors for any reason. Pursuant to the terms of the employment agreement, Mr. Slatoff receives an annual salary of $1.00. Additionally, Mr. Slatoff is eligible to participate in all benefits and plans which the Company may institute from time to time for its executive officers and employees (other than the 401(k) savings plan). The employment agreement with Mr. Slatoff provides that he is not entitled to receive an annual bonus from the Company. The employment agreement does not provide for any continued obligations of the Company following a termination of Mr. Slatoff’s employment other than continued indemnification rights and coverage under the Company’s directors’ and officers’ liability insurance policies.

Mr. Slatoff has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during his employment and for one year following his termination for “cause” or without “good reason,” all on the terms set forth in the employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning shares of restricted stock and stock awards outstanding for each of the NEOs as of March 31, 2014:

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Strauss Zelnick(3)	—	—	—	—	—
Lainie Goldstein	6/10/2013	64,734	1,419,617	—	—
	11/7/2012	392,685	8,611,582	—	—
	5/31/2012	73,230	1,605,934	—	—
Seth Krauss(4)	6/10/2013	64,734	1,419,617	—	—
	11/7/2012	360,723	7,910,655	—	—
	5/31/2012	73,230	1,605,934	—	—
Karl Slatoff(3)	—	—	—	—	—

(1)	Time-based restricted stock awards and performance-based restricted stock awards with respect to which the performance criteria have been satisfied, in each case made under the Plan, which awards vest, subject to continuing employment, in three equal annual installments commencing on the first anniversary of the date of grant, provided that awards granted on November 7, 2012 vest in six unequal installments over an approximately 65-month period, subject to satisfaction of certain stock price thresholds.
(2)	Value determined based on closing price of the common stock of $21.93 on March 31, 2014, the final business day of fiscal 2014.
(3)	Messrs. Zelnick and Slatoff have not received grants of stock or option awards. Messrs. Zelnick and Slatoff are partners in ZelnickMedia, to which the Company granted options to purchase 2,009,075 shares of common stock at an exercise price of $14.74 per share in August 2007, 1,500,000 shares of restricted stock in June 2008 and 2,750,000 shares of restricted stock in November 2011. On February 18, 2014, ZelnickMedia exercised all of the options issued to it by the Company on a net settlement basis, receiving 557,419 shares of common stock. 200,000 shares of restricted stock vested in each of June 2009, June 2010 and June 2011, respectively, and 1,894,750 shares of restricted stock remained unvested as of March 31, 2014. The value of the unvested shares based on the closing price of the common stock on March 31, 2014 was $41,551,867.
(4)	On June 27, 2014, Mr. Krauss departed from the Company to pursue a new career opportunity. As a result of his departure, Mr. Krauss forfeited all of his unvested equity awards, equal to 440,493 shares worth $9,858,233 (based on the closing price of the common stock on June 27, 2014).

Stock Vested During 2014 Fiscal Year

The following table sets forth information concerning the vesting of shares of restricted stock held by each of the NEOs during fiscal 2014. The value realized from vested restricted stock is deemed to be the market value of the common stock on the date of vesting multiplied by the number of shares.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Strauss Zelnick(1)	—	—
Lainie Goldstein	97,235	1,894,484
Seth Krauss	105,484	1,922,505
Karl Slatoff(1)	—	—

(1)	As discussed above, Messrs. Zelnick and Slatoff have not received grants of stock or option awards, but are partners in ZelnickMedia, which has received certain grants. On February 18, 2014, ZelnickMedia exercised all of the options issued to it by the Company on a net settlement basis, receiving 557,419 shares of common stock. 200,000 shares of restricted stock vested in each of June 2009, June 2010 and June 2011, respectively, and 1,894,750 shares of restricted stock remained unvested as of March 31, 2014. The value of the unvested shares based on the closing price of the common stock on March 31, 2014 was $41,551,867. The value of the shares that vested in June 2009, June 2012 and June 2011, based on the closing price of the common stock on March 31, 2014, was $13,158,000.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension benefit or retirement benefit plans providing specified retirement payments and benefits for our employees.

Nonqualified Deferred Compensation Plan Benefits

We do not currently sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments Upon Termination or Change in Control

Ms. Goldstein is, and, prior to his departure, Mr. Krauss was, entitled to receive certain amounts and benefits upon termination of their employment or a change in control pursuant to their employment agreements. Additionally, Ms. Goldstein is, and, prior to his departure, Mr. Krauss was, eligible to participate in the CIC Severance Plan, to the extent they would be or would have been, as applicable, entitled to receive greater amounts and benefits under the CIC Severance Plan than under their employment agreements. Messrs. Zelnick and Slatoff are not entitled to receive directly any severance benefits from the Company upon a termination of employment or change in control.

Employment Agreements

Lainie Goldstein

Pursuant to the terms of Ms. Goldstein’s employment agreement, Ms. Goldstein will be entitled to receive the following severance benefits upon a termination by the Company without cause (including a non-renewal of the agreement as well as her resignation following certain events that will be deemed a termination without cause): (i) a lump sum payment within 30 days of termination equal to the sum of (w) 1.5 times her then-current base salary, (x) 1.5 times her target bonus of 70% of base salary, (y) a prorated target bonus for the year of termination (equal to 50% of target if such termination occurs during the first half of the year, and 100% of target if such termination occurs during the second half of the year), and (z) any unpaid bonuses earned in respect of prior years; (ii) reimbursement for the cost of continued health insurance coverage under COBRA for 18 months (or until Ms. Goldstein becomes entitled to coverage with a subsequent employer); and (iii) immediate vesting in all outstanding and unvested options and shares of restricted stock then held by her. Ms. Goldstein has agreed not to compete with the Company or solicit any of the Company’s customers or personnel during her employment and for one year following any termination of her employment, all on the terms set forth in the employment agreement.

The employment agreement also provides that, upon a change in control of the Company, Ms. Goldstein will be entitled to a retention bonus equal to three months’ base salary upon the closing of the transaction, and three months’ base salary upon the six month anniversary thereof, in each case subject to her continued employment with the Company through the applicable payment date (or an earlier termination by the Company without cause (including a non-renewal of the employment agreement as well as her resignation following certain events that will be deemed a termination without cause)). The employment agreement also provides that any amounts received by her in connection with a change in control will be reduced if, pursuant to the excise tax provisions of the Code relating to “parachute payments,” such reduction would result in a greater after-tax benefit to her.

Seth Krauss

Pursuant to the terms of Mr. Krauss’s employment agreement, prior to his departure, Mr. Krauss was entitled to receive the following severance benefits upon a termination by the Company without cause (including a non-renewal of the employment agreement as well as his resignation following certain events that would have been deemed a termination without cause): (i) a lump sum payment within 30 days of termination equal to the sum of (w) 1.5 times his then-current base salary, (x) 1.5 times his target bonus of 70% of base salary, (y) a prorated target bonus for the year of termination (based upon the number of days worked by Mr. Krauss during such year had such termination occurred during the first half of the year, and equal to 100% of target had such termination occurred during the second half of the year), and (z) any unpaid bonuses earned in respect of prior years; (ii) reimbursement for the cost of continued health insurance coverage under COBRA for 18 months (or until Mr. Krauss became entitled to coverage with a subsequent employer); and (iii) immediate vesting in all outstanding and unvested options and shares of restricted stock then held by him. The employment agreement provided that any severance amounts received by Mr. Krauss would be reduced if, pursuant to the excise tax provisions of the Code relating to “parachute payments,” such reduction would result in a greater after-tax benefit to him. Subject to the New York Rules of Professional Conduct, Mr. Krauss agreed not to compete with the Company or solicit any of the Company’s customers or personnel during his employment and for one year following any termination of his employment, all on the terms set forth in the employment agreement.

CIC Severance Plan

Pursuant to the CIC Severance Plan, certain eligible employees, including Ms. Goldstein and, prior to his departure, Mr. Krauss, may receive certain benefits upon a termination of employment either by the Company without “cause” or voluntarily for “good reason,” in either case during the 12-month period following a change in control of the Company. The benefits that Ms. Goldstein would be and, prior to his departure, Mr. Krauss would have been, entitled to receive upon a qualifying termination of employment under the CIC Severance Plan consist of the following:

•	a cash severance payment equal to 150% of the sum of the NEO’s annual base salary and target annual bonus or incentive opportunity;

•	continued health benefits for a period of 18 months; and

•	full and immediate vesting of all outstanding and unvested equity awards.

For purposes of the CIC Severance Plan, Ms. Goldstein will be, and, prior to his departure, Mr. Krauss would have been, deemed to have resigned for “good reason” if the resignation occurs or occurred, as applicable, in connection with any of the events specified in the employment agreements, such that the resignation would be or would have been, as applicable, tantamount to a termination without cause under the terms of the employment agreements. For purposes of the CIC Severance Plan, “cause” generally means a participant’s continued failure to substantially perform the participant’s duties after receipt of notice from the Company, a participant’s criminal conviction which is demonstrably injurious to the Company, a participant’s felony conviction, a participant’s gross negligence which affects the Company or a participant’s failure to adhere to the Company’s written policies or to cooperate in any investigation or inquiry involving the Company.

Severance benefits provided under the CIC Severance Plan are subject to reduction to avoid any excise tax on “parachute payments” under Section 280G of the Code if the employee would benefit from such reduction as opposed to receiving the full severance benefits and paying the excise tax. All employees who accept severance payments and, if applicable, the continued health coverage under the CIC Severance Plan are required to sign a release and are subject to restrictions on the solicitation of employees and customers of the Company for a period of six months following termination as well as a non-disparagement obligation. In addition, all employees who accept any benefits under the CIC Severance Plan are subject to a duty to cooperate reasonably with the Company in any litigation relating to matters in which the employee was personally involved. We do not provide for any tax gross-ups in respect of any excise taxes on parachute payments.

The tables below set forth amounts to be paid or benefits received by those NEOs entitled to receive any amounts or benefits upon termination of their employment or a change in control, assuming the applicable triggering event occurred on March 31, 2014.

Lainie Goldstein	Termination Without Cause ($)(1)	Death or Disability ($)	Change in Control Termination Without Cause or for Good Reason ($)		Change in Control Without Termination ($)
Cash Payment	1,625,625	—	1,625,625		—
Continuation of Medical Insurance	11,560	—	11,560		—
Acceleration of Equity Awards(2)	11,637,133	11,637,133	11,637,133		11,637,133
Pro-rated Bonus	446,250	446,250	446,250		—
Stay Bonus	—	—	318,750		318,750

Total Termination Benefits	13,720,568	12,083,383	14,039,318	(3)	11,955,883	(3)

Seth Krauss(4)	Termination Without Cause ($)(1)	Death or Disability ($)	Change in Control Termination Without Cause or for Good Reason ($)		Change in Control Without Termination ($)
Cash Payment	1,466,250	—	1,466,250		—
Continuation of Medical Insurance	35,793	—	35,793		—
Acceleration of Equity Awards(2)	10,936,206	10,936,206	10,936,206		10,936,206
Pro-rated Bonus	402,500	402,500	402,500		—

Total Termination Benefits	12,840,749	11,338,706	12,840,749	(3)	10,936,206	(3)

(1)

Under Ms. Goldstein’s employment agreement, a termination without cause includes a resignation following certain events so as to be deemed a constructive termination by the Company without cause and the Company’s non-renewal of the employment agreement. For purposes of Ms. Goldstein’s employment agreement, “cause” generally means Ms. Goldstein’s continued failure to substantially perform duties under the employment agreement after receipt of notice from the Company, Ms. Goldstein’s criminal conviction which is demonstrably injurious to the Company, Ms. Goldstein’s felony conviction, Ms. Goldstein’s gross negligence which significantly affects the Company or Ms. Goldstein’s material failure to adhere to the Company’s material written policies or to cooperate in any investigation or inquiry involving the Company. For purposes of Ms. Goldstein’s employment agreement, Ms. Goldstein’s resignation in connection with the following events will be tantamount to a termination without cause: a material breach of the employment agreement by the Company, a material diminution in Ms. Goldstein’s title, status, position or responsibilities, the Company’s failure to timely pay compensation due under the employment agreement, a material reduction in Ms. Goldstein’s salary or target bonus, assignment of duties to Ms. Goldstein which are materially inconsistent with the duties set forth in the employment agreement, relocation of Ms. Goldstein’s principal place of employment beyond 10 miles from its then-current location or the failure of any successor to assume the Company’s obligations under the employment agreement. Mr. Krauss’s employment agreement, while in effect prior to his departure, contained the same concepts and definitions as Ms. Goldstein’s agreement described in this footnote.
(2)	The value of restricted stock is calculated by multiplying the number of shares of restricted stock that accelerate by the per share closing price of the common stock on March 31, 2014.
(3)	In the event that the total amounts payable in connection with a change in control to Ms. Goldstein would trigger or, prior to his departure, Mr. Krauss would have triggered, an excise tax on “parachute payments” under Section 280G of the Code, then pursuant to their respective employment agreements, the total amounts payable in the scenarios illustrated in this table would be or would have been, as applicable, reduced in order to avoid triggering the excise tax if Ms. Goldstein would benefit or Mr. Krauss would have benefitted from such reduction as opposed to paying the excise tax.
(4)	Mr. Krauss voluntarily departed from the Company in June 2014 to pursue a new career opportunity. In connection with his departure, Mr. Krauss did not receive any severance payments or benefits.

Compensation of Directors During 2014 Fiscal Year

The Compensation Committee has the responsibility for establishing appropriate compensation and reimbursement policies for non-employee members of the Board of Directors. Such compensation may include, but is not limited to, the following elements: board or committee retainer, board or committee meeting fees, committee chair retainer or fees, equity compensation, benefits and perquisites. All directors, other than Mr. Zelnick, are regarded as non-employee directors.

Pursuant to its charter, the Compensation Committee periodically reviews non-employee director compensation and benefits. As part of this review in fiscal 2014, the Compensation Committee engaged Aon-Hewitt to provide competitive market data and advice regarding outside director compensation. As a result of this study, the Board of Directors increased fees payable to directors to the amounts described below and changed the vesting for future grants of equity so that such grants will vest in full after one year. The Compensation Committee determined not to change the compensation payable to our non-employee directors for fiscal 2015.

The key elements of the compensation payable to our non-employee directors are as follows:

Annual Retainer. Each non-employee director is paid an annual retainer of $225,000 in quarterly installments following the end of each quarter of service. Of this amount, $60,000 of the annual retainer is paid in cash and $165,000 is paid in shares of restricted stock. In addition, the Lead Independent Director receives an additional annual retainer of $200,000, of which $100,000 is paid in cash in quarterly installments and $100,000 is paid in shares of restricted stock. The Lead Independent Director does not receive any additional compensation for serving as chairperson of the Executive Committee. In lieu of receiving a cash payment, non-employee directors may make an irrevocable election to receive 100% of their annual retainer and committee fees, if applicable, in shares of restricted stock. For fiscal 2014, Mr. Bowman elected to receive 100% of his respective annual retainer and committee fees in shares of stock.

Fees for Committee Members. As additional compensation for service as chairperson, the Audit Committee chair receives an annual cash retainer of $35,000, the Compensation chair receives an annual cash retainer of $25,000 and the Corporate Governance chair receives an annual cash retainer of $20,000. In addition, (i) members of the Audit Committee, other than the chair, receive an additional annual cash retainer of $13,000; (ii) members of the Compensation Committee, other than the chair, receive an additional annual cash retainer of $8,750; and (iii) members of the Corporate Governance Committee, other than the chair, receive an annual cash retainer of $6,500. The independent members of the Executive Committee, other than the chair, receive an additional cash retainer of $25,000.

Restricted Stock. The shares of restricted stock granted to non-employee directors vest on the first anniversary of the pricing date (discussed below). Grants of restricted stock are generally made on the fifth trading day following the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, however, the grant date for grants made in the first quarter of fiscal 2014 coincided with the date of the Compensation Committee’s next meeting on June 10, 2014. The number of shares of restricted stock granted is determined by dividing the dollar value of the restricted stock to be delivered by the average of the closing prices of our common stock on the ten trading days prior to the fifth trading day following the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

Reimbursement of Certain Expenses. Non-employee directors are reimbursed for travel expenses to attend Board of Directors and committee meetings and to attend director education seminars in accordance with policies approved from time to time.

Director Stock Ownership Requirements. The Company has adopted stock ownership requirements for non-employee directors of the Company. Under these requirements, non-employee directors shall own shares of common stock having a value equal to three times the annual cash retainer paid by the Company to its non-employee directors, which cash retainer is currently $60,000. Current non-employee directors shall achieve such stock position within five years after the date of the adoption of the requirements and future non-employee directors shall achieve such ownership position within five years after the date of their election to the Board of Directors. Information regarding executive officer stock ownership requirements is set forth in this Proxy Statement under “Compensation Discussion and Analysis.” Each independent director on the Board for more than one year actually owned shares considerably in excess of the requirements as of record date.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors during fiscal 2014.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Robert A. Bowman	95,000	(2)	169,424	264,424
Michael Dornemann	179,807		272,138	451,945
J Moses	93,307		169,424	262,731
Michael Sheresky	116,500		169,424	285,924
Susan Tolson(3)	3,853		8,708	12,561
Strauss Zelnick(4)	—		—	—
SungHwan Cho(4)	54,750		126,605	181,355
Brett Icahn(4)	51,563	(2)	126,605	178,168
James L. Nelson(4)	56,587		126,605	183,192

(1)	Represents the aggregate grant date fair value of awards granted to our directors during fiscal 2014, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For additional information with respect to stock awards or option awards granted during fiscal 2014, see Note 13 under the heading “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2014. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. As of March 31, 2014, Messrs. Bowman, Dornemann, Moses and Sheresky held 23,276, 37,386, 23,276 and 23,276 outstanding stock awards, respectively, and Messrs. Zelnick, Cho, Icahn and Nelson, and Ms. Tolson, did not hold any outstanding stock awards.
(2)	For fiscal 2014, Messrs. Bowman and Icahn elected to receive all of their annual retainer and committee fees in shares of common stock. In accordance with SEC regulations, these amounts are reported in the table as fees earned or paid in cash, rather than as stock awards. On June 10, 2013, August 7, 2013, November 6, 2013 and February 11, 2014, respectively, 1,464, 1,368, 1,344 and 1,283 shares of stock were granted to Mr. Bowman, with grant date fair values of $16.54, $18.06, $17.83 and $19.21, respectively, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, and on June 10, 2013, August 7, 2013 and November 6, 2013, respectively, 924, 864 and 849 shares of stock were granted to Mr. Icahn, with grant date fair values of $16.54, $18.06 and $17.83, respectively, as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.
(3)	Ms. Tolson was appointed to the Board of Directors to fill a vacancy on March 13, 2014. The amounts disclosed above represent pro-rated payments of the cash and stock portions of her director compensation for fiscal 2014.
(4)	Messrs. Cho, Icahn and Nelson resigned from the Board of Directors on November 26, 2013. Amounts disclosed above represent pro-rated payments of the cash portion of their directors’ compensation for fiscal 2014. As a result of their resignations, the outstanding stock awards held by Messrs. Cho, Icahn and Nelson were forfeited, equal to 24,450 shares worth $391,445, 25,299 shares worth $405,037 and 24,450 shares worth $391,445, respectively, based on the closing price of the common stock on November 26, 2013.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Messrs. Dornemann, Moses and Sheresky served as members of the Compensation Committee. During fiscal 2014:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of the Company’s executive officers served on the compensation committee (or another Board of Directors committee with similar functions or, if none, the entire Board of Directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Board of Directors.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 15, 2014 (unless otherwise noted) relating to the beneficial ownership of shares of the common stock by (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding common stock, (ii) each current director, (iii) each director nominee, (iv) each of the NEOs and (v) all current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Common Stock Beneficially Owned
BlackRock, Inc.(3)	12,367,725	14.82%
The Vanguard Group, Inc.(4)	5,543,398	6.64%
Citadel Advisors LLC(5)	4,820,861	5.78%
Strauss Zelnick(6)	2,102,934	2.52%
Karl Slatoff(7)	1,752,490	2.10%
Lainie Goldstein	579,391	*
Seth Krauss(8)	486,537	*
Robert A. Bowman	109,161	*
J Moses	98,522	*
Michael Sheresky	66,036	*
Michael Dornemann	33,382	*
Susan Tolson	2,500	*
All directors and executive officers as a group (8 persons)(9)	2,991,926	3.58%

*	Less than 1%.
(1)

Unless otherwise indicated, the address of each beneficial owner is Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of Citadel Advisors LLC is 131 Dearborn Street, 32nd Floor, Chicago, IL 60603. The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)	Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days after the Record Date upon the exercise of options and is not deemed to be the beneficial owner of securities that may not be acquired within 60 days after the Record Date upon the exercise of options (referred to in the footnotes below as “unvested options”). Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days after the Record Date have been exercised.
(3)	Based on information contained in a report on Schedule 13G/A filed with the SEC on January 10, 2014.
(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 12, 2014. The Vanguard Group, Inc. reported shared dispositive authority with Vanguard Fiduciary Trust Company with respect to 113,397 of these shares. The Vanguard Group, Inc. reported shared dispositive authority with Vanguard Investments Australia, Ltd. with respect to 7,600 of these shares.
(5)	Based on information contained in a report on Schedule 13G filed with the SEC on February 4, 2014.
(6)	Mr. Zelnick is a partner at ZelnickMedia. The shares listed include 215,444 shares of common stock held by Zelnick/Belzberg Living Trust (such shares are indirectly held by Mr. Zelnick), 135,000 shares of common stock held by Wendy Jay Belzberg 2012 Family Trust (such shares are indirectly held by Mr. Zelnick) and 1,752,490 shares of common stock held by ZelnickMedia (such shares are not held individually by Mr. Zelnick).
(7)	Mr. Slatoff is a partner at ZelnickMedia. The shares listed include 1,752,490 shares of common stock held by ZelnickMedia (such shares are not held individually by Mr. Slatoff).
(8)	Based on information available prior to Mr. Krauss’s departure from the Company.
(9)	The 1,752,490 shares of common stock held by ZelnickMedia, and beneficially owned by Messrs. Zelnick and Slatoff, are only included once.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

The Company is party to a Management Agreement, dated as of March 10, 2014, and effective April 1, 2014 (the “2014 Management Agreement”), with ZelnickMedia. The 2014 Management Agreement replaces the Company’s previous Management Agreement with ZelnickMedia, dated as of May 20, 2011 (the “2011 Management Agreement”), which in turn had superseded the Company’s original Management Agreement with ZelnickMedia, dated as of March 30, 2007, as amended as of July 27, 2007 and February 14, 2008 (the “Original Agreement”). Once effective, the 2014 Management Agreement superseded and replaced the 2011 Management Agreement and the Original Agreement, except as otherwise contemplated in the 2014 Management Agreement.

Under the terms of the 2014 Management Agreement, ZelnickMedia provides financial and management consulting services to the Company.

Term and Personnel. The 2014 Management Agreement provides for a term through March 31, 2019, unless earlier terminated in accordance with its terms. Under the 2014 Management Agreement, ZelnickMedia continues to provide certain individuals as it deems appropriate for the performance of the 2014 Management Agreement. Specifically (i) Mr. Zelnick serves as Executive Chairman of the Board and CEO of the Company, (ii) Mr. Slatoff serves as the Company’s President, and (iii) other ZelnickMedia personnel as appropriate provide services to the Company on a project-by-project, as needed basis.

If Mr. Zelnick or any other employee of ZelnickMedia acting in an executive capacity for the Company pursuant to the 2014 Management Agreement is unable or unavailable to serve in such capacity (other than due to a termination by the Company without Cause or their resignation for Good Reason (as such terms are defined in such person’s employment agreement with the Company or, in the case of Mr. Zelnick, in the 2014 Management Agreement)), and ZelnickMedia is unable to provide a qualified individual within a reasonable period of time to serve in such capacity who is reasonably satisfactory to the Board, then the Company may fill such position with a person not affiliated with ZelnickMedia and deduct the costs of such person’s compensation from ZelnickMedia’s compensation under the 2014 Management Agreement (with such deduction limited to no more than 60% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Zelnick and no more than 40% of the aggregate compensation payable to ZelnickMedia if such person replaces Mr. Slatoff).

Management Fee and Annual Bonus Opportunity. Under the 2014 Management Agreement, the Company pays a monthly management fee equal to $247,500 per month ($2,970,000 annualized). The management fee will not be increased or decreased during the term of the 2014 Management Agreement. In addition to the monthly management fee, ZelnickMedia receives an annual bonus, subject to the achievement by the Company of certain performance thresholds in respect of each of the five fiscal years ending March 31, 2015, 2016, 2017, 2018 and 2019. For each fiscal year, the annual bonus opportunity ranges from $0 (at 80% of the Target, as defined in the 2014 Management Agreement) to $4,752,000 (at 150% of the Target or greater). The annual bonus opportunity will not be increased or decreased during the term of the 2014 Management Agreement. If the 2014 Management Agreement is terminated by the Company without Cause (as defined in the 2014 Management Agreement) or by ZelnickMedia for Good Reason (as defined in the 2014 Management Agreement) (whether before or after a Change in Control (as defined in the 2014 Management Agreement)), ZelnickMedia is entitled to be paid on the date of termination an amount equal to the sum of (i) the earned but unpaid portion of the management fee, (ii) any accrued but unpaid annual bonus for a completed fiscal year and (ii) three times the sum of the per annum management fee plus the Target bonus amount.

Expense Reimbursement. Under the 2014 Management Agreement, ZelnickMedia is entitled to the reimbursement of reasonable out-of-pocket expenses in connection with the 2014 Management Agreement and the rendering of services thereunder.

Limits on Compensation. Under the 2014 Management Agreement, no more than 60% of the aggregate compensation payable to ZelnickMedia under the 2014 Management Agreement (whether in the form of the management fee, the annual bonus or the restricted unit awards) shall be received by or conveyed to Mr. Zelnick (or such other employee of ZelnickMedia that serves as Executive Chairman and CEO of the Company) and no more than 40% of such aggregate compensation shall be received by or conveyed to Mr. Slatoff (or such other employee of ZelnickMedia that serves as the President of the Company).

Restrictions on Sale of Vested Stock. Under the 2014 Management Agreement, prior to March 31, 2019 (or earlier in the event of a Change in Control) ZelnickMedia and any Subject Person are prohibited from selling or otherwise disposing of any shares of common stock of the Company, if the Market Value of all shares of common stock of the Company (including any options, restricted stock and restricted units), after giving effect to such proposed sale or other disposition, owned by ZelnickMedia and each Subject Person in the aggregate as of the trading day immediately preceding the date of the proposed sale or disposition, would be less than five times (5x) the per annum management fee (excluding any bonuses).

Restricted Unit Awards

On April 1, 2014 (the “Effective Date”), the Company issued time-based and performance-based restricted units to ZelnickMedia, as further described below, pursuant to a form of Restricted Unit Agreement, entered into by the Company and ZelnickMedia (the “RU Agreement”). The Company, in its discretion, may grant additional equity awards to ZelnickMedia annually on each anniversary of the Effective Date over the course of the term of the 2014 Management Agreement. Unless the Proposal (as defined below) is approved, the restricted units granted pursuant to the RU Agreement will be settled solely in cash.

Time-Based Award. The Company issued to ZelnickMedia 178,654 time-based restricted units (such number determined by dividing $3,850,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to the Effective Date), which units will vest on April 1, 2016, provided that the 2014 Management Agreement has not been terminated prior to such date (the “Time-Based Award”). Notwithstanding the foregoing, the Time-Based Award will immediately vest in full if the 2014 Management Agreement is terminated by the Company without Cause or by ZelnickMedia for Good Reason. Conversely, ZelnickMedia will forfeit to the Company all restricted units under the Time-Based Award if the 2014 Management Agreement is terminated by the Company for Cause or by ZelnickMedia without Good Reason prior to April 1, 2016.

Performance-Based Award. The Company granted ZelnickMedia 440,836 performance-based restricted units (the “Performance Award”) (such number determined by dividing $4,750,000 by the average of the closing prices of the Company’s common stock for each trading day during the 10 trading day period immediately prior to the Effective Date), which units represent the maximum number of performance-based units that are eligible to vest and have been divided into three categories of vesting as follows: (i) on April 1, 2016, a number of New IP Performance-Based Units (as defined in the RU Agreement) will vest equal to the product of (x) the target number of New IP Performance-Based Units in such vesting tranche (27,552) multiplied by (y) the New IP Vesting Percentage (as defined in the RU Agreement), which ranges from 0% to 200%, (ii) on April 1, 2016, a number of Major IP Performance-Based Units (as defined in the RU Agreement) will vest equal to the product of (x) the target number of Major IP Performance-Based Units in such vesting tranche (27,552) multiplied by (y) the Major IP Vesting Percentage (as defined the RU Agreement), which ranges from 0% to 200%, and (iii) on April 1, 2016, a number of TSR Performance-Based Units (as defined in the RU Agreement) will vest equal to the product of (x) the target number of TSR Performance-Based Units in such vesting tranche (165,314) multiplied by (y) the TSR Vesting Percentage (as defined in the RU Agreement), which ranges from 0% to 200%. See “Compensation Discussion and Analysis—NEO Compensation Structure and Pay-for-Performance Principles—Compensation of Mr. Zelnick and Mr. Slatoff” for more information on the performance-based vesting criteria.

In the event that any portion of the Performance Award will not have vested as of April 1, 2016 or upon a termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, ZelnickMedia will forfeit to the Company any and all restricted units that have not vested as of such date.

Upon a termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested restricted stock or units granted pursuant to the Performance Award (including any restricted stock or units granted to ZelnickMedia during the term of the 2014 Management Agreement on or after the Effective Date) will vest on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control (as defined in the 2014 Management Agreement), for TSR Performance-Based Units, based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If the Company and ZelnickMedia fail to enter into a new management agreement on substantially similar terms in the aggregate as those provided under the 2014 Management Agreement upon the expiration of the term of the 2014 Management Agreement or otherwise fail to agree to extend the term of the 2014 Management Agreement, all unvested time-vesting restricted stock or units granted during the term of the 2014 Management Agreement on or after the Effective Date will vest upon such expiration and all then-unvested performance-vesting restricted stock or units will vest based on the assumption that the applicable performance measure was achieved at the target level of performance for the applicable performance period or, prior to a Change in Control, for TSR Performance-Based Units, based on the actual level of performance achieved for each applicable performance measure as of the date of termination.

If a Change in Control occurs during the term of the 2014 Management Agreement, the 2014 Management Agreement will not automatically terminate and all unvested restricted units granted pursuant to the RU Agreement will vest as set forth in the RU Agreement, except that any restricted stock or units granted to ZelnickMedia on or after the Effective Date will vest upon the earlier to occur of (x) a termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason or (y) the second anniversary of the applicable date of grant, and, with respect to any performance-based restricted stock or units, in each case, based on the assumption of that the applicable performance measure was achieved at the target level of performance for the applicable performance period.

Existing Awards. Upon any termination of the 2014 Management Agreement by the Company for Cause or by ZelnickMedia without Good Reason, any then-unvested restricted stock or units granted prior to the Effective Date (including any awards granted pursuant to the 2011 Management Agreement or the Original Agreement) will be forfeited for no consideration. Upon any termination of the 2014 Management Agreement by the Company without Cause or by ZelnickMedia for Good Reason, any then-unvested time-based restricted stock or units granted prior to the Effective Date (including any awards granted pursuant to the 2011 Management Agreement or the Original Agreement) will vest, and any then-unvested performance-based restricted stock or units granted prior to the Effective Date will vest in accordance with the terms of the applicable grant agreement between the Company and ZelnickMedia.

Amendment to the 2009 Stock Incentive Plan. Under the 2014 Management Agreement, the Company has included a proposal in this Proxy Statement for the approval of an amendment of the Plan to amend the definition of “Consultants” in the Plan to include corporations, limited liability companies and other non-natural persons (in a form reasonably acceptable to ZelnickMedia) (the “Proposal”). Pursuant to the 2014 Management Agreement, in the event that the Proposal is approved, the Company will have the right to elect to settle the restricted units granted to ZelnickMedia pursuant to the 2014 Management Agreement in shares of the Company’s common stock that will be issued pursuant to the Plan. If the Proposal is not approved, the restricted units will be settled solely in cash.

Registration Statement. Within 45 days following the request of ZelnickMedia, the Company will file a Registration Statement on Form S-3 registering for resale all of the shares of the Company’s common stock issuable pursuant to awards granted to ZelnickMedia under the RU Agreement.

The foregoing descriptions of the 2014 Management Agreement and the RU Agreement (including the Time-Based Award and the Performance Award issuable to ZelnickMedia thereunder) are only a summary and are qualified in their entirety by reference to the full text of the 2014 Management Agreement (and the RU Agreement attached as Exhibit A thereto), which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 10, 2014 and incorporated herein by reference.

Awards Under the 2011 Management Agreement

Restricted Stock Awards. Pursuant to the 2011 Management Agreement, the Company issued time-based and performance-based restricted stock to ZelnickMedia in November 2011, as further described below.

Time-Based Award. The Company granted ZelnickMedia a restricted stock award of 1,100,000 shares of common stock that vests in equal installments on each of the first, second, third, and fourth anniversaries of April 1, 2011, provided that the 2014 Management Agreement has not been terminated prior to the applicable vesting date.

Performance-Based Award. The Company granted ZelnickMedia a restricted stock award of 1,650,000 shares of common stock that is eligible to vest in four equal “vesting tranches” on each of the first four anniversaries of April 1, 2011, respectively, based on the Company’s total shareholder return relative to the total shareholder return of the companies that constitute the NASDAQ Composite Index (the “Peer Companies”) during each of the four fiscal years of the Company ending March 31, 2012, 2013, 2014, and 2015. To earn all of the shares, the Company must perform at the 75th percentile, or top quartile, of the NASDAQ Composite Index.

In the event that fewer than 100% of the shares in any of the first three vesting tranches vest with respect to the applicable fiscal year, the unvested shares will remain eligible to vest on each subsequent vesting date for the remaining tranches, based on the Company’s total shareholder return relative to the total shareholder return of the Peer Companies from April 1, 2011, through such subsequent vesting date.

On April 1, 2012, the first vesting tranche included 305,250 shares, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 62nd percentile. On April 1, 2013, no vesting of shares occurred reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies below the 50th percentile. On April 1, 2014, 486,750 shares vested, reflecting the Company’s total shareholder return relative to the total shareholder return of the Peer Companies in the 59nd percentile for the third vesting tranche (from April 1, 2013), and the 50th percentile for the previously unvested portions of the first and second tranches (from April 1, 2011).

Policy on Transactions with Related Persons

The Board of Directors has adopted a policy requiring that any transaction: (1) involving the Company or any of its subsidiaries and (2) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; be approved or ratified by a majority of the independent directors of the full Board.

In determining whether to approve or ratify any such transaction, the independent directors of the Board must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to the Company than those involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if the director, or an immediate family member of such director, has a direct or indirect material interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

The members of our Board of Directors, our executive officers and persons who beneficially own more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, as amended, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2014, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

The statements contained in this Proxy Statement which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be considered at the Annual Meeting?

•	the election as directors of the six nominees named in the attached Proxy Statement;

•	the approval of certain amendments to the Plan, including an increase in the available shares reserved thereunder, and the re-approval of the performance goals specified therein;

•	the approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015; and

•	such other business that may properly come before the Annual Meeting or any adjournment thereof.

How does the Board recommend that shareholders vote on these matters?

Your Board of Directors believes that the election of the nominated directors, the approval of the amendments to the Plan and the re-approval of the performance goals specified therein, the approval of the compensation of the named executive officers and the ratification of the appointment of Ernst & Young LLP (“E&Y”) are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of these proposals.

Who is entitled to vote?

Shareholders of record as of the close of business on July 25, 2014 (the “Record Date”) are entitled to attend and vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock held on each matter submitted to a vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The rules of the SEC permit us to make our proxy materials available to beneficial owners of our stock electronically over the Internet without mailing printed copies of the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our beneficial owners. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our 2014 Annual Report, on the website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy can be found in the Notice of Internet Availability. In addition, beneficial owners may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one Notice of Internet Availability or proxy card?

It may mean that you hold shares registered in more than one account. Follow the voting instructions provided on each Notice of Internet Availability that you received to ensure that all of your shares are voted. If you received paper proxy cards, sign and return all proxy cards to ensure that all of your shares are voted. You may call American Stock Transfer & Trust Company at 1-800-937-5449 if you have any questions regarding the share information or your address appearing on the paper proxy card.

How do I vote?

You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability.

If you received a full set of proxy materials and your shares are registered directly with American Stock Transfer & Trust Company you may vote via the Internet at www.proxyvote.com. Although we encourage you to vote via the Internet, you may also sign and date each paper proxy card you receive and return it in the prepaid envelope; the paper proxy card may also contain instructions for voting by telephone. The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked in the manner described above.

If you hold your shares through a stock broker, nominee, fiduciary or other custodian you may also be able to vote through a program provided through Broadridge Financial Solutions (“Broadridge”) that offers Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. (Eastern Time) on September 15, 2014.

What happens if I do not give specific voting instructions?

For Shares Directly Registered in the Name of the Shareholder: If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf “FOR” the election of the nominated directors, “FOR” the amendments to the Plan and the re-approval of the performance goals specified therein, “FOR” the approval of the compensation of the named executive officers and “FOR” the ratification of the appointment of E&Y. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

For Shares Registered in the Name of a Brokerage Firm or Bank: If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, the approval of the amendments to the Plan and the re-approval of the performance goals specified therein, and the non-binding advisory vote to approve the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

What is an abstention?

An abstention is a properly signed proxy card that is marked “abstain” or properly completed instructions via the Internet to the same effect.

How do I sign the paper proxy card?

Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign the proxy card, not the minor. If the stock is held in joint ownership, both owners must sign.

May I vote my shares in person at the Annual Meeting?

For Shares Directly Registered in the Name of the Shareholder: Yes, however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you wish to give a proxy to someone other than the individuals named as proxies on the enclosed proxy card, you may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign the card and give the proxy card to that person for use at the meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank: Yes, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting, and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the meeting without a legal proxy and a signed ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet or telephone or by mail.

Who will count the votes?

A representative of Broadridge will tabulate the votes and act as independent inspector of election.

What constitutes a quorum?

The holders of a majority of the outstanding shares of common stock on the Record Date present in person or represented by proxy constitutes a quorum for the Annual Meeting. As of the close of business on July 15, 2014, 83,468,280 shares of common stock were issued and outstanding. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes (as described above) will be counted for purposes of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

What vote is needed to approve the matters to be presented at the Annual Meeting?

In an uncontested election for directors, the six persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. However, the Company’s Bylaws provide that any nominee for director who receives a greater number of votes “withheld” from the individual’s election than votes “for” such election promptly shall tender the individual’s resignation to the Corporate Governance Committee for consideration following certification of the shareholder vote. See above under the heading “Election of Directors (Proposal 1)—Policy on Majority Voting for Directors.” A “FOR” vote by a majority of the votes cast is required to approve the amendments to the Plan and the re-approval of the performance goals specified therein pursuant to applicable NASDAQ rules; a “FOR” vote by a majority of the votes cast is required to approve, on a non-binding advisory basis, the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement; and a “FOR” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of E&Y and to approve any shareholder proposal. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote (but not cast), other than for purposes of the proposal to approve the amendments to the Plan and the non-binding advisory vote to approve the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement, for which an abstention will have the effect of a vote “against” such proposal, while broker non-votes will not be deemed present and entitled to vote. Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of the date by which shareholder proposals must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, the Company did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies for a fee of $20,000, plus reimbursement of its out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and these entities may be reimbursed by the Company for their expenses. Proxies also may be solicited by directors, officers or employees of the Company in person or by telephone, e-mail or other means. No additional compensation will be paid to such individuals for these services.

How may I communicate with the Board of Directors?

Shareholders wishing to send communications to the Board of Directors individually or as a group may do so by writing to: The Board of Directors of Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: Investor Relations. You should identify your communication as being from a shareholder of the Company. The Company may require reasonable evidence that your communication or other submission is made by a shareholder of the Company before transmitting your communication to the Board of Directors.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents and/or Notices of Internet Availability. This means that only one copy of our Proxy Statement and/or Notice of Internet Availability is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attn: Investor Relations; our main telephone number is (646) 536-2842. If you want to receive separate copies of our proxy statements and/or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.take2games.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended March 31, 2014, without charge to any shareholder upon written request to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attn: Investor Relations.

NO INCORPORATION BY REFERENCE

In its filings with the SEC, the Company sometimes “incorporates by reference” certain information. This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of the Board of Directors” and the “Report of the Compensation Committee of the Board of Directors” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.”

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company currently anticipates holding its Annual Meeting of Shareholders for its fiscal year ending March 31, 2015 in September 2015. Accordingly, shareholders who wish to present proposals, nominate directors or present other business appropriate for consideration at the Company’s Annual Meeting of Shareholders to be held in 2015 must submit the proposal in proper form and in satisfaction of the conditions established by the SEC, to the Company at its address set forth on the first page of this Proxy Statement not later than April 6, 2015 in order for the proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such annual meeting.

As provided in the Company’s bylaws, for any proposal, director nomination or other business that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2015 Annual Meeting of Shareholders, notice of intention to present the proposal, nominate directors or present other appropriate business must be received in writing by the Company by no earlier than May 19, 2015 and no later than June 18, 2015. Address all notices of intention to present proposals at the 2014 Annual Meeting of Shareholders to Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attn: Investor Relations.

OTHER MATTERS

The Board of Directors is aware of no other matter, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

Annex A

TAKE-TWO INTERACTIVE SOFTWARE, INC.

2009 STOCK INCENTIVE PLAN

Amended and Restated Effective July 23, 2014

ARTICLE I

PURPOSE AND HISTORY

The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors stock-based incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

This Plan was originally adopted on April 23, 2009, amended on February 18, 2010, July 12, 2011, July 11, 2012 and July 24, 2013, and amended and restated in its present form on July 23, 2014.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Acquisition Event” means the consummation of: a merger or consolidation in which the Company is not the surviving entity, any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or the sale or transfer of all or substantially all of the Company’s assets. The occurrence of an Acquisition Event shall be determined by the Committee in its sole discretion.

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Committee; provided, however, that if the Common Stock subject to any Award does not constitute “service recipient stock” for purposes of Section 409A of the Code, such Award shall be designed in a manner intended to comply with Section 409A of the Code.

2.3 “Award” means any grant under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award. All Awards shall be evidenced by, and subject to the terms of, a written agreement executed by the Company and the Participant. Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) perpetration by a Participant of an illegal act that could cause significant economic injury to the Company; (iii) a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company or an Affiliate as determined by the Company in its sole discretion; (iv) continuing willful and deliberate failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and a reasonable opportunity (not to exceed 30 days) to effectuate a cure as determined by the Company; or (v) a Participant’s material failure to adhere to the Company’s written policies or to cooperate in any investigation or inquiry involving the Company, provided that the Participant is given notice and a reasonable opportunity (not to exceed 30 days) to effectuate a cure as determined by the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.6 “Change in Control” has the meaning set forth in Section 11.2.

2.7 “Change in Control Price” has the meaning set forth in Section 11.1.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.9 “Committee” means: (a) with respect to the application of the Plan to Eligible Employees and Consultants, the Compensation Committee of the Board or such other committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom it is intended to be (i) a “non-employee director” as defined in Rule 16b-3; (ii) to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code; and (iii) an “independent director” as defined under NASD Rule 5605(a)(2) or such other applicable stock exchange rule; and (b) with respect to the application of the Plan to Non-Employee Directors, the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.10 “Common Stock” means the common stock, $0.01 par value per share, of the Company.

2.11 “Company” means Take-Two Interactive Software, Inc., a Delaware corporation, and its successors by operation of law.

2.12 “Consultant” means any Person who provides bona fide consulting or advisory services to the Company or its Affiliates, which are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.13 “Detrimental Activity” means:

(a)

disclosing, divulging, furnishing or making available to anyone at any time, except as necessary in the furtherance of Participant’s responsibilities to the Company or any of its Affiliates, either during or subsequent to Participant’s service relationship with the Company or its Affiliates, any knowledge or information with respect to confidential or proprietary information, methods, processes, plans or materials of the Company or any of its Affiliates, or with respect to any other confidential or proprietary aspects of the business of the Company or any of its Affiliates, acquired by the Participant at any time prior to the Participant’s Termination;

(b)	any activity while employed or performing services that results, or if known could reasonably be expected to result, in the Participant’s Termination for Cause;

(c)	(i) directly or indirectly soliciting, enticing or inducing any employee of the Company or of any of its Affiliates to be employed by a person, firm or corporation that is, directly or indirectly, in competition with the business or activities of the Company or any of its Affiliates; (ii) directly or indirectly approaching any such employee for these purposes; (iii) authorizing or knowingly approving the taking of such actions by other persons on behalf of any such person, firm or corporation, or assisting any such person, firm or corporation in taking such action; (iv) directly or indirectly soliciting, raiding, enticing or inducing any person, firm or corporation (other than the U.S. Government or its agencies) who or which is, or at any time from and after the date of grant of the Award was, a customer of the Company or of any of its Affiliates to become a customer for the same or similar products or services that it purchased from the Company or any of its Affiliates, for any other person, firm or corporation, or approaching any such customer for such purpose or authorizing or knowingly approving the taking of such actions by any other person;

(d)	Disparagement, or inducement of others to do so, of the Company or its Affiliates or their past and present officers, directors, employees or products; or

(e)	a material breach of any written agreement between the Participant and the Company or any of its Affiliates (including, without limitation, any employment agreement or noncompetition or nonsolicitation or confidentiality agreement).

Unless otherwise determined by the Committee at grant and set forth in an Award agreement, Detrimental Activity shall not be deemed to occur after the end of the one-year period following the Participant’s Termination. For purposes of subsections (a), (c) and (e) above, the Chief Executive Officer of the Company (or the Committee, in the case of the Chief Executive Officer of the Company) has the authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization. If it is determined by a court of competent jurisdiction that any provision in the Plan in respect of Detrimental Activities is excessive in duration or scope or otherwise is unenforceable, then such provision may be modified or supplemented by the court to render it enforceable to the maximum extent permitted by law.

2.14 “Disability” means (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “disability” (or words of like import)), a permanent and total disability as defined in Section 22(e)(3) of the Code; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “disability” (or words of like import), “disability” as defined under such agreement. A Disability shall only be deemed to occur at the time of the determination by the Company of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.15 “Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity with whom the Company or its Affiliates has a business relationship that could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.16 “Effective Date” means the effective date of the Plan as defined in Article XV.

2.17 “Eligible Employee” means each employee of the Company or an Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.19 “Exercisable Awards” has the meaning set forth in Section 4.2(d).

2.20 “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day on which the Award is granted, or if such grant date is not a trading day, the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or, if not a day on which the applicable market is open, the next day that it is open.

2.21 “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time.

2.22 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries or its Parent (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.23 “Limited Stock Appreciation Right” has the meaning set forth in Section 7.5.

2.24 “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

2.25 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.26 “Non-Tandem Stock Appreciation Rights” has the meaning set forth in Section 7.3.

2.27 “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.28 “Other Stock-Based Award” means an Award under Article IX of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, a restricted stock unit or an Award valued by reference to an Affiliate.

2.29 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.30 “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to the Plan.

2.31 “Performance Period” means the duration of the period determined by the Committee in its sole discretion, and set forth in an Award agreement, during which receipt of an Award is subject to the satisfaction of performance criteria.

2.32 “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.

2.33 “Plan” means this Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan, as amended from time to time.

2.34 “Reference Stock Option” has the meaning set forth in Section 7.1.

2.35 “Restricted Stock” means a share of Common Stock issued under the Plan that is subject to restrictions under Article VIII.

2.36 “Restriction Period” has the meaning set forth in Section 8.3(a).

2.37 “Retirement” means a voluntary Termination of Employment or Termination of Consultancy at or after age 65 or such earlier date after age 50 as may be approved by the Committee, in its sole discretion, at the time of grant, or thereafter provided that the exercise of such discretion does not make the applicable Award subject to Section 409A of the Code, except that Retirement shall not include any Termination with or without Cause. With respect to a Participant’s Termination of Directorship, Retirement means the failure to stand for reelection or the failure to be reelected on or after a Participant has attained age 65 or, with the consent of the Board, provided that the exercise of such discretion does not make the applicable Award subject to Section 409A of the Code, before age 65 but after age 50.

2.38 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.39 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable Treasury regulations thereunder.

2.40 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

2.41 “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.42 “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.43 “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII. A Tandem Stock Appreciation Right shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for a number of shares of Common Stock and/or cash (as determined by the Committee, in its sole discretion, on the date of grant) with a value equal to the difference between (a) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (b) the aggregate exercise price of such Stock Option (or such portion thereof). A Non-Tandem Stock Appreciation Right shall mean the right to receive a number of shares of Common Stock and/or cash (as determined by the Committee, in its sole discretion, on the date of grant) with a value equal to the difference between (i) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (ii) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.44 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants pursuant to Article VI.

2.45 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.46 “Tandem Stock Appreciation Rights” has the meaning set forth in Section 7.1.

2.47 “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.48 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.49 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity that is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

2.50 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Directorship in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Directorship thereafter.

2.51 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity that is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

2.52 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Employees, Consultants and Non-Employee Directors: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, and (iv) Other Stock-Based Awards. In particular, the Committee shall have the authority:

(a)	to select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may be granted hereunder;

(b)	to determine whether and to what extent Awards are to be granted hereunder to one or more Eligible Employees, Consultants or Non-Employee Directors;

(c)	to determine when an Award may be granted hereunder; provided that the grant date for Awards granted hereunder shall be during the 45 day period following the Company’s filing of its quarterly report on Form 10-Q or the 30 day period following the Company’s filing of its annual report on Form 10-K pursuant to the Exchange Act (or, in the case of a Change in Control occurring outside of any such periods, immediately prior to such Change in Control);

(d)	to determine, in accordance with the terms of the Plan, the number of shares of Common Stock to be covered by each Award granted hereunder;

(e)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(f)	to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(g)	to determine whether and under what circumstances an Award may be settled in cash, Common Stock and/or Restricted Stock under Section 6.3(e);

(h)	to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant in any case, in a manner intended to comply with Section 409A of the Code;

(i)	to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)	to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to an Award for a period of time as determined by the Committee, in its sole discretion, following the date of such Award; and

(k)	generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

3.3 Guidelines. Subject to Article XII, the Committee shall, in its sole discretion, have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may, in its sole discretion, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may, in its sole discretion, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. The Plan is intended to comply with the applicable requirements of Rule 16b-3 and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company shall be as fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/ Delegation of Authority/ Liability.

(a)	The Committee may, in its sole discretion, designate employees of the Company and its Affiliates and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers or employees of the Company and its Affiliates to execute agreements or other documents on behalf of the Committee relating to the grant of Awards. In addition, the Board or the Committee may (to the extent permitted by applicable law and applicable exchange rules) delegate to the Company’s Chief Executive Officer the authority to grant Awards to Eligible Employees or Consultants who are (i) not then “covered employees” (as defined in Section 162(m) of the Code) and are not expected to be covered employees at the time of recognition of income resulting from such Award, (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (iii) not then subject to Section 16 of the Exchange Act; provided that, in no event will the number of shares of Common Stock that may be granted by the Chief Executive Officer pursuant to the foregoing exceed (A) 10,000 shares to any such individual during any fiscal quarter or, (B) 100,000 shares in the aggregate during any fiscal quarter. Prior notice to the General Counsel or Secretary of the Company shall be given with respect to any Award granted pursuant to the authority delegated pursuant to this Section 3.6(a) and any such Award shall be reported to the Committee in accordance with guidelines established by the Committee.

(b)	The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board or any person to whom authority has been delegated pursuant to Section 3.6(a) above shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.7 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, employees, directors or members or former officers, directors or members may have under applicable law, under the Certificate of Incorporation or By-Laws of the Company or any Affiliate, by contract or otherwise. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares.

(a)	General Limitations. The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 27,208,954, which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Award granted under the Plan expires, terminates, is canceled or is forfeited for any reason, the number of shares of Common Stock underlying any such Award shall again be available for the purpose of Awards under the Plan, as provided in this Section 4.1(a). If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock that may be issued under the Plan. Notwithstanding anything herein to the contrary, other than with respect to Incentive Stock Options, any share of Common Stock subject to an Award that again becomes available for grant pursuant to this Section 4.1(a) shall be added back to the maximum aggregate limit. The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by (i) the total number of Stock Options or Stock Appreciation Rights exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement, (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Award and (iii) any shares of Common Stock repurchased on the open market with the proceeds of an Stock Option exercise price.

(b)	Individual Participant Limitations.

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options, Stock Appreciation Rights or Other Stock-Based Awards or shares of Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii), which may be granted under the Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 1,000,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all such foregoing types of Awards does not exceed 4,000,000 (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Eligible Employee’s or Consultant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii) The maximum number of shares of Common Stock subject to any Award of Stock Options (other than Incentive Stock Options), Stock Appreciation Rights, shares of Restricted Stock or Other Stock-Based Awards that may be granted under the Plan during any fiscal year of the Company to each Non-Employee Director shall be 50,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 100,000 (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Non-Employee Director’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(iii) There are no annual individual Eligible Employee or Consultant share limitations on Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is not subject to attainment of Performance Goals in accordance with Section 8.3(a)(ii).

4.2	Changes.

(a)	The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, (vi) any Section 4.2 Event, (vii) any Other Extraordinary Event, or (viii) any other corporate act or proceeding.

(b)	Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award or under other Awards granted under the Plan, (iii) the purchase price thereof, and/or (iv) the individual Participant limitations set forth in Section 4.1(b) (other than those based on cash limitations) shall be appropriately adjusted. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including, without limitation, by reason of any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee in accordance with the foregoing shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. In connection with any Section 4.2 Event, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Awards and payment in cash or other property in exchange therefore (provided that if the exercise price of any Exercisable Award equals or exceeds the Fair Market Value at the time of the Section 4.2 Event, no payment shall be required to cancel such Exercisable Award). Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c)

Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d)	In the event of an Acquisition Event, the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options or Stock Appreciation Rights or any Other Stock Based Award that provides for a Participant elected exercise (“Exercisable Awards”) effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise his or her Exercisable Awards that are then outstanding to the extent vested as of the date on which such notice of termination is delivered (or, without regard to any limitations on exercisability otherwise contained in the Award agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If the Acquisition Event does take place after giving such notice, an Exercisable Award not exercised prior to the date of the consummation of the Acquisition Event shall be forfeited simultaneously with the consummation of the Acquisition Event. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may, in its sole discretion, terminate any Exercisable Award for which the exercise price is equal to or exceeds the Fair Market Value without payment of consideration therefor.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Exercisable Awards pursuant to this Section 4.2(d), then the applicable provisions of Section 4.2(b) and Article XI shall apply.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY AND GENERAL REQUIREMENTS FOR AWARDS

5.1 General Eligibility. All Eligible Employees, Consultants, Non-Employee Directors and prospective employees and consultants are eligible to be granted Awards, subject to the terms and conditions of the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective employee or consultant is conditioned upon such individual actually becoming an Eligible Employee or Consultant.

ARTICLE VI

STOCK OPTIONS

6.1 Options. Each Stock Option granted under the Plan shall be one of two types: (a) an Incentive Stock Option; or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall, in its sole discretion, have the authority to grant to any Eligible Employee (subject to Section 5.2) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall, in its sole discretion, have the authority to grant any Consultant or Non-Employee Director Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee, in its sole discretion, shall deem desirable:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b)	Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c)	Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant and set forth in an Award agreement. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods or upon attainment of certain financial results), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Award agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Stock Option, the Company shall be entitled to cause all Stock Options held by the Participant to immediately terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period commencing on the later of the date the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such date, and upon the Company’s request the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). In the event that a written employment agreement or other similar written agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(d)

Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form acceptable to the Company and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock which, solely to the extent necessary to avoid adverse accounting consequences for the Company, have been owned by the Participant for a period of at least six months (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee, in its sole discretion). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)	Non-Transferability of Options. No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable without payment or consideration to a Family Member in whole or in part and in such circumstances, and under such conditions, as determined by the Committee, in its sole discretion. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award agreement.

(f)	Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may, in its sole discretion, amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g)	Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may, in its sole discretion, subject to Section 12(g), (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without his or her consent and provided further that such action does not subject the Stock Options to Section 409A of the Code), and (ii) accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised).

(h)	Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to certain restrictions as determined by the Committee and be treated as Restricted Stock. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee, in its sole discretion, determines to be appropriate.

(i)	Other Terms and Conditions. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall, in its sole discretion, deem appropriate.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2 Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)	Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c)	Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.3(c).

(d)	Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.

(e)	Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or shares of Common Stock (as determined by the Committee, in its sole discretion, on the date of grant) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement, multiplied by the number of shares in respect of which the Tandem Stock Appreciation Right shall have been exercised.

(f)	Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g)	Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.3(f) of the Plan.

7.3 Non-Tandem Stock Appreciation Rights. Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan (“Non-Tandem Stock Appreciation Rights”).

7.4 Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:

(a)	Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)	Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c)	Exercisability. Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant and set forth in an Award agreement. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Award agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Non-Tandem Stock Appreciation Right, the Company shall be entitled to cause all Non-Tandem Stock Appreciation Rights held by the Participant to immediately terminate and expire, (ii) as a condition of the exercise of a Non-Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period commencing on the later of the date the Stock Appreciation Right is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such date, and upon the Company’s request the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(d)	Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e)	Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or shares of Common Stock (as determined by the Committee, in its sole discretion, on the date of grant) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Fair Market Value of one share of Common Stock on the date the right was awarded to the Participant.

(f)	Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5 Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a limited stock appreciation right (a “Limited Stock Appreciation Right”). Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award agreement, the Participant shall receive in cash or Common Stock, as determined by the Committee, an amount equal to the amount (a) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (b) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights, as applicable.

ARTICLE VIII

RESTRICTED STOCK

8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall, in its sole discretion, determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine, in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

8.2 Awards and Certificates. Eligible Employees, Consultants and Non-Employee Directors selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)	Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)	Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such other period as the Committee may specify) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c)	Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Take-Two Interactive Software, Inc. (the “Company”) 2009 Stock Incentive Plan (as the same may be amended or supplemented from time to time, the “Plan”) and an agreement entered into between the registered owner and the Company dated . Copies of such Plan and agreement are on file at the principal office of the Company.”

(d)	Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a)	(i) Restriction Period. Unless otherwise provided in an Award agreement, the Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in a Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of performance goals pursuant to Section 8.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award. In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(ii) Objective Performance Goals, Formulae or Standards. If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the Performance Goals and the applicable vesting percentage of the Restricted Stock Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. To the extent provided in a Restricted Stock Award agreement, such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

(b)	Rights as a Stockholder. Except as provided in this subsection (b) and subsection (a) above and as otherwise determined by the Committee as set forth in an Award agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares in the event of a merger, recapitalization, reorganization or similar event involving the Company. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, and, except as otherwise provided by the Committee in an Award agreement, the payment of dividends with respect to shares of Restricted Stock that vest based on the attainment of Performance Goals shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(c)	Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant and the Participant shall be responsible for such certificate upon receipt thereof (including for any replacement costs). All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or, except as otherwise set forth in an Award agreement, other limitations imposed by the Committee.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.1 Other Awards. The Committee, in its sole discretion, is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including, but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall, in its sole discretion, have authority to determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals set forth on Exhibit A as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the vesting of such Other Stock-Based Awards based on a performance period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable performance period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto.

9.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article IX shall be subject to the following terms and conditions:

(a)	Non-Transferability. Subject to the applicable provisions of the Award agreement and the Plan, shares of Common Stock subject to Awards made under this Article IX may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)	Dividends or Dividend Equivalents. Unless otherwise determined by the Committee at the time of grant, subject to the provisions of the Award agreement and the Plan, the recipient of an Award under this Article IX shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award. To the extent the recipient of an Award under this Article XI is entitled to receive dividends or dividend equivalents with respect to an Award, except as otherwise provided by the Committee in an Award agreement, the payment of dividends with respect to an Award that vests based on the attainment of Performance Goals shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Award to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(c)	Vesting. Any Award under this Article IX and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee,

in its sole discretion. In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(d)	Price. Common Stock issued on a bonus basis under this Article IX may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article IX shall be priced, as determined by the Committee in its sole discretion.

(e)	Payment. Form of payment for the Other Stock-Based Award shall be specified in the Award agreement.

ARTICLE X

TERMINATION

10.1 Termination. The following rules apply with regard to the Termination of a Participant.

(a)	Rules Applicable to Stock Option and Stock Appreciation Rights. Unless otherwise determined by the Committee at grant as set forth in an Award agreement or in any written employment agreement or other similar written agreement between the Company or any of its Affiliates and a Participant in effect on the date of grant (or, in either case, if no rights of the Participant are reduced, thereafter):

(i) Termination by Reason of Death, Disability or Retirement. If a Participant’s Termination is by reason of death, Disability or the Participant’s Retirement (other than a Retirement described in Section 10.2(a)(iii)(z) below), all Stock Options or Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination (including pursuant to Section 6.3(d)) may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a one-year period from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights; provided, however, if the Participant dies within such exercise period, all unexercised Stock Options or Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(ii) Involuntary Termination Without Cause. If a Participant’s Termination is by involuntary termination without Cause, all Stock Options or Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination (including pursuant to Section 6.3(d)) may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights; provided, however, if the Participant dies within such exercise period, all unexercised Stock Options or Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(iii) Termination for Cause or Voluntary Termination. If a Participant’s Termination: (x) is for Cause, (y) is a voluntary Termination (other than a Retirement), or (z) is a Retirement after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options or Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination. Notwithstanding the foregoing, if a Participant’s Termination is voluntary with the consent of the Company, then the Company may provide that all Stock Options or Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination (including pursuant to Section 6.3(d)) may be exercised by the Participant at any time within a period not to exceed 90 days from the date of such Termination, but in no event beyond the expiration of the stated terms of such Stock Options or Stock Appreciation Rights.

(iv) Unvested Stock Options and Stock Appreciation Rights. Stock Options or Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(b)	Rules Applicable to Restricted Stock and Other Stock-Based Awards. Unless otherwise determined by the Committee at grant as set forth in an Award agreement or otherwise provided in any written employment agreement or other similar written agreement between the Company or any of its Affiliates and a Participant in effect on the date of grant (or, in either case, if no rights of the Participant are reduced, thereafter) upon a Participant’s Termination for any reason: (i) during the relevant Restriction Period, all Restricted Stock still subject to restriction shall be forfeited; and (ii) any unvested Other Stock-Based Awards shall be forfeited; provided, however, that if a Participant who is an Eligible Employee experiences a Termination by reason of death or Disability, the Committee may, in its discretion, within sixty (60) days of such Termination, accelerate the vesting of all or a portion of such Restricted Stock or Other Stock-Based Awards as of the date of such Termination, and no forfeiture shall be deemed to have occurred with respect thereto. For the avoidance of doubt, any Restricted Stock or Other Stock-Based Awards that vest prior to a Participant’s Termination (including pursuant to Section 8.3(a)(ii)) shall not be forfeited.

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1 Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award agreement or in a written employment agreement between the Company and a Participant, the Participant’s Award shall be treated in accordance with one of the following methods as determined by the Committee in its sole discretion:

(a)	Awards, whether or not then vested by their terms, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d), as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same or other appropriate distribution as other Common Stock on such terms as determined by the Committee in it sole discretion; provided, however, that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto).

(b)	The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate (or the cancellation and extinguishment thereof pursuant to the terms of a merger or other purchase agreement entered into by the Company) for an amount of cash equal to the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards (less, solely in the case of Exercisable Awards, the aggregate exercise price of such Awards). For purposes of this Section 11.1, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c)	The Committee may, in its sole discretion, provide for the cancellation of any particular Exercisable Award or Exercisable Awards without payment, if the Change in Control Price is less than the exercise price of such Award(s).

(d)	Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at the time of grant or at any time thereafter.

Notwithstanding any other provisions of the Plan or an Award agreement to the contrary, with respect to any Award granted on or after July 23, 2014, no Award agreement or written employment agreement between the Company and the Participant shall provide that the vesting, payment, purchase or distribution of an Award will be accelerated by reason of a Change in Control for any Participant unless the Participant’s employment is involuntarily terminated as a result of the Change in Control. For purposes of this Section 11.1, a Participant’s employment will be deemed to have been involuntarily terminated as a result of a Change in Control if it is involuntarily terminated other than for Cause at any time beginning on the date of the Change in Control up to and including the first (1st) anniversary of the Change in Control.

11.2 Change in Control. Unless otherwise determined by the Committee at grant as set forth in an Award agreement, a “Change in Control” shall be deemed to have occurred:

(a)	upon any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)	a merger or consolidation of the Company or a Subsidiary with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; or

(c)	upon the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing, with respect to any portion of any Award under this Plan that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, (x) a liquidation of the Company shall not constitute a Change in Control and (y) a Change in Control shall be deemed to have occurred upon the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding anything herein to the contrary, in no event shall stockholder approval of a transaction which, if consummated, would constitute a Change in Control, constitute a Change in Control.

ARTICLE XII

TERMINATION OR AMENDMENT OF PLAN

12.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination (including rights under any

Award agreement), may not be materially impaired without the consent of such Participant and, provided further, without the approval of the stockholders of the Company in accordance with the laws of the State of Delaware, to the extent required by the applicable provisions of Rule 16b-3 or Section 162(m) of the Code, pursuant to the requirements of NASD Rule 5635(c) or such other applicable stock exchange rule, or, to the extent applicable to Incentive Stock Options, Section 422 of the Code, no amendment may be made that would:

(a)	increase the aggregate number of shares of Common Stock that may be issued under the Plan pursuant to Section 4.1 (except by operation of Section 4.2);

(b)	increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2);

(c)	change the classification of Eligible Employees, Non-Employee Directors or Consultants eligible to receive Awards under the Plan;

(d)	decrease the minimum option price of any Stock Option or Stock Appreciation Right;

(e)	extend the maximum option period under Section 6.3;

(f)	alter the Performance Goals for the Award of Restricted Stock or Other Stock-Based Awards subject to satisfaction of Performance Goals as set forth in Exhibit A;

(g)	other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights when the exercise price thereof exceeds Fair Market Value in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; or

(h)	require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Stock Option or Stock Appreciation Right, or to make any other amendment that would require stockholder approval under NASD Rule 5635(c), or the rules of any other exchange or system on which the Company’s securities are listed or traded at the request of the Company.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially adversely impair the rights of any holder without the holder’s consent.

ARTICLE XIII

UNFUNDED PLAN

13.1 Unfunded Status of Plan. The Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but that are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Legend. If set forth in an Award agreement, the Committee may require each person receiving shares of Common Stock pursuant to an Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law-related representations as the Committee shall request. If set forth in an Award agreement, in addition to any legend required by the Plan, the certificates and/or book entry accounts for such shares may include any legend that the Committee, in its sole discretion, deems appropriate to reflect any restrictions on Transfer.

To the extent permitted in an Award agreement, all certificates and/or book entry accounts for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any national securities exchange system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

14.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the advanced consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

14.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or provided herein or permitted by the Committee as set forth in an Award agreement, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.6 Listing and Other Conditions. Unless otherwise provided in an Award agreement:

(a)	Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)	If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful and will not result in the imposition of excise taxes on the Company.

(c)	Upon termination of any period of suspension under this Section 14.6, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)	A Participant shall be required to supply the Company with any certificates, representations and information that the Company reasonably requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

14.7 Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

14.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

14.9 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.10 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.11 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

14.12 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

14.13 Death/Disability. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may, in its discretion, also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.14 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may, in its sole discretion, establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.15 Section 409A of the Code. Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

14.16 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

14.17 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.18 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

14.19 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

ARTICLE XV

EFFECTIVE DATE OF PLAN

The Plan shall become effective upon adoption by the Board or such later date as provided in the adopting resolution, subject to the approval of the Plan by the stockholders of the Company within 12 months before or after adoption of the Plan by the Board in accordance with the requirements of the laws of the State of Delaware.

ARTICLE XVI

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date the Plan is adopted by the Board and the date of stockholder approval, but Awards granted prior to such tenth anniversary may, and the Committee’s authority to administer the terms of such Awards shall, extend beyond that date; provided, however, that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals set forth on Exhibit A.

ARTICLE XVII

NAME OF PLAN

The Plan shall be known as the “Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of the grant or vesting of Awards of Restricted Stock and/or Other Stock-Based Awards, each intended to be “performance-based” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals (“Performance Goals”):

(a)	earnings per share;

(b)	operating income;

(c)	operating profit margin;

(d)	net income;

(e)	cash flow;

(f)	gross profit;

(g)	gross profit return on investment;

(h)	gross margin return on investment;

(i)	gross margin;

(j)	working capital;

(k)	earnings before interest and taxes;

(l)	earnings before interest, tax, depreciation and amortization;

(m)	return on equity;

(n)	return on assets;

(o)	return on capital;

(p)	return on invested capital;

(q)	net revenues;

(r)	gross revenues;

(s)	revenue growth;

(t)	total shareholder return;

(u)	economic value added;

(v)	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

(w)	the fair market value of the shares of the Company’s Common Stock;

(x)	the growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends; or

(y)	reduction in expenses.

To the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(iii) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual Participant performance goals, as determined by the Committee, in its sole discretion.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also (a) designate additional business criteria on which the performance goals may be based; or (b) adjust, modify or amend the aforementioned business criteria.

Annex B

Reconciliation of GAAP to Non-GAAP Measures

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses Non-GAAP measures of financial performance. Included in this Proxy Statement are certain Non-GAAP financial measures: Non-GAAP Net Income and Non-GAAP Revenue. The Company believes that these Non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in gaining an understanding of the Company’s ongoing business. These Non-GAAP financial measures also provide for comparative results from period to period. Therefore, the Company believes it is appropriate to exclude the impact of certain items as follows:

•

Net effect from deferral in net revenues and related cost of goods sold—the Company defers revenue and related costs from the sale of certain titles that have undelivered elements upon the sale of the game and recognizes that revenue upon the delivery of the undelivered elements. As there is no impact to the Company’s operating cash flow, management excludes the impact of deferred net revenue and related costs from its Non-GAAP financial measures when evaluating the Company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. In addition, we believe that these Non-GAAP financial measures provide a more timely indication of trends in our business, provide comparability with the way our business is measured by analysts, and provide consistency with industry data sources.

•

Stock-based compensation—the Company does not consider stock-based compensation charges when evaluating business performance and management does not contemplate stock-based compensation expense in its short- and long-term operating plans. As a result, the Company has excluded such expenses from its Non-GAAP financial measures.

•

Business reorganization, restructuring and related expenses—although the Company has incurred business reorganization expenses in the past, each charge relates to a discrete event based on a unique set of business objectives. Management does not believe these charges reflect the Company’s primary business, ongoing operating results or future outlook. As such, the Company believes it is appropriate to exclude these expenses and related charges from its Non-GAAP financial measures.

•

Non-cash amortization of discount on convertible notes—the Company records non-cash amortization of discount on convertible notes as interest expense in addition to the interest expense already recorded for coupon payments. The Company excludes the non-cash portion of the interest expense from its Non-GAAP financial measures because these amounts are unrelated to its ongoing business operations.

•

Loss on extinguishment of debt—the Company recorded a loss on extinguishment of debt as a result of settling its 4.375% Convertible Notes in August 2013. The Company excludes the impact of such transactions when evaluating the Company’s operating performance. Management does not believe this loss reflects the Company’s primary business, ongoing operating results or future outlook. As such, the Company believes it is appropriate to exclude this loss from its Non-GAAP financial measures.

•

Gain on convertible note hedge and warrants, net—the Company entered into unwind agreements with respect to its convertible note hedge and warrant transactions. As a result of the unwind agreements, these transactions were accounted for as derivatives whereby gains and losses resulting from changes in the fair value were reported in gain on convertible note hedge and warrants, net. The Company excludes the impact of such transactions when evaluating the Company’s operating performance. Management does not believe these gains and losses reflect the Company’s primary business, ongoing operating results or future outlook. As such, the Company believes it is appropriate to exclude these gains and losses from its Non-GAAP financial measures.

•

Non-cash tax expense for the impact of deferred tax liabilities associated with tax deductible amortization of goodwill—due to the nature of the adjustment as well as the expectation that it will not have any cash impact in the foreseeable future, the Company believes it is appropriate to exclude this expense from its Non-GAAP financial measures.

B-1

•

Discontinued operations—the Company does not engage in sales of subsidiaries on a regular basis and therefore believes it is appropriate to exclude such gains (losses) from its Non-GAAP financial measures. As the Company is no longer active in its discontinued operations, it believes it is appropriate to exclude income (losses) thereon from its Non-GAAP financial measures.

These Non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or superior to, GAAP results. These Non-GAAP financial measures may be different from similarly titled measures used by other companies.

(in millions, except share data)	Fiscal Year Ended March 31, 2014
Net Revenues
GAAP Net Revenues	$2,350,568
Net effect from deferral in net revenues	63,152
Non-GAAP Net Revenues	$2,413,720
Net Income
GAAP Net Income	$361,605
Net effect from deferral in net revenues and related cost of goods sold	36,179
Stock-based compensation	78,118
Business reorganization, restructuring and related	4,490

Non-cash amortization of discount on Convertible Notes	22,801
Loss on extinguishment of debt	9,014
Gain on convertible note hedge and warrants, net	(3,461)
Non-cash tax expense	1,890

Discontinued operations	86
Non-GAAP Net Income	$510,722

B-2

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TAKE-TWO INTERACTIVE SOFTWARE, INC. ATT: INVESTOR RELATIONS 622 BROADWAY NEW YORK, NY 10012

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	Strauss Zelnick	02	Robert A. Bowman	03	Michael Dornemann	04	J Moses	05	Michael Sheresky
06	Susan Tolson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	Approval of certain amendments to the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan and re-approval of the performance goals specified therein.	☐	☐	☐
3.	Approval, on a non-binding advisory basis, of the compensation of the Company’s “named executive officers” as disclosed in the Proxy Statement.	☐	☐	☐
4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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TAKE-TWO INTERACTIVE SOFTWARE, INC. Annual Meeting of Stockholders September 16, 2014 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dan Emerson and Linda Zabriskie, or any one of them acting individually, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in the discretion of the proxies on such other matters as may properly come before the meeting, all of the shares of common stock of Take-Two Interactive Software, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., local time on September 16, 2014, at the Trump Soho hotel, 246 Spring Street, Hudson Square Room, 3rd Floor, New York, New York 10013 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS BALLOT FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, and 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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